Filed Pursuant to Rule 424(b)(4)
Registration No. 333-225140
Registration No. 333-226135

PROSPECTUS

6,845,000 Shares of Common Stock

Pre-funded Warrants to Purchase up to 4,675,000 Shares of Common Stock

Common Warrants to Purchase up to 11,520,000 Shares of Common Stock

We are offering 6,845,000 shares of our common stock, pre-funded warrants to purchase up to 4,675,000 shares of our common stock and warrants to purchase up to an aggregate of 11,520,000 shares of our common stock (and the shares of common stock that are issuable from time to time upon exercise of the common warrants). The pre-funded warrants are being offered to each purchaser whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, in lieu of shares of common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant will equal the price per share at which the shares of common stock are being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. This prospectus also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. Each share of common stock and pre-funded warrant, is being sold together with a warrant to purchase a share of our common stock, at an exercise price of $2.10 per share. Each common warrant is being issued at a price of $0.01. The common warrants will be exercisable immediately and will expire five years from the date of issuance. The shares of common stock and pre-funded warrants, and the accompanying common warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance.

Our common stock is listed on The Nasdaq Capital Market under the symbol “SLS”. The last reported sale price for our common stock on The Nasdaq Capital Market on July 11, 2018 was $2.32 per share. The actual number of securities, the offering price per share, pre-funded warrant, and accompanying common warrant, and the exercise price for the accompanying common warrant will be as determined between us and the underwriters at the time of pricing, and may be at a discount to the current market price. There is no established public trading market for the pre-funded warrants or the common warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the pre-funded warrants or the common warrants on any national securities exchange.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus.

	Per Share and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Public offering price(1)	$2.1000	$2.0999	$24,191,532
Underwriting discounts and commissions(2)	$0.1470	$0.1470	$1,693,440
Proceeds, before expenses, to us	$1.9530	$1.9529	$22,498,092

(1)	The public offering price is $2.09 per share of common stock, $2.0899 per pre-funded warrant, and $0.01 per accompanying common warrant.
(2)	See the section entitled “Underwriting” beginning on page 141 of this prospectus for a description of the compensation payable to the underwriters.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock and any pre-funded warrants and common warrants to purchasers on or about July 16, 2018.

Joint Book-Running Managers

CANTOR	OPPENHEIMER & CO.

Lead Manager

MAXIM GROUP LLC

The date of this prospectus is July 12, 2018.

“SELLAS Life Sciences Group, Inc.,” “SELLAS,” the SELLAS logo, and other trademarks or service marks of SELLAS appearing in this prospectus are the property of our company. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies. Solely for convenience, trademarks and tradenames referred to in this prospectus appear (after the first usage) without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

You should read this prospectus, including the information incorporated by reference herein.

You should rely only on the information we have included or incorporated by reference into this prospectus. Neither we nor the underwriters have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference into this prospectus. You must not rely upon any information or representation not contained or incorporated by reference into this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered, or securities are sold, on a later date.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus and the information incorporated by reference herein. You should read all such documents carefully, especially the risk factors and our audited consolidated financial statements and the related notes included herein, before deciding to buy our securities. Unless the context requires otherwise, references in this prospectus to “SELLAS,” “Company,” “we,” “us” and “our” refer to SELLAS Life Sciences Group, Inc. and our subsidiaries. Unless otherwise expressly stated herein or the context requires otherwise, all information in this prospectus gives effect to a 1-for-20 reverse stock split that we effected on November 11, 2016 and a 1-for-30 reverse stock split that we effected on December 29, 2017.

Company Overview

We are a late-stage biopharmaceutical company focused on the development and commercialization of novel cancer immunotherapeutics for a broad range of indications. Our lead product candidate, galinpepimut-S, or GPS, is an immunotherapeutic agent licensed from Memorial Sloan Kettering Cancer Center, or MSK, which targets the Wilms tumor 1, or WT1, protein. WT1 has been shown to be present in 20 or more cancer types and is one of the most commonly expressed cancer antigens. GPS has been engineered to incorporate novel technology to preserve WT1 antigenicity and overcome the tolerance the immune system commonly develops to tumor antigens, a major challenge in the development of effective immunotherapies for cancer. Based on its mechanism of action as a direct immunizing agent, GPS has potential as a monotherapy or in combination with other immunotherapeutic agents to address a broad spectrum of hematological malignancies and solid tumor indications.

Phase 2 clinical trials for GPS are completed for two potential indications, acute myeloid leukemia, or AML, and malignant pleural mesothelioma, or MPM. We have planned Phase 3 clinical trials (pending funding availability) evaluating GPS as monotherapy for these two indications, with AML being our initial priority. GPS is also in early clinical development as a potential treatment for multiple myeloma, or MM, and epithelial ovarian cancer. We also plan to study GPS in up to four additional indications: as a combination therapy in small cell lung cancer, colorectal cancer, triple-negative breast cancer, or TNBC; and, as a monotherapy in chronic myelogenous leukemia, or CML. We received Orphan Drug Product designations for GPS from the U.S. Food and Drug Administration, or FDA, for AML, MPM and MM as well as Orphan Medicinal Product designations from the European Medicines Agency, or EMA, for AML and MPM, and Fast Track designation for AML and MPM from the FDA.

Pipeline

Our pipeline also includes the ongoing development programs of our predecessor company, including novel cancer immunotherapy programs for NeuVax (nelipepimut-S; a vaccine against the E75 peptide derived from the human epidermal growth factor 2, or HER2, protein), GALE-301 (a vaccine against the E39 peptide derived from the folate binding protein, or FBP), GALE-302 (a vaccine against the J65 peptide derived from FBP) and GALE-401 (a controlled release version of the approved drug anagrelide). NeuVax is currently in multiple investigator-sponsored Phase 2 clinical trials in breast cancer, including a prospective, randomized, single-blinded, controlled Phase 2b clinical trial of trastuzumab (Herceptin®) +/- NeuVax in HER2 1+/2+ breast cancer patients in the adjuvant setting to prevent recurrences.

On April 2, 2018, we announced that a pre-specified interim analysis of safety and efficacy, conducted by an independent Data Safety Monitoring Board, or DSMB, for the investigator sponsored Phase 2b NeuVax +

Herceptin study demonstrated a clinically meaningful difference in median disease-free survival, or DFS, in favor of the active arm, a primary endpoint of the study. The interim analysis further demonstrated a statistically significant and clinically meaningful improvement in DFS among a cohort of patients with TNBC associated with the NeuVax + Herceptin combination. Based on these results, and the DSMB’s recommendation, we plan to expeditiously seek regulatory guidance by the FDA for further development of NeuVax + Herceptin combination therapy in TNBC, a population of breast cancer patients with large unmet need. In June 2018, we announced that the sponsor-principal investigator of this study, after taking into account that key clinical development objectives were met as well as other regulatory considerations, and with our agreement, determined to terminate early the study. In addition, in late May 2018, we conducted two advisory meetings with global experts in regulatory affairs and breast cancer clinical development in order to determine the optimal path for further development of the NeuVax + Herceptin combination in TNBC in a pivotal setting and for engagement with the FDA and EMA.

GALE-301 and GALE-302, our E39 folate binding peptide vaccine product candidates, have completed early stage trials in ovarian, endometrial and breast cancers. Both candidates have received Orphan Drug Product designation by the FDA.

Our Strategy

We seek to use our expertise and understanding of cancer immunotherapy and general cancer therapeutic product development to advance novel products that have the potential to transform the current standard of care. The key components of our strategy are as follows:

•	Continue to rapidly advance our pipeline of product candidates through clinical development, including our potential first-in-class, lead immunotherapy product candidate, GPS, which we are currently developing in both monotherapy and combination therapy settings.

•	Address significant unmet need in patients with rare cancers allowing for the utilization of rare disease pathways and the potential for expedited approvals with the FDA and comparable foreign agencies.

•	Evaluate the potential for collaboration and license agreements with other biotechnology and pharmaceutical companies to develop our current and other future product candidates.

•	Selectively build focused commercial capabilities and establish commercial collaborations to maximize the value of our clinical development pipeline.

Cancer Immunotherapy Market Overview

The global market for cancer drugs (including immunotherapy drugs) is expected to reach $161.3 billion by end of 2021, growing at a compound annual growth rate, or CAGR, of approximately 7.4% from 2016 to 2021 (according to a December 2016 report by Zion Market Research). According to a September 2016 report by MarketsandMarkets, the global cancer immunotherapy market is expected to reach $119.4 billion by 2021 from $62.0 billion in 2016 at an estimated CAGR of 14.0%.

We expect that the first category of FDA-approved immunotherapies, immune synapse modulators (which includes checkpoint inhibitors and immune synapse co-stimulators), is likely to reach and exceed 90% of the immunotherapy market in the coming years, leaving approximately 10% for the other three major categories, which include peptide cancer active immunizers such as our product candidates, including GPS, NeuVax and the earlier stage peptide immunizers in our pipeline.

GPS targets malignancies and tumors characterized by an overexpression of the WT1 protein. The WT1 protein is one of the most widely expressed cancer proteins in multiple malignancies. A 2009 pilot project regarding the prioritization of cancer antigens conducted by the National Cancer Institute, or NCI, a division of the National Institutes of Health, or NIH, ranked the WT1 protein as a top priority for immunotherapy. WT1 is a protein that resides in the cell’s nucleus and participates in the process of cancer formation and progression. As such, it is classified as an “oncogene.” WT1 plays a key role in the development of the kidneys in fetal life, but then almost disappears from normal organs and tissues. In a wide variety of cancers (20 or more cancer types), WT1 becomes detectable again in the cells of these cancers. WT1 appears in large amounts (i.e., becomes “overexpressed”) in numerous hematological malignancies, including AML, MM and CML, as well as in many solid tumors such as MPM, gastrointestinal cancers (such as colorectal cancer), glioblastoma multiforme, TNBC, ovarian cancer and small-cell lung cancer. Overall, WT1 is expressed in at least 50% of tumor pathology specimens in 20 or more cancer types.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:

•	We have incurred significant losses since our inception, and anticipate we will continue to incur significant losses for the foreseeable future.

•	We will need to raise additional funds after this offering to finance our operations to further advance the development of our product candidates and to remain a going concern.

•	We have never generated any revenue from product sales and may never be profitable.

•	Our success will depend heavily on whether we can develop our product candidates.

•	We must obtain regulatory approval prior to marketing or commercializing our product candidates. To obtain regulatory approval, we must complete pre-clinical studies and clinical trials in compliance with regulatory approval requirements of the FDA and any applicable and comparable foreign regulators. If our clinical trials fail to satisfactorily demonstrate safety and efficacy to the FDA and other comparable foreign regulators, we may incur additional costs or experience delays in completing, or ultimately be unable to complete the development and commercialization of our product candidates.

•	Oncology is a highly competitive healthcare sector. The success of our cancer immunotherapies and any other future product candidates we may pursue will be related to the efficacy and safety outcomes of our clinical trials.

•	We are subject to several litigation matters and other liabilities and risks as a result of our legacy Galena business, which could have a material and adverse effect on our business and result of operations.

•	Our success relies on third-party suppliers and manufacturers. Any failure by such third parties, including failure to successfully perform and comply with regulatory requirements, could negatively impact our business and our ability to develop and market our product candidates, and our business could be substantially harmed.

•	Our commercial success depends upon attaining significant market acceptance of our current and future product candidates, if approved.

Merger and Private Placement

Merger

On December 29, 2017, we completed the business combination with SELLAS Life Sciences Group Ltd., or Private SELLAS, a privately held Bermuda exempted company, in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of August 7, 2017 and amended November 5, 2017, or the Merger Agreement, by and among our company, Sellas Intermediate Holdings I, Inc., Sellas Intermediate Holdings II, Inc., Galena Bermuda Merger Sub, Ltd., and Private SELLAS. We refer to this business combination throughout this prospectus as the Merger. As a result of the Merger, our business is now substantially comprised of the business of Private SELLAS, and although we are considered the legal acquiror of Private SELLAS, for accounting purposes, Private SELLAS is considered to have acquired our company in the Merger. Consequently, the Merger is accounted for as a reverse acquisition and Private SELLAS’ financial statements became our financial statements.

Immediately prior to the Merger, we effected a 1-for-30 reverse stock split of our outstanding common stock. Under the terms of the Merger Agreement, we issued shares of our common stock to Private SELLAS’ securityholders at an exchange ratio of 43.9972 shares of our common stock in exchange for each common share of Private SELLAS outstanding immediately prior to the Merger. We also assumed all of the restricted stock units, or RSUs issued and outstanding under the Private SELLAS Stock Incentive Plan #1, and all of the issued and outstanding warrants of Private SELLAS. Accordingly, such RSUs will now be settled in, and such warrants now are exercisable for, shares of our common stock. Accordingly, immediately after the Merger, there were approximately 5,766,891 shares of our common stock outstanding, with the former Private SELLAS securityholders owning approximately 67.5% of our fully diluted common stock, and our pre-Merger securityholders owning the remaining approximately 32.5%.

Upon completion of the Merger, we changed our name from “Galena Biopharma, Inc.” to “SELLAS Life Sciences Group, Inc.” and our financial statements became those of Private SELLAS, and our common stock began trading on The Nasdaq Capital Market under a new ticker symbol “SLS” on January 2, 2018.

Private Placement

On March 7, 2018, we entered into a securities purchase agreement with the investors named therein, pursuant to which we sold to the investors, in a private placement pursuant to Rule 4(a)(2) and Regulation S under the Securities Act, or the private placement, an aggregate of 10,700 shares of our newly-created non-voting Series A 20% convertible preferred stock, par value $0.0001 per share, or the Series A Preferred, and warrants to acquire an aggregate 1,383,631 shares of our common stock, par value $0.0001 per share, or the common stock, at an aggregate purchase price of $10.7 million. We closed the initial sale in March 2018, issuing an aggregate 5,987 shares of Series A Preferred and warrants to acquire an aggregate of 774,186 shares of common stock for aggregate gross proceeds of $6.0 million. We closed the second sale in May 2018, following stockholder approval on April 25, 2018, issuing an aggregate 4,713 shares of Series A Preferred and warrants to acquire an aggregate of 609,445 shares of our common stock, for aggregate gross proceeds of $4.7 million.

The 10,700 shares of Series A Preferred were initially convertible into an aggregate of 1,844,830 shares of our common stock based on an initial conversion price of $5.80 per share, which conversion price is subject to anti-dilution price protection in the event of non-exempt equity issuances at a price per share lower than the then applicable conversion price. As of July 11, 2018, we have issued 499,683 shares of our common stock upon conversion of 2,898 shares of our Series A Preferred, and 7,802 shares of Series A Preferred remain issued and outstanding. At the combined offer price of $2.10 per share and accompanying common warrant, the conversion price of the Series A Preferred would adjust to this lower price.

Under the securities purchase agreement for the Series A Preferred, in the event of a Qualified Offering (defined therein to be a public offering raising gross proceeds of no less than $20.0 million), the purchasers of the Series A Preferred have the right to acquire the securities sold in such Qualified Offering by converting their shares of Series A Preferred into the same securities sold in such offering on a $1.00 for $1.00 basis based on the stated

value of their shares of Series A Preferred. This offering will be a Qualified Offering giving rise to such right. The current stated value of the outstanding Series A Preferred is approximately $7.8 million, excluding accrued dividends. At the combined offering price of $2.10 for per share of common stock and accompanying common warrant sold in this offering, the holders of the Series A Preferred would have the right to exchange their Series A Preferred for approximately 3.7 million shares of our common stock (or a like number of pre-funded warrants) and common warrants to acquire an additional 3.7 million shares of our common stock on the same terms, including exercise price, as the warrants being sold in this offering.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC on April 13, 2018, or the 2017 Form 10-K, our Quarterly Report on Form 10-Q as filed with the SEC on May 15, 2018, or the 2018 Form 10-Q, and our Current Reports on Form 8-K as filed with the SEC, as described in the section entitled “Incorporation of Documents by Reference” beginning on page 148 of this prospectus.

Our Corporate Information

We were incorporated on April 3, 2006 in Delaware as Argonaut Pharmaceuticals, Inc. On November 28, 2006, we changed our name to RXi Pharmaceuticals Corporation and began operations in January 2007. On September 26, 2011, we changed our name to Galena Biopharma, Inc. In December 2017, we completed the Merger with Private SELLAS and changed our name to SELLAS Life Sciences Group, Inc.

Our principal executive offices are located at 315 Madison Avenue, 4th Floor, New York, NY 10017, and our phone number is (917) 438-4353. Our website address is www.sellaslife.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The Offering

Common stock offered by us	6,845,000 shares.

Pre-funded warrants offered by us in this offering	We are also offering pre-funded warrants to purchase up to 4,675,000 shares of our common stock to each purchaser whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, in lieu of shares of common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant will equal the price per share at which the shares of common stock are being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis.

Common warrants offered by us	We are also offering common warrants to purchase up to an aggregate of 11,520,000 shares of our common stock. Each share of our common stock and each pre-funded warrant is being sold together with a common warrant to purchase one share of our common stock. Each common warrant will have an exercise price of $2.10 per share, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. Each common warrant will be issued at a price of $0.01. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common warrants.

Common stock to be outstanding after this offering	12,999,377 shares (assuming none of the pre-funded warrants or common warrants issued in this offering are exercised).

Use of proceeds	We estimate the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $21.6 million. We intend to use the net proceeds from this offering to commence a pivotal Phase 3 trial of GPS in AML and to develop GPS in combination with pembrolizumab (Keytruda) in a Phase 1/2 proof of concept study, as well as for general corporate purposes and funding our working capital needs. See the section entitled “Use of Proceeds” beginning on page 65 of this prospectus.

Risk Factors	An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 11 of this prospectus and the similarly titled sections in the documents incorporated by reference into this prospectus.

Nasdaq Capital Market symbol	SLS. We do not intend to list the pre-funded warrants or the common warrants on any securities exchange or nationally recognized trading system.

Outstanding Shares

The number of shares of our common stock to be outstanding after this offering is based on 6,154,377 shares of common stock outstanding as of March 31, 2018 and excludes:

•	3,715,160 shares of common stock issuable upon conversion of 7,802 outstanding shares of non-voting 20% Series A Convertible Preferred Stock, or Series A Preferred (which includes shares issuable upon conversion of 4,713 Series A Preferred issued subsequent to March 31, 2018), as well as additional shares of common stock that may be issued as payment of dividends in respect of the Series A Preferred, as well as 499,683 shares of common stock issued in May 2018 upon conversion of 2,898 shares of Series A Preferred (and assuming no conversion into pre-funded warrants);

•	3,715,160 shares of common stock issuable upon exercise of common warrants potentially issuable to the holders of our 7,802 outstanding shares of Series A Preferred, pursuant to contractual terms in the purchase agreement providing the holders thereof the right to acquire the securities sold in this offering by converting their shares of Series A Preferred into the same securities on a $1.00 for $1.00 basis based on the stated value of their shares of Series A Preferred;

•	1,236,190 shares of common stock issuable as of the date hereof upon the exercise of common stock warrants outstanding as of March 31, 2018 at a weighted average exercise price of $64.43 per share, and 609,445 additional shares of common stock issuable as of the date hereof upon exercise of warrants issued subsequent to March 31, 2018, which have an exercise price of $6.59 per share;

•	127,558 shares of common stock issuable upon the exercise of $0.9 million aggregate principal amount of outstanding convertible promissory notes as of March 31, 2018, and an additional 11,142 shares of common stock issuable upon conversion of a $0.1 million convertible promissory note issued subsequent to March 31, 2018 ($0.8 million of which aggregate principal amount was converted subsequent to March 31, 2018 resulting in the issuance of an aggregate of 118,644 shares of common stock in April 2018);

•	414,671 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2018 at a weighted-average exercise price of $35.03 per share;

•	12,758 shares of common stock issuable upon settlement of outstanding restricted stock unit, or RSU, awards as of March 31, 2018;

•	400,799 shares of common stock available for future issuance under our 2017 Equity Incentive Plan, or the 2017 Plan, as of March 31, 2018;

•	115,131 shares of common stock available for future issuance under our Employee Stock Purchase Plan, or the ESPP, as of March 31, 2018;

•	228,672 shares of common stock issued to settle the case entitled Patel vs. Galena Biopharma, Inc. et. al ($1,250,000 of common stock based on the volume-weighted average closing price, or VWAP, for the 20 trading days immediately preceding June 21, 2018, the day before the transfer of the shares); and

•	shares of common stock that are issuable as payment pursuant to, and in respect of redemptions under, our senior secured debenture held by JGB (Cayman) Newton Ltd, or JGB.

Summary Condensed Consolidated Financial Data

The following table sets forth our summary condensed consolidated financial data for the periods indicated. We derived the following condensed consolidated statements of operations data for the years ended December 31, 2017 and 2016 from our audited consolidated financial statements and the related notes appearing in the 2017 Form 10-K, which is incorporated by reference into this prospectus. We derived the following condensed consolidated statements of operations data for the three months ended March 31, 2018 and 2017 and the following condensed consolidated balance sheet data as of March 31, 2018 from our unaudited interim condensed consolidated financial statements and the related notes appearing in the 2018 Form 10-Q, which is incorporated by reference into this prospectus. The unaudited interim condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements incorporated by reference in this prospectus and include, in our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information in those statements.

The following summary financial data should be read together with our consolidated financial statements and related notes appearing in the 2017 Form 10-K and in the 2018 Form 10-Q, as well as in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the 2017 Form 10-K and in our 2018 Form 10-Q, each of which are incorporated by reference into this prospectus. Our audited consolidated financial statements have been prepared in U.S. dollars in accordance with U.S. generally accepted accounting principles. Our historical results are not necessarily indicative of results that may be achieved in any future period and the results for the three months ended March 31, 2018 are not necessarily indicative of operating results that may be expected for the full year.

	Year Ended December 31,		Three Months Ended March 31,
	2017	2016	2018	2017
	(in thousands)
Statement of Operations Data:
Operating expenses:
Research and development	$6,067	$11,395	$1,804	$2,184
General and administrative	15,089	4,593	3,880	2,287
Severance costs	1,883	—	—	—

Total operating expenses and loss from operations	(23,039)	(15,988)	(5,684)	(4,471)

Change in fair value of warrant liability	—	—	1,881	—
Change in fair value of the contingent consideration	—	—	(3,411)	—
Loss on settlement of liability-classified warrants	—	—	(695)	—
Interest expense, net	(462)	(1,166)	(96)	(130)
Other expense	—	(526)	—	—
Income tax expense	(253)	(1)	—	—

Net loss	(23,754)	(17,681)	(7,995)	(4,601)
Deemed dividend on conversion of 2015 Sely Note	(675)	—	—	—
Deemed dividend arising from beneficial conversion feature of convertible preferred stock	—	—	(1,968)	—

Net loss attributable to common stock stockholders	$(24,429)	$(17,681)	$(9,963)	$(4,601)

Basic and diluted loss per share to common stock stockholders	$(10.44)	$(18.66)	$(1.67)	$(3.63)

	March 31, 2018
	Actual	Pro Forma(1)
	(unaudited, in thousands)
Balance Sheet Data:
Cash and cash equivalents	$3,474	$29,823
Restricted cash	8,612	8,612
Working capital	(12,675)	15,749
Total assets	33,485	59,834
Total liabilities	34,803	32,728
Accumulated deficit	(62,180)	(62,180)
Total stockholders’ (deficit) equity	$(1,318)	$27,106

(1)	Reflects the (i) receipt of $4.7 million of cash from the May 2018 second closing of our Series A Preferred and warrants private placement, (ii) conversion of $0.8 million aggregate principal amount of convertible promissory notes in April 2018, (iii) the issuance of 228,672 shares of our common stock as payment for a $1.25 million settlement of a putative stockholder class action, (iv) conversion of 2,898 shares of Series A Preferred stock into 499,683 shares of our common stock in May 2018, and (v) the sale by us of 6,845,000 shares of common stock, pre-funded warrants to purchase up to 4,675,000 shares of our common stock and accompanying common warrants in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Risks Relating to Our Financial Position and Capital Needs

We have incurred substantial losses since our inception and anticipate that we will continue to incur substantial and increasing losses for the foreseeable future.

We are a clinical-stage biopharmaceutical company focused on development of novel cancer immunotherapies for a broad range of cancer indications. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that a product candidate will fail to prove effective, gain regulatory approval or become commercially viable. We do not have any products approved by regulatory authorities and have not generated any revenues from collaboration and licensing agreements or product sales to date in respect of immunotherapy products, and have incurred significant research, development and other expenses related to our ongoing operations and expect to continue to incur such expenses. As a result, we have not been profitable and have incurred significant operating losses in every reporting period since our inception. For the years ended December 31, 2017 and 2016, we reported a net loss of $23.8 million and $17.7 million, respectively, and as of March 31, 2018, December 31, 2017 and 2016, had an accumulated deficit of $62.2 million, $54.2 million and $30.4 million, respectively.

We do not expect to generate revenues for many years, if at all. We expect to continue to incur significant expenses and operating losses for the foreseeable future. We anticipate these losses to increase as we continue to research, develop and seek regulatory approvals for our product candidates and any additional product candidates we may acquire, and potentially begin to commercialize product candidates that may achieve regulatory approval. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues. If any of our product candidates fail in clinical trials or do not gain regulatory approval, or if approved, fail to achieve market acceptance, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. We anticipate that our expenses will increase in the future as we continue to invest in research and development of our existing product candidates, investigate and potentially acquire new product candidates and expand our manufacturing and commercialization activities.

There is substantial doubt about our ability to continue as a going concern.

As of March 31, 2018, we had a cash balance of approximately $3.5 million and restricted cash of $8.6 million. In addition, we had outstanding accounts payable and accrued expenses of $15.9 million and an outstanding current portion of long-term debt of $8.5 million as of March 31, 2018, which consists of our senior secured debenture with JGB (Cayman) Newton Ltd, or JGB, that is due November 2018. The outstanding principal amount is maintained in a restricted cash account. We expect our existing cash as of March 31, 2018, together with the $4.7 million of proceeds from the closing of the second tranche of our private placement of Series A Preferred, and warrants in May 2018 and the net proceeds from this offering, will enable us to fund our operating expenses and capital expenditure requirements through the first half of 2019. Our management has concluded that our need for additional funding raises substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our auditors have included an explanatory paragraph in their audit report for this uncertainty. Our auditors may require us to include this explanatory paragraph even following completion of this offering. If we cannot continue as a viable entity, our securityholders may lose some or all of their investment in us.

We will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product development or commercialization efforts.

We expect to expend substantial resources for the foreseeable future to continue the clinical development and manufacturing of GPS, our WT1 peptide cancer immunotherapy product candidate exclusively licensed from

MSK, the clinical development of our other product candidates including NeuVax, and the advancement and expansion of our preclinical research pipeline. These expenditures will include costs associated with research and development, potentially acquiring new product candidates or technologies, conducting preclinical studies and clinical trials and potentially obtaining regulatory approvals and manufacturing products, as well as marketing and selling products approved for sale, if any. Under the terms of our amended and restated license agreement with MSK, we are obligated to make royalty payments and payments upon the achievement of certain development and commercial milestones in addition to paying guaranteed annual minimum royalties, sponsoring research and making other guaranteed payments to MSK. In addition, other unanticipated costs may arise. Further, under the terms of the amended and restated MSK license agreement, we are required to obtain $25.0 million of financing by December 31, 2018, and if such financing conditions are not met, MSK has the right to terminate with prior written notice, unless we cure during the notice period. We have other payment obligations under our other licensing and collaboration agreements, and could potentially also owe other milestone or royalty payments thereunder. In the Merger Agreement, we also agreed to fund the NeuVax programs in the amount of $3.0 million. Because the design and outcome of our planned and anticipated clinical trials is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our current or future product candidates, nor the timing and amounts we may owe under our various licensing and collaboration agreements.

Our future capital requirements depend on many factors, including:

•	the scope, progress, results and costs of researching and developing our product candidates, and conducting preclinical studies and clinical trials;

•	the timing of, and the costs involved in, obtaining regulatory approvals for our product candidates if clinical trials are successful;

•	the cost of commercialization activities for our product candidates, if any of these product candidates is approved for sale, including marketing, sales and distribution costs;

•	the cost of manufacturing our product candidates for clinical trials in preparation for regulatory approval;

•	our ability to establish and maintain strategic licensing or other arrangements and the financial terms of such agreements;

•	the costs associated with current in-licensed product candidates;

•	the costs to in-license future product candidates or technologies;

•	the costs involved in preparing, filing, prosecuting, maintaining, expanding, defending and enforcing patent claims, including litigation costs and the outcome of such litigation;

•	the costs in defending and resolving current litigation with JGB, along with other current derivative and securities class action litigation;

•	our operating expenses; and

•	the timing, receipt and amount of sales of, or royalties on, our future products, if any; and

•	the emergence of competing technologies or other adverse market developments.

We expect our existing cash as of March 31, 2018, together with the proceeds from the second closing of the sale of our Series A Preferred in May 2018 and the net proceeds from this offering, will enable the us to fund our planned operations through the first half of 2019. We do not expect the proceeds from this offering to be sufficient to complete development and obtain regulatory approval for any of our lead product candidates, and we expect to need to raise significant additional capital in the future to help us do so. In addition, our operating plan may change as a result of many factors currently unknown to us, and we may need additional funds sooner than planned. Further, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our then current or future operating plans. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate preclinical studies, clinical trials or other development activities for one or more of our product candidates or target indications, or delay, limit, reduce or terminate our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize our product candidates.

We currently have no source of revenues. We may never generate revenues or achieve profitability.

Currently, we do not generate any revenues from product sales or otherwise. Even if we are able to successfully achieve regulatory approval for our product candidates, we do not know when we will generate revenues or become profitable, if at all. Our ability to generate revenues from product sales and achieve profitability will depend on our ability to successfully commercialize products, including our current product candidate, and other product candidates that we may develop, in-license or acquire in the future. Our ability to generate revenues and achieve profitability also depends on a number of additional factors, including our ability to:

•	successfully complete development activities, including the necessary clinical trials;

•	complete and submit either BLAs or NDAs to the FDA and obtain United States regulatory approval for indications for which there is a commercial market;

•	complete and submit applications to, and obtain regulatory approval from, foreign regulatory authorities in Europe, Asia and other jurisdictions;

•	obtain coverage and adequate reimbursement from third parties, including government and private payors;

•	set commercially viable prices for our products, if any;

•	establish and maintain supply and manufacturing relationships with reliable third parties and/or build our own manufacturing facility and ensure adequate, legally globally compliant manufacturing of bulk drug substances and drug products to maintain that supply;

•	develop manufacturing and distribution processes for our product candidate;

•	develop commercial quantities of our product candidates, once approved, at acceptable cost levels;

•	achieve market acceptance of our products, if any;

•	attract, hire and retain qualified personnel;

•	protect our rights in our intellectual property portfolio;

•	develop a commercial organization capable of sales, marketing and distribution for any products we intend to sell ourselves, in the markets in which we choose to commercialize on our own; and

•	find suitable distribution partners to help us market, sell and distribute our approved products in other markets.

Our revenues for any product candidate for which regulatory approval is obtained will be dependent, in part, upon the size of the markets in the territories for which it gains regulatory approval, the accepted price for the product, the ability to get reimbursement at any price, and whether we own the commercial rights for that territory. If the number of our addressable disease patients is not as significant as our estimates, the indication approved by regulatory authorities is narrower than we expect, or the reasonably accepted population for treatment is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenues from sales of such products, even if approved. In addition, we anticipate incurring significant costs associated with commercializing any approved product candidate. As a result, even if we generate revenues, we may not become profitable and may need to obtain additional funding to continue operations. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and may be forced to reduce our operations.

Following the Merger, our business and management is largely that of Private SELLAS, which has a limited operating history. This may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

Private SELLAS was formed in January 2012. Its operations prior to the Merger were limited to organizing and staffing its company, acquiring product and technology rights and conducting product development activities for its product candidate GPS. As a combined company, we have not yet demonstrated our ability to start or successfully complete any Phase 3 clinical trials, obtain regulatory approval, manufacture a commercial scale product or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful commercialization for any of our product candidates. In addition, the adaptive cancer immunotherapy technology underlying our peptide cancer immunotherapy product candidate is new and largely unproven. Any predictions about our future success, performance or viability, particularly in view of the rapidly evolving cancer immunotherapy field, may not be as accurate as they could be if we had a longer operating history as a combined company or approved products on the market.

Although we have expanded the management team of Private SELLAS since completion of the Merger to bring on individuals with U.S. public company experience, we may still encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to transition at some point from a company with a research and development focus to a company capable of supporting commercial activities. We may not be successful in such a transition. We expect our financial condition and operating results to continue to fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. Accordingly, any of our interim or annual periods’ results are not indicative of future operating performance.

Raising additional capital may cause dilution to you and our existing stockholders, restrict our operations or require us to relinquish rights to our product candidates on unfavorable terms to us.

We will need to raise additional capital in the future. We may seek this additional capital through a variety of means, including through private and public equity offerings and debt financings. To the extent that we raise additional capital through the sale of equity or convertible debt securities, or through the issuance of shares under management or other types of contracts, or upon exercise or conversion of outstanding derivative securities, the ownership interest of our stockholders will be diluted, and the terms may include liquidation or other preferences, anti-dilution rights, conversion and exercise price adjustments and other provisions that adversely affect your rights as a stockholder. Debt financing, if available, could include covenants limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures, entering into licensing arrangements, or declaring dividends, and, like our senior secured debenture with JGB, require us to grant security interests in our assets, including our intellectual property and for our subsidiaries to guarantee our obligations. The terms of a number of our outstanding equity and equity linked securities, including our senior secured debenture with JGB, our Series A Preferred and our outstanding warrants, contain provisions that could result in significant additional dilution to you in the future. If we raise additional funds from third parties, we may have to relinquish valuable rights to our technologies or product candidates or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts for our product candidates, or grant to others the rights to develop and market product candidates that we would otherwise prefer to develop and market.

We expect to continue to incur significant operating and non-operating expenses, which may make it difficult for us to secure sufficient financing and may lead to uncertainty about our ability to continue as a going concern.

Substantial funds were expended to develop our technologies and product candidates, and additional substantial funds will be required for further preclinical testing and clinical trials of our product candidates, and to manufacture and market any products that are approved for commercial sale. Because the successful development of our products is uncertain, we are unable to precisely estimate the actual funds we will require to develop and potentially commercialize them. In addition, we may not be able to generate enough revenue, even if we are able to commercialize any of our product candidates, to become profitable.

In the event that we are unable to obtain additional financing if needed or if we incur significant expense related to the resolution of the ongoing legal proceedings, we may not be able to meet our obligations as they come due, that in turn may make us unable to continue as a going concern. Any such inability to continue as a going concern may result in our common stock holders losing their entire investment. There is no guaranty that we will be able to secure additional financing if we need such financing. Our financial statements contain an explanatory paragraph relating to our ability to continue as a going concern and do not contain any adjustments that might result if we were unable to continue as a going concern. Changes in our operating plans, our existing and anticipated working capital needs, defense costs related to our ongoing legal proceedings and any additional legal proceedings we might become subject to in the future, the acceleration or modification of our development activities, any near-term or future expansion plans, increased expenses, potential acquisitions or other events may further affect our ability to continue as a going concern. Future financing may be obtained through, and future development efforts may be paid for by, the issuance of debt or equity, which may have an adverse effect on our securityholders or may otherwise adversely affect our business.

If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued will have rights, preferences and privileges senior to those of holders of our common stock in the event of a liquidation. In such event, there is a possibility that once all senior claims are settled, there may be no assets remaining to pay out to the holders of common stock. In addition, if we raise funds through the issuance of additional equity, whether through private placements or additional public offerings, such an issuance would dilute our securityholders and, similar to some of our past financings, may contain terms that could result in additional further significant dilution in the future.

We are, and in the future may be, subject to legal or governmental proceedings that could adversely affect our financial condition and our business.

Our predecessor company, Galena, was involved in multiple legal and governmental proceedings, including stockholder class actions, both state and federal, some of which are ongoing and to which the combined company continues to be subject. These legal and governmental actions, which we refer to as the Galena Legacy Matters, included allegations relating to federal securities law violations, claims under the False Claims Act and Anti-Kickback Statute, claims regarding breaches of contract, and other stockholder allegations, including claims of breaches of fiduciary duty by our former directors, and fentanyl related litigation. As a result of a cease and desist order issued by the SEC on April 10, 2017 and our related settlement with the SEC, or the SEC Settlement, we are currently an “ineligible issuer” as the term is defined under Rule 405 promulgated under the Securities Act. This could make it more difficult for us to raise necessary financing in the future. If we fail to comply with the terms of the SEC Settlement in the future, it could have significant additional adverse consequences to us. A number of the Galena Legacy Matters relate to Galena’s former commercial activities associated with Abstral, a fentanyl, or synthetic opioid, product. There continues to be significant litigation and governmental activity generally in the fentanyl and opioid area, and this activity is expected to continue and may increase in the future. We cannot assure you we will not become subject to additional significant legal or governmental proceedings relating to Galena’s former Abstral business in the future.

These Galena Legacy Matters have required and continue to require our management and board of directors to devote a significant amount of time and resources to defending such claims and addressing such allegations, rather than focusing on executing on our business plans and operations. We may, in the future, become subject to additional legal and governmental actions that will also require us to expend time and resources. The settlement of the Galena Legacy Matters has resulted in substantial payments, some of which have not been covered by our insurance policies. We may continue to incur substantial unreimbursed legal fees and other expenses in connection with the Galena Legacy Matters. These ongoing and other future legal and governmental proceedings may not qualify for coverage under, or may exceed the limit of, our applicable directors and officers liability insurance policies and could have a material adverse effect on our financial condition, liquidity, and results of operations. An unfavorable outcome in any of these matters could damage our business and reputation or result in additional claims or proceedings against us. Moreover, in addition to these ongoing and prior matters, we may be exposed to claims as a result of the Merger, or other legal or governmental actions in the future, which could result in the payment of additional amounts and have a material adverse effect on our financial condition and results of operations. We can make no assurances as to the time or resources that will need to be devoted to the Galena Legacy Matters, or any new or future matters or their outcome, or the impact, if any, that these matters or any resulting legal or governmental proceedings may have on our business or financial condition but any further action in respect of any such matter by a governmental agency could have a material adverse effect on our results of operation and our business and prospects. See “Business—Legal Proceedings” for more information regarding our legal and governmental proceedings.

We are currently in a dispute with the holder of our senior secured debenture, JGB, pursuant to which JGB has alleged certain violations of the terms of our senior secured debenture, as well as allegations of violations of the federal securities laws. If JGB were to prevail in this action, it would have a material adverse effect on our business, results of operations and financial condition, could cause us to lose our Nasdaq listing, as well as certain of our assets that have been pledged under our agreements with JGB securing its debenture.

On or about April 9, 2018, JGB filed a lawsuit in the U.S. District Court for the Southern District of New York asserting claims under state law and federal securities law against us, our Chief Executive Officer and our former Interim Chief Financial Officer relating to a debenture agreement between JGB and us. On or about May 2, 2018, JGB filed an amended complaint, adding as defendants Jane Wasman, Stephen Ghiglieri, David Scheinberg, M.D., Robert Van Nostrand and John Varian, each of whom is a member of the Company’s Board of Directors, or the Director Defendants. The amended complaint alleges, among other things, that we breached a contractual obligation to deliver certain shares of our common stock to JGB and that, in the course of negotiations related to the senior secured debenture agreement, that the defendants fraudulently failed to disclose to JGB, in violation of the federal securities laws, certain information regarding positive clinical trial results that was not then public. The amended complaint also alleges that the Director Defendants are liable as “control persons” for the purposes of the purported securities laws violations committed by the Company, our Chief Executive Officer and our former Interim Chief Financial Officer. According to the amended complaint, JGB seeks to receive an unspecified number of shares of our common stock, damages, and costs and expenses incurred in the JGB matter, among other things. While JGB’s amended complaint does not specify the specific amount of damages it is seeking JGB asserts, among other things, that, had we delivered JGB the amount of shares JGB claims it is entitled to, JGB would have promptly redeemed its remaining interest in the debenture and that JGB could have then sold these shares into the market at the higher market prices for our common stock then prevailing. JGB further asserts that, had it done so, it would have been able to realize sale proceeds of approximately $22 million.

As the holder of our senior secured debenture, and beneficiary of certain security arrangements, if JGB were to assert an event of default under the senior secured debenture as a result of this dispute, it could have a material adverse effect on our business if JGB were to be able to successfully enforce the security arrangements and take possession of certain of our assets. The JGB dispute has required management to devote substantial time and resources, which are not otherwise being spent focusing on executing on our business plans and operations. There may be costs and expenses associated with the JGB dispute that could result in substantial payments, some of which may not be covered by our insurance policies. We could also be required to pay the expenses of JGB’s legal counsel, which expenses could be significant. Further, since filing the lawsuit, although we have issued shares to JGB pursuant to redemption notices under the senior secured debenture, JGB has not agreed to release cash from the collateral account. If JGB prevails in its interpretation of our contract, we could be required to issue shares of our common stock in excess of amounts permitted to be issued without stockholder approval under the regulations of the Nasdaq Capital Market, which violation could cause our company to be delisted from Nasdaq. On May 18, 2018, in defense against this lawsuit, we filed counterclaims and an answer to the amended compliant filed by JGB, on May 25, 2018, we filed amended counterclaims and answer, and on June 18, 2018, we filed a motion for judgment on the pleadings and a motion to dismiss the amended complaint. On July 6, 2018, JGB filed a motion for partial judgment on the pleadings and motion to dismiss all of our counterclaims. This motion requests, among other things, a ruling from the Court that we have breached the debenture agreement and that JGB is entitled to relief, including damages from us in an amount to be determined later at trial. While we intend to continue to vigorously defend ourselves in this matter, there can be no guarantee of the outcome. If we are not successful in defending ourselves against these claims, it would have a material adverse effect on our business, results of operations and financial condition.

We are dependent on technologies we license, and if we lose the right to license such technologies or we fail to license new technologies in the future, our ability to develop new products would be harmed.

We currently are dependent on licenses from third parties for technologies relating to our product candidates. Our current licenses impose, and any future licenses we enter into are likely to impose, various development, funding, royalty, diligence, sublicensing, insurance and other obligations on us. If our license with respect to any of these technologies is terminated for any reason, the development of the products contemplated by the licenses would be delayed, or suspended altogether, while we seek to license similar technology or develop new non-infringing technology. The costs of obtaining new licenses are high. For example, we are entirely dependent on our license from MSK to allow us to develop and commercialize our lead product candidate, GPS and any loss of or challenge to our license agreement with MSK could have a material and adverse effect on our business and result of operations.

We may fail to realize the anticipated benefit of the Merger.

Our ability to achieve our business objectives and raise the necessary capital to fund our operations, including the successful development of our current and future product candidates, has substantial risk. If we are not able to achieve these objectives, the anticipated benefit of the Merger may not be realized fully, may take longer to realize than expected, or may not be realized at all.

It is possible that the integration and transition process could result in the disruption of our ongoing business, an adverse impact on the value of the our assets, or inconsistencies in standards, controls, procedures or policies that could adversely affect our ability to comply with reporting obligations as a public company, an inability to satisfy our obligations to third parties or to achieve the anticipated benefit of the Merger, or an inability to raise the necessary capital to fund our operations. Integration efforts between the two companies will also divert management’s attention and resources. Any delays in the integration process or inability to realize the full extent of the anticipated benefit of the Merger could have an adverse effect on our business and the results of our operations. Such an adverse effect may impact the value of the shares of our common stock.

Potential difficulties that may be encountered in the integration process include, among other things, the following:

•	raising sufficient capital to fund our operations and current clinical programs;

•	using our cash and other assets efficiently to develop our business;

•	appropriately managing our liabilities;

•	potential unknown or currently unquantifiable liabilities associated with the Merger and our business operations; and

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.

The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.

On December 22, 2017, President Trump signed into law new legislation that significantly revised the Internal Revenue Code of 1986, as amended. The newly enacted federal income tax law, or the Tax Act, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a single rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted taxable income (except for certain small businesses), limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), providing immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits (including reduction of tax credits under the Orphan Drug Act). Notwithstanding the reduction in the corporate income tax rate, the overall impact of the Tax Act is uncertain and our business and financial condition could be adversely affected. In addition, it is uncertain if and to what extent various states will conform to the Tax Act.

Our ability to use net operating losses to offset future taxable income may be subject to limitations.

As of December 31, 2017, we had federal and state net operating loss, or NOL, carryforwards of $7.4 million. The federal and state NOL carryforwards will begin to expire, if not utilized, beginning in 2027. These NOL carryforwards could expire unused and be unavailable to offset future income tax liabilities. Under the Tax Act, federal NOLs incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such federal NOLs is limited. It is uncertain if and to what extent various states will conform to the Tax Act. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in the ownership of its equity over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income may be limited. The Merger constituted an ownership change and as such, our ability to use our NOL carryforwards is materially limited, which may harm our future operating results by effectively increasing our future tax obligations.

Risks Relating to Our Former Commercial Operations

We are subject to U.S. federal and state health care fraud and abuse and false claims laws and regulations, and have been subpoenaed in connection with marketing and promotional practices related to Abstral (fentanyl) sublingual tablets. Prosecutions under such laws have increased in recent years and we may become subject to such prosecutions or related litigation under these laws. If we have not fully complied with such laws, we could face substantial penalties.

Our predecessor company’s former commercial operations and development programs and our current development programs are subject to various U.S. federal and state fraud and abuse laws, including, without limitation, the federal False Claims Act, federal Anti-Kickback Statute, and the federal Sunshine Act. There have also been federal and state investigations, as well as private plaintiff lawsuits, of companies that have products that are in the same therapeutic class as Abstral, a fentanyl, or synthetic opioid, product, and governmental agencies have investigated our historic Abstral marketing and promotion practices. In December 2015, we announced we had received a subpoena from the U.S. Attorney’s Office for the District of New Jersey, or the USAO NJ, requesting the production of a broad range of documents pertaining to marketing and promotional practices related to Abstral, a product that we sold to Sentynl Therapeutics Inc., or Sentynl, for aggregate gross consideration of $12 million in November 2015. In January 2016, we announced that the USAO NJ and the Department of Justice, or DOJ, were conducting a criminal and civil investigation of us, which came to involve criminal investigations with respect to possibly one or more then-current and/or former employees. On September 8, 2017, DOJ announced a civil settlement agreement with our company regarding certain of the marketing and promotional practices at issue in the USAO NJ and DOJ’s investigation. The settlement involved a civil resolution agreement and a civil payment of approximately $7.551 million, plus interest accrued since the date of reaching an agreement in principle payable in equal installments over twelve months, in return for a release of federal government claims against our company in connection with the covered conduct in investigation. The civil payment was fully paid by us on or about December 29, 2017. The settlement did not include releases of criminal claims by the USAO NJ and DOJ or claims by state agencies or administrative claims by the Department of Health and Human Services, or HHS, but each of these government authorities indicated that they had no present intention to pursue claims in connection with the investigation. We have also received a subpoena from the U.S. Attorney’s Office for the Southern District of New York in February 2018, seeking documents related to specific prescribing physicians for Abstral who have been subsequently indicted. To our knowledge, we are not a target or subject of that investigation.

We may be subject to additional legal or governmental actions as a result of these matters or otherwise relating to our former Abstral business. Among other things, there continues to be significant litigation and governmental activity generally in the fentanyl and opioid area. If we are found to be in violation of the False Claims Act, Anti-Kickback Statute, Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or Affordable Care Act, or any other applicable state or any federal fraud and abuse or other laws, we may be subject to penalties, such as civil and criminal penalties, damages, fines, or an administrative action of exclusion from government health care reimbursement programs. We can make no assurances as to the time or resources that will need to be devoted to these matters or outcomes, or the impact, if any, that these matters or any resulting legal or administrative proceedings may have on our business or financial condition.

Many of the regulatory provisions that we are subject to include criminal provisions. If we are unable to comply with these provisions in the operation of our business we may become subject to civil and criminal investigations and proceedings that could have a material adverse effect on our business, financial condition and prospects.

The federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from, the federal government. Qui tam lawsuits filed under the federal False Claims Act can be brought by any individual on behalf of the government and such individuals, commonly known as “relators” or “whistleblowers,” may share in the amounts paid by the entity to the government in settlement of the federal False Claims Act allegations. The frequency of filing qui tam actions has increased significantly in recent years, causing greater numbers of health care companies to have to defend such qui tam actions and pay substantial sums to settle such actions. A qui tam action had been filed against us and others as described in our settlement agreement with DOJ and USAO NJ. As set forth in that settlement agreement, for a release of all claims against us and our former officers and directors and dismissal with prejudice of the qui tam lawsuit, the relator received a portion of the $7.551 million payment to the federal government. As a result of the payment of the settlement amount, the federal government and the relator filed a stipulation of dismissal with prejudice their claims against us in the qui tam lawsuit. In a separate settlement agreement, we paid $0.2 million in cash to the relator’s counsel for the statutory mandated attorney’s fees.

We face product liability exposure from prior sales of Abstral and Zuplenz (ondansetron) and, if successful claims are brought against us, we may incur substantial liability if our insurance coverage for those claims is inadequate.

Because we have sold Abstral and Zuplenz (ondansetron), an anti-emetic, oral soluble film for chemotherapy-induced nausea we are exposed to possible product liability claims. If we cannot successfully defend ourselves against product liability claims we could incur substantial liabilities., regardless of merit or eventual outcome. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could decrease our cash and have a material adverse effect on our business, results of operations, financial condition and prospects.

Our business involves the use of hazardous materials and we and our third-party manufacturers and suppliers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our third-party manufacturers and suppliers activities involve the controlled storage, use and disposal of hazardous materials. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials even after we sell or otherwise dispose of the products. In some cases, these hazardous materials and various wastes resulting from their use will be stored at our contractors or manufacturers’ facilities pending use and disposal. We cannot completely eliminate the risk of contamination, which could cause injury to our employees and others, environmental damage resulting in costly cleanup and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we expect that the safety procedures utilized by our third-party contractors and manufacturers for handling and disposing of these materials will generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this will be the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources. We do not currently carry biological or hazardous waste insurance coverage and our property and casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination.

We will continue to be responsible for certain liabilities and obligations related to Abstral and Zuplenz, and if unknown liabilities were to arise it could have a material adverse effect on us.

In November 2015, Galena sold the rights to Abstral to Sentynl, and in December 2015, Galena sold the rights to Zuplenz to Midatech Pharma, PLC, or Midatech. Under the respective asset purchase agreements with Sentynl and Midatech, our future obligations under our former agreements with Orexo AB and MonoSol Rx have been assumed by Sentynl and Midatech, respectively, except that we will continue to be responsible for chargebacks, rebates, patient assistance and certain other product distribution channel liabilities related to Abstral and Zuplenz for a specified period of time post-closing. We are also required to indemnify Sentynl and Midatech for contractual or product liability claims arising from actions occurring prior to the sale date. With respect to Zuplenz, we will continue to be responsible for any downstream returns from end user customers or returns from wholesalers from inventory existing as of December 24, 2015 that was sold by us prior to December 24, 2015. As presently believed by us, responsibilities to Sentynl and Midatech are not material, but if substantial unknown liabilities were to arise, it could have a material adverse effect on our financial condition. In this regard, we have been advised by one of our wholesale customers that Zuplenz inventory held by that customer under an alleged agreement with us is approaching our expiration date and needs to be swapped with better dated Zuplenz product. We have settled the swap by us paying the customer $0.50 million on October 24, 2017. Midatech has advised us that the same Zuplenz inventory is reaching our expiration date and will be returned. Under the terms of the asset purchase agreement, Midatech maintained that the cost of the return is $1.5 million and we need to pay Midatech for the return. Midatech has since withdrawn that claim. We believe the settlement with the customer has resolved any return issues with Midatech without additional cost to us and we are not aware of any pending or anticipated claims relating to pre-closing actions. However, no assurance can be given that we will not face additional liabilities under these asset purchase agreements.

Risks Related to the Development of Our Product Candidates

We are currently a clinical-stage biopharmaceutical company with product candidates in clinical development. If we are unable to successfully develop and commercialize product candidates or experiences significant delays in doing so, our business may be materially harmed.

We are currently a clinical-stage biopharmaceutical company with product candidates in clinical development. We have invested substantially all of our efforts and financial resources in identifying and developing potential product candidates and conducting preclinical studies, clinical trials and manufacturing activities. Our ability to generate revenues, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of our product candidates. The success of our product candidates will depend on several factors, including the following:

•	completion of preclinical studies and clinical trials with positive results;

•	receipt of regulatory approvals from applicable authorities;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates;

•	establishing or making arrangements with third-party manufacturers or building our own manufacturing facility for commercial manufacturing purposes;

•	developing manufacturing and distribution processes for our novel WT1 peptide cancer immunotherapy product candidate and other product candidates;

•	manufacturing our product candidates at an acceptable cost;

•	launching commercial sales of our product candidates, if approved, whether alone or in collaboration with others;

•	acceptance of our product candidates, if approved, by patients, the medical community and third-party payors;

•	effectively competing with other therapies;

•	obtaining and maintaining coverage and adequate reimbursement by third-party payors, including government payors, for our product candidates;

•	protecting our rights in our intellectual property portfolio;

•	maintaining a continued acceptable safety profile of the products following approval; and

•	maintaining and growing an organization of scientists and business people who can develop and commercialize our products and technology.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully develop and commercialize our product candidates, which could materially harm our business.

Our future success is dependent on the regulatory approval of our product candidates.

Our business is substantially dependent on our ability to obtain regulatory approval for, and, if approved, to successfully commercialize our product candidates in a timely manner. We cannot commercialize product candidates in the United States without first obtaining regulatory approval for the product from the FDA; similarly, we cannot commercialize product candidates outside of the United States without obtaining regulatory approval from comparable foreign regulatory authorities. Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, we must demonstrate with substantial evidence gathered in preclinical studies and clinical trials, generally including two well-controlled Phase 3 trials, that the product candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate with respect to such product candidate.

The time required to obtain approval by the FDA and comparable foreign regulatory authorities is unpredictable but typically takes many years following the commencement of preclinical studies and clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. We have not obtained regulatory approval for any product candidate and it is possible that our existing product candidate or any future product candidates will ever obtain regulatory approval.

Our current and future product candidates could fail to receive regulatory approval from the FDA or a comparable foreign regulatory authority for many reasons, including:

•	disagreement with the design or implementation of our clinical trials;

•	failure to demonstrate that a product candidate is safe and effective for our proposed indication;

•	failure of clinical trials to meet the level of statistical significance required for approval;

•	failure to demonstrate that a product candidate’s clinical and other benefits outweigh our safety risks;

•	disagreement with our interpretation of data from preclinical studies or clinical trials;

•	the insufficiency of data collected from clinical trials of our product candidates to support the submission and filing of a BLA, NDA or other submission or to obtain regulatory approval;

•	failure to obtain approval of our manufacturing processes or facilities of third-party manufacturers with whom we contract for clinical and commercial supplies or our own manufacturing facility; or

•	changes in the approval policies or regulations that render our preclinical and clinical data insufficient for approval.

The FDA or a comparable foreign regulatory authority may require more information, including additional preclinical or clinical data to support approval or additional studies, which may delay or prevent approval and our commercialization plans, or we may decide to abandon the development program. If we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than it requests (including failing to approve the most commercially promising indications), may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate.

Even if a product candidate were to successfully obtain approval from the FDA and comparable foreign regulatory authorities, any approval might contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If we are unable to obtain regulatory approval for one of our product candidates in one or more jurisdictions, or any approval contains significant limitations, we may not be able to obtain sufficient funding to continue the development of that product or generate revenues attributable to that product candidate. Also, any regulatory approval of our current or future product candidates, once obtained, may be withdrawn.

Our lead product candidate, GPS, represents a new therapeutic approach that presents significant challenges.

Our future success is dependent in part on the successful development of WT1 peptide immunotherapies in general and GPS in particular. Because this program represents a new approach to cancer immunotherapy for the treatment of cancer and other diseases, developing and commercializing GPS subjects us to a number of challenges, including:

•	obtaining regulatory approval from the FDA and other regulatory authorities, which have very limited experience with the development and commercialization of WT1 cancer immunotherapies;

•	the ability to obtain, store and use the three components required for administration, GPS, GM-CSF, and Montanide;

•	utilizing GPS in combination with other therapies, which may increase the risk of adverse side effects;

•	sourcing clinical and, if approved, commercial supplies for the materials used to manufacture and process GPS;

•	developing a manufacturing process and distribution network that can provide a stable supply with a cost of goods that allows for an attractive return on investment;

•	establishing sales and marketing capabilities after obtaining any regulatory approval to gain market acceptance, and obtaining coverage and adequate reimbursement from third-party payors and government authorities; and

•	developing therapies for types of diseases beyond those initially addressed by GPS.

We cannot be sure that the manufacturing processes used in connection with GPS will yield a satisfactory product that is safe and effective, scalable or profitable.

Moreover, public perception of safety issues, including adoption of new therapeutics or novel approaches to treatment, may adversely influence the willingness of subjects to participate in clinical trials, or if approved, of physicians to subscribe to the novel treatment mechanics. Physicians, hospitals and third-party payors often are slow to adopt new products, technologies and treatment practices that require additional upfront costs and training. Physicians may not be willing to undergo training to adopt this novel therapy, may decide the therapy is too complex to adopt without appropriate training and may choose not to administer the therapy. Based on these and other factors, hospitals and payors may decide that the benefits of this new therapy do not or will not outweigh our costs.

The results of preclinical studies or earlier clinical trials are not necessarily predictive of future results. Our existing product candidates in clinical trials, and any other product candidates that may advance into clinical trials, may not have favorable results in later clinical trials or receive regulatory approval.

Success in preclinical studies and early clinical trials does not ensure that later clinical trials will generate adequate data to demonstrate the efficacy and safety of an investigational drug. A number of companies in the pharmaceutical and biotechnology industries, including those with greater resources and experience than us, have suffered significant setbacks in clinical trials, even after seeing promising results in earlier preclinical studies or clinical trials. Any of our product candidates that are in, or may advance to, clinical trials may not succeed in clinical trials despite promising pre-clinical data. For example, with respect to GPS, a broadly similar anti-cancer peptide immunotherapeutic against melanoma-specific antigen being developed by GlaxoSmithKline for advanced unresectable melanoma initially produced positive efficacy data in a Phase 2 clinical study, but subsequently failed to prove more beneficial than placebo in a controlled, blinded and randomized Phase 3, registration-enabling clinical trial in the same indication in patients after tumor resection. Despite the results reported in earlier preclinical studies or clinical trials for our product candidates, we do not know whether the clinical trials we may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market GPS or any of our product candidates for a particular indication, either as a monotherapy or in combination, in any particular jurisdiction. Although we are currently studying GPS as a treatment for up to eight types of cancers, only two indications (acute myeloid leukemia, or AML, and malignant pleural mesothelioma, or MPM) have completed Phase 2 clinical trials and have Phase 3 clinical trials planned (pending funding availability). Efficacy data from prospectively designed trials may differ significantly from those obtained from retrospective subgroup analyses. If later-stage clinical trials do not produce favorable results, our ability to achieve regulatory approval for GPS may be adversely impacted. Even if we believe that we have adequate data to support an application for regulatory approval to market any of our current or future product candidates, the FDA or other regulatory authorities may not agree and may require that we conduct additional clinical trials.

We may find it difficult to enroll patients in our clinical trials given the limited number of patients who have the diseases for which our product candidates are being studied. Difficulty in enrolling patients for this or other reasons could delay or prevent clinical trials of our product candidates.

Identifying and qualifying patients to participate in clinical trials of our current and future product candidates is essential to our success. The timing of our clinical trials depends in part on the rate at which we can recruit patients to participate in clinical trials of our product candidates, and we may experience delays in our clinical trials if we encounter difficulties in enrollment.

The eligibility criteria of our planned clinical trials may further limit the available eligible trial participants as we expect to require that patients have specific characteristics that we can measure or meet the criteria to assure their conditions are appropriate for inclusion in our clinical trials. For instance, in our planned AML Phase 3 clinical trial, only patients who meet specific inclusion criteria will enter the study. Primary entry restrictions include being greater than or equal to 60 years of age, having received upfront treatment with chemotherapy agents only, having achieved CRem, as well as demonstrating adequate hematologic recovery. The estimated prevalence of AML is 12,000 to 20,000 cases in the United States (across all ages) and only a subset of this group satisfies the enrollment criteria for our AML Phase 3 clinical trial. We may not be able to identify, recruit, and enroll a sufficient number of patients to complete our clinical trials in a timely manner because of the perceived risks and benefits of the product candidate under study, the availability and efficacy of competing therapies and clinical trials, and the willingness of physicians to participate in our planned clinical trials. If patients are unwilling to participate in our clinical trials for any reason, the timeline for conducting trials and obtaining regulatory approval of our product candidates may be delayed.

If we experience delays in the completion of, or termination of, any clinical trials of our current or future product candidates, the commercial prospects of our product candidates could be harmed, and our ability to generate product revenue from any of these product candidates could be delayed or prevented. In addition, any delays in completing our clinical trials would likely increase our overall costs, impair product candidate development and jeopardize our ability to obtain regulatory approval relative to our current plans. Any of these occurrences may harm our business, financial condition, and prospects significantly.

A number of different factors could prevent us from obtaining regulatory approval or commercializing our product candidates on a timely basis, or at all.

Clinical trials of a drug candidate may be suspended at any time for various reasons, including if we or other regulatory agencies believe the subjects or patients participating in such trials are being exposed to unacceptable health risks. A suspension may come from: us; the FDA or other applicable regulatory authorities; an independent DSMB that is governing our clinical trials; an institutional review board, or, IRB, that approves and, monitors biomedical research to protect the rights and welfare of human subjects. Among other reasons, adverse side effects of a drug candidate on subjects or patients in a clinical trial could result in the FDA or other regulatory authorities suspending or terminating the trial and refusing to approve a particular drug candidate for any or all indications of use.

Clinical trials of a new drug candidate require the enrollment of a sufficient number of patients, including patients who are suffering from the disease the drug candidate is intended to treat and who meet other eligibility criteria. Rates of patient enrollment are affected by many factors, and delays in patient enrollment can result in increased costs and longer development times than we expect at present. Patients who are enrolled at the outset of the trial may eventually choose for personal reasons not to participate in the study. We also compete for eligible patients with other clinical trials underway, and we may experience delays in patient enrollment due to the dependency of other trials underway in the same patient population.

Clinical trials also require the review and oversight of IRBs. An inability or delay in obtaining institutional review board approval could prevent or delay the initiation and completion of clinical trials, and the FDA may decide not to consider any data or information derived from a clinical investigation not subject to initial and continuing institutional review board review and approval.

In addition, cancer vaccines are a relatively new form of therapeutic treatment and a very limited number of such products have received regulatory approval. Therefore, the FDA or other regulatory authority may apply standards for approval of a new cancer vaccine that is different from past experience.

Numerous factors could affect the timing, cost or outcome of our drug development efforts, including the following:

•	difficulties or delays in enrolling patients in our planned clinical trials in conformity with required protocols or projected timelines;

•	challenges in locating and enrolling a sufficient number of patients of our clinical trials due to competitors’ numerous ongoing trials for the same or similar indications;

•	conditions imposed on us by the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

•	difficulties or delays in arranging for third parties to conduct clinical trials of our product candidates;

•	problems in engaging institutional review boards to oversee trials or problems in obtaining or maintaining institutional review board approval of studies;

•	third-party contractors failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner;

•	our drug candidates having very different chemical and pharmacological properties in humans than in laboratory testing and interacting with human biological systems in unforeseen, ineffective or harmful ways, and the possibility that our previous Phase 1 or Phase 2 trials will not be indicative of our drug candidates’ performance in larger patient populations;

•	the need to suspend or terminate our clinical trials if the participants are being exposed to unacceptable health risks;

•	insufficient or inadequate supply or quality of our drug candidates or other necessary materials necessary to conduct our clinical trials;

•	disruption at our clinical trial sites resulting from local social or political unrest or other geopolitical factors;

•	effects of our drug candidates not having the desired effects or including undesirable side effects or the drug candidates having other unexpected characteristics;

•	negative or inconclusive results from our clinical trials or the clinical trials of others for drug candidates similar to our own or inability to generate statistically significant data confirming the efficacy of the product being tested;

•	adverse results obtained by other companies developing similar drugs;

•	modification of the drug during testing;

•	our capital resources; and

•	reallocation of our financial and other resources to other clinical programs.

It is possible that none of the product candidates that we develop will obtain the appropriate regulatory approvals necessary for us to begin selling them or that any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. The time required to obtain FDA and other approvals is unpredictable but often can take years following the commencement of clinical trials, depending upon the complexity of the drug candidate. Any analysis we perform of data from clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. Any delay or failure in obtaining required approvals could have a material adverse effect on our ability to generate revenue from the particular drug candidate.

In addition, the length of time to develop the product candidates as well as any regulatory delays in the development and regulatory approval process could cause the patent exclusivity to be unavailable or greatly reduced for each product candidate. The lack of patent exclusivity could have a material adverse effect on our ability to generate revenue from the particular drug candidate.

We are also subject to numerous foreign regulatory requirements governing the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process includes all of the risks associated with the FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Approval by the FDA does not assure approval by regulatory authorities outside of the United States.

We may use our financial and human resources to pursue development of a particular product candidate and fail to capitalize on programs for other product candidates that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and human resources, we may forego or delay pursuit of opportunities for some product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or more profitable market opportunities. Our spending on current and future development programs and future product candidates for specific indications may not yield any commercially viable products. We may also enter into additional strategic collaboration agreements to develop and commercialize some of our programs and potential product candidates in indications with potentially large commercial markets. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, it may relinquish valuable rights to that product candidate through strategic collaborations, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate, or we may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome.

Clinical testing is expensive and can take many years to complete, and our outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical and clinical trials.

We may experience delays in our ongoing or future clinical trials and we do not know whether planned clinical trials will begin or enroll subjects on time, will need to be redesigned or will be completed on schedule, if at all. There can be no assurance that the FDA will not put clinical trials of any of our product candidates on clinical hold in the future. Clinical trials may be delayed, suspended or prematurely terminated for a variety of reasons, such as:

•	delay or failure in reaching agreement with the FDA or a comparable foreign regulatory authority on a clinical trial design that we are able to execute;

•	delay or failure in obtaining authorization to commence a trial or inability to comply with conditions imposed by a regulatory authority regarding the scope or design of a trial;

•	delay or failure in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	delay or failure in obtaining institutional review board approval or the approval of other reviewing entities, including comparable foreign regulatory authorities, to conduct a clinical trial at each site;

•	withdrawal of clinical trial sites from our clinical trials or the ineligibility of a site to participate in our clinical trials;

•	delay or failure in recruiting and enrolling suitable subjects to participate in a trial;

•	delay or failure in subjects completing a trial or returning for post-treatment follow-up;

•	clinical sites and investigators deviating from trial protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial;

•	inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indication;

•	failure of our third-party clinical trial managers, CROs, clinical trial sites, contracted laboratories or other third-party vendors to satisfy their contractual duties, meet expected deadlines or return trustworthy data;

•	delay or failure in adding new trial sites;

•	interim results or data that are ambiguous or negative or are inconsistent with earlier results or data;

•	alteration of trial design necessitated by re-evaluation of design assumptions based upon observed data;

•	feedback from the FDA, the IRB, DSMBs or a comparable foreign regulatory authority, or results from earlier stage or concurrent preclinical studies and clinical trials, that might require modification to the protocol for a trial;

•	a decision by the FDA, the IRB, a comparable foreign regulatory authority, or us, or a recommendation by a DSMB or comparable foreign regulatory authority, to suspend or terminate clinical trials at any time for safety issues or for any other reason;

•	unacceptable risk-benefit profile, unforeseen safety issues or adverse side effects;

•	failure to demonstrate a benefit from using a product candidate;

•	difficulties in manufacturing or obtaining from third parties sufficient quantities of a product candidate to start or to use in clinical trials;

•	lack of adequate funding to continue a trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional studies or increased expenses associated with the services of our CROs and other third parties; or

•	changes in governmental regulations or administrative actions or lack of adequate funding to continue a clinical trial.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the severity of the disease under investigation, the proximity of subjects to clinical sites, the patient referral practices of physicians, the eligibility criteria for the trial, the design of the clinical trial, ability to obtain and maintain patient consents, risk that enrolled subjects will drop out or die before completion, competition for patients from other clinical trials, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages and risks of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. We may not be able to initiate or continue to support clinical trials of our product candidates for one or more indications, or any future product candidates if we are unable to locate and enroll a sufficient number of eligible participants in these trials as required by the FDA or other regulatory authorities. Even if we are able to enroll a sufficient number of patients in our clinical trials, if the pace of enrollment is slower than we expect, the development costs for our product candidates may increase and the completion of our trials may be delayed or our trials could become too expensive to complete. We rely on CROs, other vendors and clinical trial sites to ensure the proper and timely conduct of our clinical trials, and while we have agreements governing their committed activities, we have limited influence over their actual performance.

If we experience delays in the completion or termination of any clinical trial of our product candidates, the approval and commercial prospects of such product candidate will be harmed, and our ability to generate product revenues from such product candidate will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any delays in completing our clinical trials for our product candidates may also decrease the period of commercial exclusivity. In addition, many of the factors that could cause a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Our current and future product candidates, the methods used to deliver them or their dosage levels may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following any regulatory approval.

Undesirable side effects caused by our current or future product candidates, their delivery methods or dosage levels could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authority. For example, although no high-grade delayed type hypersensitivity in the skin or systemic anaphylaxis events have been noted after GPS administration in patients treated in our clinical studies to date, it is theoretically possible that such toxicities, or other type of adverse events, may occur in future clinical studies. As a result of safety or toxicity issues that we may experience in our clinical trials, we may not receive approval to market any product candidates, which could prevent us from ever generating revenues or achieving profitability. Results of our trials could reveal an unacceptably high severity and incidence of side effects. In such an event, our trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. Any of these occurrences may have a material adverse effect on our business, results of operations, financial condition, cash flows and future prospects.

Additionally, if any of our product candidates receives regulatory approval, and we or others later identify undesirable side effects caused by such product, a number of potentially significant negative consequences could result, including that:

•	we may be forced to suspend marketing of such product;

•	regulatory authorities may withdraw their approvals of such product;

•	regulatory authorities may require additional warnings on the label that could diminish the usage or otherwise limit the commercial success of such products;

•	we may be required to conduct post-marketing studies;

•	we may be required to change the way the product is administered;

•	we could be sued and held liable for harm caused to subjects or patients; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved.

Our product development program may not uncover all possible adverse events that patients who take our product candidates may experience. The number of subjects exposed to product candidates and the average exposure time in the clinical development program may be inadequate to detect rare adverse events, or chance findings, that may only be detected once the product is administered to more patients and for greater periods of time.

Clinical trials by their nature utilize a sample of the potential patient population. However, with a limited number of subjects and limited duration of exposure, we cannot be fully assured that rare and severe side effects of our product candidates will be uncovered. Such rare and severe side effects may only be uncovered with a significantly larger number of patients exposed to our product candidates. If such safety problems occur or are identified after our product candidates reaches the market, the FDA may require that we amend the labeling of the product or recall the product, or may even withdraw approval for the product.

We currently have Orphan Drug exclusivity for certain product candidates, and may seek Orphan Drug Product designation for additional product candidates or indications, which might not be received or provide the intended benefit thereof.

Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as Orphan Drugs. Under the Orphan Drug Act, the FDA may designate a product as an Orphan Drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States. We have received Orphan Drug Product designations from the FDA for GPS in AML, MPM and MM as well as Orphan Medicinal Product designations from the EMA for GPS in AML and MPM. We also have received Orphan Drug Product designation for GALE-301 and GALE-302 from the FDA.

Generally, if a product with an Orphan Drug designation subsequently receives the first regulatory approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the EMA or the FDA from approving another marketing application for the same drug for that time period. The applicable period is seven years in the United States and ten years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for Orphan Drug Product designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified. Orphan Drug exclusivity may be lost if the FDA or EMA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.

Even if we obtain Orphan Drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an Orphan Drug is approved, the FDA can subsequently approve a new drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care.

We currently have Fast Track designation for certain product candidates, and may seek Fast Track designation for additional product candidates or indications, which might not be received or provide the intended benefits thereof.

If a product candidate is intended for the treatment of a serious condition and nonclinical or clinical data demonstrate the potential to address unmet medical need for this condition, a product sponsor may apply to the FDA for Fast Track designation, which may or may not be granted by the FDA. The FDA has given us Fast Track designation for GPS in AML and MPM and for NeuVax.

However, Fast Track designation does not ensure that we will receive marketing approval or that approval will be granted within any particular timeframe. We may not experience a faster development or regulatory review or approval process with Fast Track designation compared to conventional FDA procedures. In addition, the FDA may withdraw Fast Track designation if it believes that the designation is no longer supported by data from our clinical development program. Fast Track designation alone does not guarantee qualification for the FDA’s priority review procedures.

Failure to obtain regulatory approval in international jurisdictions would prevent our product candidates from being marketed abroad.

In addition to regulations in the United States, to market and sell our product candidates in the European Union, many Asian countries and other jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. Clinical trials accepted in one country may not be accepted by regulatory authorities in other countries. In addition, many countries outside the United States require that a product be approved for reimbursement before it can be approved for sale in that country. A product candidate that has been approved for sale in a particular country may not receive reimbursement approval in that country. We may not be able to obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market. If we are unable to obtain approval of any of our current or future product candidates by regulatory authorities in the European Union, Asia or elsewhere, the commercial prospects of that product candidate may be significantly diminished, our business prospects could decline and this could materially adversely affect our business, results of operations and financial condition.

Even if our current and future product candidates receive regulatory approval, they may still face future development and regulatory difficulties.

Even if our obtains regulatory approval for a product candidate, it would be subject to ongoing requirements by the FDA and comparable foreign regulatory authorities governing the manufacture, quality control, further development, labeling, packaging, storage, distribution, adverse event reporting, safety surveillance, import, export, advertising, promotion, recordkeeping and reporting of safety and other post-marketing information. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance by us and/or our contract manufacturing organizations, or CMOs, and CROs for any post-approval clinical trials that it conducts. The safety profile of any product will continue to be closely monitored by the FDA and comparable foreign regulatory authorities after approval. If the FDA or comparable foreign regulatory authorities become aware of new safety information after approval of any of our product candidates, they may require labeling changes or establishment of a risk evaluation and mitigation strategy, impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance.

In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP, cGCP, and other regulations. If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we, our product candidates or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters or untitled letters;

•	mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

•	require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to applications filed by us;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products, refuse to permit the import or export of products, or require us to initiate a product recall.

The occurrence of any event or penalty described above may inhibit our ability to successfully commercialize our products and generate revenues.

Advertising and promotion of any product candidate that obtains approval in the United States will be heavily scrutinized by the FDA, the DOJ, the Office of Inspector General of HHS, state attorneys general, members of Congress and the public. Additionally, advertising and promotion of any product candidate that obtains approval outside of the United States will be heavily scrutinized by comparable foreign regulatory authorities. Violations, including actual or alleged promotion of our products for unapproved or off-label uses, are subject to enforcement letters, inquiries and investigations, and civil and criminal sanctions by the FDA, as well as prosecution under the federal False Claims Act. Any actual or alleged failure to comply with labeling and promotion requirements may have a negative impact on our business.

We may not successfully identify, acquire, develop or commercialize new potential product candidates.

Part of our business strategy is to explore and evaluate opportunities to expand our product candidate pipeline by identifying and validating new product candidates, which we may develop, in-license or acquire. In addition, in the event that our existing product candidates do not receive regulatory approval or are not successfully commercialized, then the success of our business will depend on our ability to expand our product pipeline through in-licensing or acquisitions. We may be unable to identify relevant product candidates. If we do identify such product candidates, we may be unable to reach acceptable terms with any third party from which we desire to in-license or acquire them.

We may not realize the benefits of our strategic alliances that we may form in the future.

We may form strategic alliances, create joint ventures or collaborations or enter into licensing arrangements with third parties that we believe will complement or augment our existing business. These relationships, or those like them, may require us to incur nonrecurring and other charges, increase our near- and long-term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business. In addition, we face significant competition in seeking appropriate strategic alliances and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic alliance or other alternative arrangements for any future product candidates and programs because our research and development pipeline may be insufficient, our product candidates and programs may be deemed to be at too early a stage of development for collaborative effort and third parties may not view our product candidates and programs as having the requisite potential to demonstrate safety and efficacy. If we license products or acquire businesses, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture. We cannot be certain that, following a strategic transaction or license, we will achieve the revenues or specific net income that justifies such transaction. Any delays in entering into new strategic alliances agreements related to our product candidates could also delay the development and commercialization of our product candidates and reduce their competitiveness even if they reach the market.

Risks associated with operating in foreign countries could materially adversely affect our product development.

We may conduct future studies in countries outside of the United States. Consequently, we may be subject to risks related to operating in foreign countries. Risks associated with conducting operations in foreign countries include:

•	differing regulatory requirements for drug approvals and regulation of approved drugs in foreign countries;

•	more stringent privacy requirements for data to be supplied to the our operations in the United States, e.g., General Data Protection Regulation in the European Union;

•	unexpected changes in tariffs, trade barriers and regulatory requirements; economic weakness, including inflation, or political instability in particular foreign economies and markets; compliance with tax, employment, immigration and labor laws for employees living or traveling abroad; foreign taxes, including withholding of payroll taxes;

•	differing payor reimbursement regimes, governmental payors or patient self-pay systems and price controls;

•	foreign currency fluctuations, which could result in increased operating expenses or reduced revenues, and other obligations incident to doing business or operating in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geopolitical actions, including war and terrorism.

Risks Related to Our Manufacturing

We have limited to no manufacturing, sales, marketing or distribution capability and must rely upon third parties for such.

We currently have agreements with various third-party manufacturing facilities for production of our product candidates for research and development and testing purposes. We depend on these manufacturers to meet our deadlines, quality standards and specifications. Our reliance on third parties for the manufacture of our active pharmaceutical ingredient and drug product and, in the future, any approved products, creates a dependency that could severely disrupt our research and development, our clinical testing, and ultimately our sales and marketing efforts if the source of such supply proves to be unreliable or unavailable. If the contracted manufacturing source is unreliable or unavailable, we may not be able to manufacture clinical drug supplies of our product candidates, and our preclinical and clinical testing programs may not be able to move forward and our entire business plan could fail.

Both the active pharmaceutical ingredient and drug product for our product candidates are currently single sourced. We believe these single sources are currently capable of supplying all anticipated needs of our proposed clinical studies, as well as initial commercial introduction. If we are able to commercialize our products in the future, there is no assurance that our manufacturers will be able to meet commercialized scale production requirements in a timely manner or in accordance with applicable standards or cGMP. Once the nature and scope of additional indications and their commensurate drug product demands are established, we will seek secondary suppliers of both the active pharmaceutical ingredient and drug product for our product candidates, but we cannot assure that such secondary suppliers will be found on terms acceptable to us, or at all.

We are subject to a multitude of manufacturing risks, any of which could substantially increase our costs and limit supply of our product candidates.

Our company and our CMOs will need to conduct significant development work for each product candidate for each target indication for studies, trials and commercial launch readiness. For example, the processes by which GPS is manufactured were initially developed by MSK for clinical purposes. Concurrent with the license of GPS, we acquired certain supplies intended for clinical use, from MSK. These MSK clinical supplies may not be adequate for future clinical studies. We intend to improve the existing processes for GPS for more advanced clinical trials or commercialization. Developing commercially viable manufacturing processes is a difficult and uncertain task, and there are risks associated with scaling to the level required for advanced clinical trials or commercialization, including cost overruns, potential problems with process scale-up, process reproducibility, stability issues, consistency and timely availability of reagents or raw materials. The manufacturing facilities in which our product candidates will be made could be adversely affected by earthquakes and other natural disasters, equipment failures, labor shortages, power failures, and numerous other factors.

Additionally, the process of manufacturing our product candidates is complex, highly regulated and subject to several risks, including but not limited to:

•	the manufacturing process is extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, or vendor or operator error. Even minor deviations from normal manufacturing and distribution processes for our product candidates could result in reduced production yields, product defects, and other supply disruptions. Product defects can also occur unexpectedly. If microbial, viral, or other contaminations are discovered in our product candidates or in the manufacturing facilities in which our product candidates is made, such manufacturing facilities may need to be closed for an extended period of time to allow us to investigate and remedy the contamination; and

•	GPS’s active pharmaceutical ingredient manufacturing is sensitive to heavy metal contamination. As such, extremely low levels of heavy metals are part of the active pharmaceutical ingredient manufacturing process; GPS’s drug product manufacturing is sensitive to water and oxygen contamination, as such the drug product is lyophilized (to reduce and residual water) and under a nitrogen blanket (to reduce any oxygen). The presence of heavy metals in the active pharmaceutical ingredient and excess water and oxygen in the drug product can lead to higher than acceptable levels of impurities, which can lead to the active pharmaceutical ingredient or drug product being unacceptable for use.

Any adverse developments affecting manufacturing operations for our product candidates may result in shipment delays, inventory shortages, lot failures, withdrawals or recalls or other interruptions in the supply of our drug substance and drug product, which could delay the development of our product candidates. We may also have to write off inventory, incur other charges and expenses for supply of drug product that fails to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives. Inability to meet the demand for our product candidates could damage our reputation and the reputation of our products among physicians, healthcare payors, patients or the medical community, and cancer treatment centers, which could adversely affect our ability to operate our business and our results of operations.

In the clinical trials using GPS and NeuVax, GM-CSF is also administered and our availability is dependent upon a third-party manufacturer, which may or may not reliably provide GM-CSF, thus jeopardizing the completion of the trials.

Some of our product candidates are administered in combination with a granulocyte macrophage-colony stimulating factor, or GM-CSF, which is available in both liquid and lyopholyzed forms exclusively from one manufacturer. We will continue to be dependent on that manufacturer for our supply of GM-CSF in connection with the ongoing GPS and NeuVax trials and the potential commercial manufacture of these programs. We have not entered into a dedicated supply agreement with the manufacturer for GM-CSF, and instead rely on purchase orders to meet our supply needs. Any temporary interruptions or discontinuation of the availability of GM-CSF, or any determination by us to change the GM-CSF used with GPS or NeuVax, could have a material adverse effect on our clinical trials and any commercialization of the assets.

If any of our CMOs’ clinical manufacturing facilities are damaged or destroyed or production at such facilities is otherwise interrupted, our business and prospects would be negatively affected.

If our CMOs’ manufacturing facilities or the equipment in them is damaged or destroyed, we may not be able to quickly or inexpensively replace our manufacturing capacity or replace it at all. In the event of a temporary or protracted loss of this facility or equipment, we might not be able to transfer manufacturing to another CMO. Even if we could transfer manufacturing to another CMO, the shift would likely be expensive and time-consuming, particularly because the new facility would need to comply with the necessary regulatory requirements and we would need FDA approval before selling any products manufactured at that facility. Such an event could delay our clinical trials or reduce our product sales.

Currently, we maintain insurance coverage against damage to our property and to cover business interruption and research and development restoration expenses. However, our insurance coverage may not reimburse us, or may not be sufficient to reimburse us, for any expenses or losses we may suffer. We may be unable to meet our requirements for our product candidates if there were a catastrophic event or failure of our current manufacturing facility or processes.

Risks Related to Our Dependence on Third Parties

We rely on third parties to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, or if we lose any of our CROs or other key third-party vendors, we may not be able to obtain regulatory approval for or commercialize our current or future product candidates on a timely basis, if at all.

We have relied upon and plan to continue to rely upon third-party CROs, vendors and contractors to monitor and manage data for our ongoing preclinical and clinical programs. For example, our collaborating investigators at MSK, along with their clinical and clinical operations teams, manage the conduct of the ongoing clinical trials for GPS as well as perform the analysis, publication and presentation of data and results related to this program. We also rely on collaborating investigators, along with their clinical and clinical operations teams, at MSK for the collection and transfer of various types of follow-up data regarding studies previously conducted by MSK. We plan to rely on CROs and other third-party vendors for all currently contemplated clinical studies, with services to be rendered by such CROs ranging from, in the case of assorted Phase 2 trials, specific and need-tailored (e.g., data management and biostatistics) only to, in the case of in the case of our immune combination (PD1 blockade) Phase 2 trial and all planned Phase 3 trials, all-encompassing. We rely on these parties for the execution of our preclinical studies and clinical trials, and we control only some aspects of their activities. Nevertheless, we are responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities. We also rely on third parties to assist in conducting our preclinical studies in accordance with Good Laboratory Practices, and the Animal Welfare Act requirements. Our company and our CROs are required to comply with federal regulations, and GCP, which are international standards meant to protect the rights and health of patients and set standards relating to the conduct of the clinical trial, responsibilities of investigators and monitors, among other things, that are enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for all of our products in clinical development. Regulatory authorities enforce GCP through periodic inspections of trial sponsors, principal investigators and trial sites. If our company, or any of our partners or CROs, fail to comply with applicable regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our regulatory applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with applicable requirements. In addition, our clinical trials must be conducted with product produced under cGMP and other requirements. We are also required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, clinicaltrials.gov, within a specified timeframe. Failure to comply also would violate federal requirements in the U.S. and could result in other penalties, which would delay the regulatory approval process and result in adverse publicity.

Our CROs, third-party vendors and contractors are not our employees, and except for remedies available to us under our agreements with such CROs, third-party vendors and contractors, we cannot control whether or not they devote sufficient time and resources, including experienced staff, to our ongoing clinical, nonclinical and preclinical programs. They may also have relationships with other entities, some of which may be our competitors. If CROs, third-party vendors and contractors do not successfully carry out their contractual duties or obligations or meet expected deadlines or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our current or future product candidates. CRO, vendor or contractor errors could cause our results of operations and the commercial prospects for our current or future product candidates to be harmed, our costs to increase and our ability to generate revenues to be delayed.

Our internal capacity for clinical trial execution and management is limited and therefore we have relied on third parties. Outsourcing these functions involves risk that third parties may not perform to our standards, may not produce results or data in a timely manner or may fail to perform at all. Other data or data updates from studies or trials previously conducted by MSK or others may emerge in the future. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor our third-party providers. To the extent we are unable to identify and successfully manage the performance of third-party service providers in the future, our business may be adversely affected. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

Our CROs, third-party vendors and contractors have the right to terminate their agreements with us in the event of an uncured material breach. In addition, some of our CROs, third-party vendors and contractors have an ability to terminate their respective agreements with us if it can be reasonably demonstrated that the safety of the subjects participating in our clinical trials warrants such termination, if we make a general assignment for the benefit of our creditors or if we are liquidated. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. In addition, there is a natural transition period when a new CRO, third-party vendor or contractor commences work and the new CRO, third-party vendor or contractor may not provide the same type or level of services as the original provider. If any of our relationships with our third-party CROs, third-party vendors or contractors terminate, we may not be able to enter into arrangements with alternative CROs, third-party vendors or contractors on a timely basis, on commercially reasonable terms or at all.

We may not be able to establish or maintain the third-party relationships that are necessary to develop or potentially commercialize some or all of our product candidates.

We expect to depend on collaborators, partners, licensees, clinical research organizations and other third parties to support our discovery efforts, to formulate product candidates, to manufacture our product candidates, and to conduct clinical trials for some or all of our product candidates. We cannot guarantee that we will be able to successfully negotiate agreements for or maintain relationships with collaborators, partners, licensees, clinical investigators, vendors and other third parties on favorable terms, if at all. Our ability to successfully negotiate such agreements will depend on, among other things, potential partners’ evaluation of the superiority of our technology over competing technologies and the quality of the preclinical and clinical data that we have generated, and the perceived risks specific to developing our product candidates. If we are unable to obtain or maintain these agreements, we may not be able to clinically develop, formulate, manufacture, obtain regulatory approvals for or commercialize our product candidates. Under certain license agreements that we have already entered into, we have minimum dollar amounts per year that we are obligated to spend on the development of the technology we have licensed from our contract partners and other obligations to maintain certain licenses. If we fail to meet this requirement under any of our licenses that contain such requirements or any other obligations under these licenses, we may be in breach of our obligations under such agreement, which may result in the loss of the technology licensed. We cannot necessarily control the amount or timing of resources that our contract partners will devote to our research and development programs, product candidates or potential product candidates, and we cannot guarantee that these parties will fulfill their obligations to us under these arrangements in a timely fashion. We may not be able to readily terminate any such agreements with contract partners even if such contract partners do not fulfill our obligations to us.

In addition, we may receive notices from third parties from time to time alleging that our technology or product candidates infringe upon the intellectual property rights of those third parties. Any assertion by third parties that our activities or product candidates infringe upon our intellectual property rights may adversely affect our ability to secure strategic partners or licensees for our technology or product candidates or our ability to secure or maintain manufacturers for our compounds.

If we fail to meet our obligations under our license agreements, we may lose the ability to develop our product candidates.

Our business depends on our ability to license therapeutic compounds from third parties. If we fail to meet our obligations under our license agreements, we may lose the ability to develop our product candidates, which would adversely affect our business.

We enter into various contracts in the normal course of our business in which we indemnify the other party to the contract. In the event we have to perform under these indemnification provisions, it could have a material adverse effect on our business, financial condition and results of operations.

In the normal course of business, we periodically enter into academic, commercial, service, collaboration, licensing, consulting and other agreements that contain indemnification provisions. With respect to our academic and other research agreements, we typically indemnify the institution and related parties from losses arising from claims relating to the products, processes or services made, used, sold or performed pursuant to the agreements for which we have secured licenses, and from claims arising from our or our sublicensees’ exercise of rights under the agreement. With respect to our collaboration agreements, we indemnify our collaborators from any third-party product liability claims that could result from the production, use or consumption of the product, as well as for alleged infringements of any patent or other intellectual property right by a third party. With respect to consultants, we indemnify them from claims arising from the good faith performance of their services.

Should our obligation under an indemnification provision exceed applicable insurance coverage or if we were denied insurance coverage, our business, financial condition and results of operations could be adversely affected. Similarly, if we are relying on a collaborator to indemnify us and the collaborator is denied insurance coverage or the indemnification obligation exceeds the applicable insurance coverage, and if the collaborator does not have other assets available to indemnify us, our business, financial condition and results of operations could be adversely affected.

Risks Related to Our Intellectual Property

We may not be able to obtain and enforce patent rights or other intellectual property rights that cover our product candidates and that are of sufficient breadth to prevent third parties from competing against us.

Our success with respect to our product candidates will depend in part on our ability to obtain and maintain patent protection in the United States and abroad, to preserve our trade secrets, and to prevent third parties from infringing upon our proprietary rights. Our patents and patent applications, however, may not be sufficient to provide protection for GPS, NeuVax or our other products and product candidates against commercial competition. The four peptide components of GPS are WT1-A1, WT1-427 long, WT1-331 long, and WT1-122A1 long. We have an exclusive license to United States and foreign patents relating to these peptides from MSK, for all therapeutic and diagnostic uses. Under the license, we have an issued patent covering the composition of matter of the WT1-A1 peptide in the United States, issued patents covering composition of matter and methods of use in Australia, Switzerland, Germany, Spain, France, Great Britain, and Italy, and an issued Canadian patent covering the composition of matter and method of use. The U.S. patent on the WT1-A1 peptide (U.S. Patent No. 7,488,718) will expire on March 22, 2026, including patent term adjustment, and the foreign patents will expire on November 30, 2024, absent patent term extension.

We have licensed, issued patents covering the composition of matter of the WT1-427 long peptide, and methods of use, in the United States, Australia, Switzerland, Germany, Spain, France, Great Britain, Ireland, Italy, and Canada. The United States composition of matter patent on the WT1-427 long peptide (U.S. Patent No. 8,765,687) will expire on October 26, 2031, including patent term adjustment. The United States method of use patent (U.S. Patent No. 9,233,149) will expire on October 17, 2026, absent patent term extension, and covers treating a subject with a WT1-expressing cancer, reducing an incidence of a WT1-expressing cancer, or its relapse, and inducing the formation and proliferation of a cytotoxic T lymphocyte specific for a WT1-expressing cancer. The foreign patents will expire on October 17, 2026, absent patent term extension.

We have licensed, issued patents covering the composition of matter of the WT1-331 long peptide, and methods of use, in the United States, Australia, Switzerland, Germany, Spain, France, Great Britain, Ireland, and Italy. The United States composition of matter patent on the WT1-331 long peptide (U.S. Patent No. 8,765,687) will expire on October 26, 2031, including patent term adjustment. The United States method of use patent (U.S. Patent No. 9,233,149) will expire on October 17, 2026, absent patent term extension, and covers treating a subject with a WT1-expressing cancer, reducing an incidence of a WT1-expressing cancer, or its relapse, and inducing the formation and proliferation of a cytotoxic T lymphocyte specific for a WT1-expressing cancer. The foreign patents will expire on October 17, 2026, absent patent term extension.

We have a licensed, issued United States patent covering the composition of matter of the WT1-1221A1 long peptide, and issued patents covering the composition of matter and methods of use, in Austria, Belgium, Switzerland, Germany, Spain, Finland, France, Great Britain, Greece, Ireland, Italy, Netherlands, Poland, Romania, and Turkey. The United States composition of matter patent on the WT1-1221A1 long peptide (U.S. Patent No. 9,265,816) will expire on February 20, 2033, including patent term adjustment. The European patents will expire on April 10, 2027, absent patent term extension, and cover the composition of matter and use of the peptide for the preparation of a medicament for treating a WT1-expressing cancer or for reducing an incidence of a WT1-expressing cancer or its relapse in a subject.

We are pursuing additional patent protection through pending patent applications for compositions of matter and methods of use for the WT1-331 long peptide and WT1-122A1 long peptide in Canada, and method of use for the WT1-122A1 long peptide in the United States. Although we are pursuing additional patent protection for these peptide components through pending patent applications, we may not be able to obtain additional patent protection that would provide us with a significant commercial advantage. The active peptide found in NeuVax, the E75 peptide, has been known and studied for many years. We have one issued U.S. patent, US 6,514,942, covering the composition of matter of the E75 peptide, which expired in mid-2015, prior to any potential commercialization of NeuVax. We do not have and will not be able to obtain any composition of matter patent protection for E75, the active peptide in NeuVax. We also have a license from HJF to issued United States, European, Japanese, Korean, Mexican and Australian method of use patents, which expire in 2028, that are directed to a method of inducing immunity against breast cancer recurrence by administering a composition comprising the E75 peptide to patients who have both an immunohistochemistry, or IHC, rating of 1+ or 2+ for HER2/neu protein expression, as well as a fluorescence in situ hybridization, or FISH, rating of less than about 2.0 for HER2/neu gene expression. The license further includes issued patents in the United States, Australia and Japan, and allowed patent applications in Canada and Korea, with claims directed to a method of inducing immunity against recurrence of any HER2/neu expressing tumors by administering the E75 peptide to patients with tumors having a FISH rating of less than about 2.0 for HER2/neu gene expression; an issued U.S. patent that includes claims to the use of E75 to reduce the risk of cancer recurrence, including bone only recurrence; and pending applications with similar claims in a number of foreign jurisdiction, all of which expire in 2028. Also included in the license are method of use patents in the United States and Australia, which expires in 2026, that are directed to the use of NeuVax in combination with Herceptin (trastuzumab) to treat any HER2/neu expressing cancer. Thus, our method of use patents may not prevent competitors from seeking to develop and market NeuVax for use in cancer patients who do not meet these criteria. If any such alternative uses were approved, this could lead to off-label use and price erosion for our NeuVax product. We may seek FDA approval for use of NeuVax to treat cancer patients who fall outside the claimed IHC and FISH ranges and for other cancers as well. Although we are pursuing additional patent protection for NeuVax through pending patent applications, we may not be able to obtain additional patent protection that would provide us with a significant commercial advantage.

Anagrelide hydrochloride, the sole active pharmaceutical ingredient in GALE-401, has been approved for many years and, thus, it is not possible to obtain composition of matter patents that cover anagrelide hydrochloride. As a result, competitors who obtain the requisite regulatory approval can offer products with the same active pharmaceutical ingredients as GALE-401, so long as the competitors do not infringe any formulation patents that we may have or may obtain or license, if any. The only patent protection that we have or are likely to obtain covering GALE-401 are patents relating to specific formulations, methods using these formulations, and methods of manufacturing and packaging. We have an issued United States patent, which expires in 2020, covering methods of using anagrelide to reduce platelet count in patients subject to veno-occlusive events. We have granted patents in the United States, United Kingdom and Japan, which expire in 2029, covering controlled release formulations of anagrelide and methods of use. We also are prosecuting pending patent applications in other territories including, but not limited to, the United States, Europe, India, and Japan, which may not issue prior to any potential commercialization of GALE-401. We may seek FDA approval for use of GALE-401 to treat patients with myeloproliferative neoplasms that include several hematological disorders, including essential thrombocythemia. Although we are pursuing additional patent protection for GALE-401 through pending patent applications, we may not be able to obtain additional patent protection that would provide us with a significant commercial advantage.

The active peptides found in GALE-301 and GALE-302 are derived from Folate Binding Protein. One of the active peptides, E39, has been known and studied for many years. The other active peptide, GALE-302 (peptide E39’), is a derivative of E39. We have a license from MDACC and HJF to issued and granted patents in the United States, Europe, Canada, and Japan, covering composition of matter for the E39 derivative peptides, including GALE-302, alone and in combination with E39, as well as the use of these compositions for the treatment of cancer. These patents are expected to expire in 2022, prior to any potential commercialization of GALE-301. We also have an allowed United States application with claims to combination dosage regimens of GALE-301 and GAL-302 that will expire in 2036 (excluding PTA). We also have pending United States and International (PCT) applications with claims to methods of inducing an immune response to tumors with an immunohistochemistry (IHC) rating of 0 or 1+ for folate binding protein expression that, if granted, would expire in 2037. We do not have and will not be able to obtain any composition of matter patent protection for the E39 peptide in any territory. The license we have from MDACC and HJF grants us the right to develop and market GALE-301 for any use, including methods of treating cancer. Our patents may not prevent competitors from seeking to develop and market the E39 peptide alone. If any such alternative uses of compositions containing the E39 peptide were approved, this could lead to off label use and price erosion for GALE-301. We may seek FDA approval for use of GALE-301, alone or in combination with GALE-302, to treat cancer patients with ovarian and endometrial cancers and for other cancers, as well. Although we are pursuing additional patent protection for GALE-301 and the combination of GALE-301 and GALE-302 through pending patent applications, we may not be able to obtain additional patent protection that would provide us with a significant commercial advantage.

Our ability to obtain, maintain and enforce patents is uncertain and involves complex legal and factual questions. Accordingly, rights under any patents we have or may obtain or license may not provide us with sufficient protection for our commercial product and product candidates to afford a commercial advantage against competitive products or processes, including those from branded and generic pharmaceutical companies. In addition, we cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Nor can we guarantee that the claims of these patents will be held valid or enforceable by the courts or will provide us with any significant protection against competitive products or otherwise be commercially valuable to us.

Changes in either the patent laws or in the interpretations of patent laws in the United States or abroad may diminish the value of our intellectual property. In addition, on September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to the U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act, in particular the first-to-file provision and our implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement of or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents.

In addition, United States Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances in certain situations. From time to time, the United States Supreme Court, other federal courts, the United States Congress, or interpretation by the United States Patent and Trademark Office or USPTO, may change the standards of patentability and any such changes could have a negative impact on our business.

Some cases decided by the United States Supreme Court have involved questions of when claims reciting abstract ideas, laws of nature, natural phenomena and/or natural products are eligible for a patent, regardless of whether the claimed subject matter is otherwise novel and inventive. These cases include Association for Molecular Pathology v. Myriad Genetics, Inc., 569 U.S. 576 (2013), also known as the Myriad decision; Alice Corp. v. CLS Bank International, 573 U.S. 13-298 (2014), also known as the Alice decision; and Mayo Collaborative Services v. Prometheus Laboratories, Inc., also known as the Prometheus decision, 566 U.S. 66 (2012). The full impact of these decisions is not yet known. In view of these and subsequent court decisions, the USPTO has issued materials to patent examiners providing guidance for determining the patent eligibility of claims reciting laws of nature, natural phenomena, or natural products.

Our current product candidates include products, or components, derived to various extents from nature; therefore, these decisions and their interpretation by the courts and the USPTO may impact prosecution, defense, and enforcement of certain types of patent claims in our patent portfolio. In addition to increasing uncertainty with regard to our ability to obtain future patents, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on these and other decisions by United States Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change or be interpreted in unpredictable ways that would weaken our ability to obtain some patent claims or to enforce patents that may issue to us in the future. In addition, these events may adversely affect our ability to defend patents that may issue in procedures in the USPTO or in United States courts.

While we intend to take actions reasonably necessary to enforce our patent rights, we may not be able to detect infringement of our own or in-licensed patents, which may be especially difficult for methods of manufacturing or formulation products, and we depend, in part, on our licensors and collaborators to protect a substantial portion of our proprietary rights. In addition, third parties may challenge our in-licensed patents and any of our own patents that we may obtain, which could result in the invalidation or unenforceability of some or all of the relevant patent claims. Litigation or other proceedings to enforce or defend intellectual property rights is very complex, expensive, and may divert our management’s attention from our core business and may result in unfavorable results that could adversely affect our ability to prevent third parties from competing with us.

If another party has reason to assert a substantial new question of patentability against any of our claims in our own and in-licensed patents, the third party can request that the patent claims be reexamined, which may result in a loss of scope of some claims or a loss of the entire patent. In addition to potential infringement suits, and interference and reexamination proceedings, we may become a party to patent opposition proceedings where either the patentability of the inventions subject of our patents are challenged, or we are challenging the patents of others. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful. As the medical device, biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that others may assert our commercial product and/or product candidates infringe their patent rights. If a third-party’s patents were found to cover our commercial product and product candidates, proprietary technologies or our uses, we or our collaborators could be enjoined by a court and required to pay damages and could be unable to continue to commercialize our products or use our proprietary technologies unless we or it obtained a license to the patent. A license may not be available to us or our collaborators on acceptable terms, if at all. In addition, during litigation, the patent holder could obtain a preliminary injunction or other equitable relief, which could prohibit us from making, using or selling our commercial product and product candidates pending a trial on the merits, which could be years away.

Proprietary trade secrets and unpatented know-how are also very important to our business. Although we have taken steps to protect our trade secrets and unpatented know-how, by entering into confidentiality agreements with third parties, and proprietary information and invention agreements with certain employees, consultants and advisors, third parties may still obtain this information or we may be unable to protect our rights. We also have limited control over the protection of trade secrets used by our licensors, collaborators and suppliers. There can be no assurance that binding agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets and unpatented know-how will not otherwise become known or be independently discovered by our competitors. If trade secrets are independently discovered, we would not be able to prevent their use. Enforcing a claim that a third party illegally obtained and is using our trade secrets or unpatented know-how is expensive and time consuming, and the outcome is unpredictable.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed to us alleged trade secrets of their other clients or former employers. As is common in the biotechnology and pharmaceutical industry, certain of our employees were formerly employed by other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Moreover, we engage the services of consultants to assist us in the development of our commercial product and product candidates, many of whom were previously employed at or may have previously been or are currently providing consulting services to, other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees and consultants or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or their former or current customers. Litigation may be necessary to defend against these types of claims. Even if we are successful in defending against any such claims, any such litigation would likely be protracted, expensive, a distraction to our management team, not viewed favorably by investors and other third parties, and may potentially result in an unfavorable outcome.

Our product candidates may face competition sooner than expected after the expiration of our composition of matter patent protection for such products.

Our composition of matter patents for many of our product candidates have expired or will expire prior to any product approval. We intend to seek data exclusivity or market exclusivity for our GPS as well as our NeuVax,

GALE-301 and GALE-302 product candidates provided under the Federal Food, Drug and Cosmetic Act, or FDCA, and similar laws in other countries. We believe that these product candidates will qualify for 12 years of data exclusivity under the Biologics Price Competition and Innovation Act of 2009, or BPCIA. Under the BPCIA, an application for a biosimilar product or BLA cannot be submitted to the FDA until four years, or if approved by the FDA, until 12 years, after the original brand product identified as the reference product is approved under a BLA. The BPCIA provides an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The abbreviated regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on our similarity to an existing brand product. The law is complex and continues to be interpreted and implemented by the FDA. There is also a risk that the U.S. Congress could amend the BPCIA to shorten this exclusivity period, potentially creating the opportunity for biosimilar competition sooner than anticipated after the expiration of our patent protection. Moreover, the extent to which a biosimilar, once approved, will be substituted for any reference product in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

If our product candidates are not considered biologics that would qualify for exclusivity under the BPCIA, they may be eligible for market exclusivity as drugs under the FDCA. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA, submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by FDA to be essential to the approval of the application, for example, for new indications, dosages, or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent.

Even if, as we expect, GPS, NeuVax, GALE-301 and GALE-302 are considered to be reference products eligible for 12 years of exclusivity under the BPCIA or five years of exclusivity under the FDCA, another company could market competing products if the FDA approves a full BLA or full NDA for such product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of the products.

In some countries outside of the United States, peptide vaccines, such as GPS, NeuVax, GALE-301 and GALE-302, are regulated as chemical drugs rather than as biologics and may or may not be eligible for non-patent exclusivity.

Although we have received Orphan Drug Product designation for GPS, GALE-301 and GALE-302, there is no guarantee that these products will be successfully approved by the FDA, that they will be commercially successful in the marketplace, or that another product will not be approved for the same indication ahead of our product candidate.

If we are sued for infringing the intellectual property rights of third parties, such litigation could be costly and time-consuming and could prevent or delay our development and commercialization efforts.

Our commercial success depends, in part, on us and our collaborators not infringing the patents and proprietary rights of third parties. There is a substantial amount of litigation and other adversarial proceedings, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interference or derivation proceedings, oppositions, and inter partes and post-grant review proceedings before the USPTO and non-U.S. patent offices. Numerous U.S. and non-U.S. issued patents and pending patent applications owned by third parties exist in the fields in which we are developing and may develop our current and future product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, and as our product pipeline grows, the risk increases that our product candidates may be subject to claims of infringement of third parties’ patent rights as it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform or predictable.

Third parties may assert infringement claims against us based on existing or future intellectual property rights, alleging that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacturing of our product candidates that we failed to identify. For example, applications filed before November 29, 2000, and certain applications filed on or after that date that will not be filed outside the United States, remain confidential until issued as patents. Except for the preceding exceptions, patent applications in the United States and elsewhere are generally published only after a waiting period of approximately 18 months after the earliest filing date. Therefore, patent applications covering our product candidates, or their use or manufacture, could have been filed by others without our knowledge. In addition, pending patent applications that have been published, including some of which we are aware, could be later amended in a manner that could cover our product candidates or their use or manufacture. We may analyze patents or patent applications of our competitors that we believe are relevant to our activities and believe that we are free to operate in relation to any of our product candidates, but our competitors may obtain issued claims, including in patents we consider to be unrelated, which may block our efforts or potentially result in any of our product candidates or our activities infringing such claims. If we are sued for patent infringement, we would need to demonstrate that our product candidates, products and methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Proving that a patent is invalid is difficult. For example, in the United States, proving invalidity in a district court proceeding requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents, and proving invalidity in an inter partes review proceeding in the USPTO requires a showing of a preponderance of the evidence. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted, which could have a material adverse effect on us. If any issued third-party patents were held by a court of competent jurisdiction to cover aspects of our materials, formulations, methods of manufacture or methods for treatment, we could be forced, including by court order, to cease developing, manufacturing or commercializing the relevant product candidate until such patent expired. Alternatively, we may be required to obtain a license from such third party in order to use the infringing technology and to continue developing, manufacturing or marketing the infringing product candidate. However, we may not be able to obtain any required license on commercially reasonably terms, or at all. Even if we were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property licensed to us. Ultimately, we could be prevented from commercializing a product candidate, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. This could harm our business significantly.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defending against claims of patent infringement or misappropriation of trade secrets could be costly and time consuming, regardless of the outcome. Thus, even if we were to ultimately prevail, or to settle at an early stage, such litigation could burden us with substantial unanticipated costs. In addition, litigation or threatened litigation could result in significant demands on the time and attention of our management team, distracting them from the pursuit of other company business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent, or to redesign our infringing product candidates, which may be impossible or require substantial time and monetary expenditure. we may also elect to enter into license agreements in order to settle patent infringement claims prior to litigation, and any such license agreement may require us to pay royalties and other fees that could be significant.

We may face claims that we misappropriated the confidential information or trade secrets of a third party. If we are found to have misappropriated a third party’s trade secrets, we may be prevented from further using such trade secrets, which could limit our ability to develop our product candidates. We are not aware of any material threatened or pending claims related to these matters, but in the future litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management. During the course of any patent or other intellectual property litigation, there could be public announcements of the results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our product candidates, programs or intellectual property could be diminished. Accordingly, the market price of our shares of common stock may decline.

We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we have written agreements and makes every effort to ensure that our employees, consultants, and independent contractors do not use the proprietary information or intellectual property rights of others in their work for us, we may in the future be subject to any claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, enforcing and defending patents on our current and future product candidates in all countries throughout the world would be prohibitively expensive. We or our licensors’ intellectual property rights in certain countries outside the United States may be less extensive than those in the United States. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as laws in the United States. Consequently, we and our licensors may not be able to prevent third parties from practicing our and our licensors’ inventions in countries outside the United States, or from selling or importing infringing products made using our and our licensors’ inventions in and into the United States or other jurisdictions. Competitors may use our and our licensors’ technologies in jurisdictions where we have not obtained patent protection or where we do not have exclusive rights under the relevant patent(s) to develop their own products and, further, may export otherwise infringing products to territories where we and our licensors have patent protection but where enforcement is not as strong as that in the United States. These infringing products may compete with our product candidates in jurisdictions where we or our licensors have no issued patents or where we do not have exclusive rights under the relevant patent(s), or our patent claims and other intellectual property rights may not be effective or sufficient to prevent them from so competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us and our licensors to stop the infringement of our and our licensors’ patents or marketing of competing products in violation of our and our licensors’ proprietary rights generally. Proceedings to enforce our and our licensors’ patent rights in foreign jurisdictions could result in substantial costs and divert our attention from other aspects of our business, could put our and our licensors’ patents at risk of being invalidated or interpreted narrowly, could put our and our licensors’ patent applications at risk of not issuing, and could provoke third parties to assert claims against our or our licensors. We or our licensors may not prevail in any lawsuit that we or our licensors initiate, and even if we or our licensors are successful the damages or other remedies awarded, if any, may not be commercially meaningful.

We have in-licensed a significant portion of our intellectual property from MSK. If we breach our license agreement with MSK, we could lose the ability to continue the development and potential commercialization of GPS.

We do not currently own any patents or patent applications related to our lead product candidate, GPS. GPS is licensed-in from MSK, and includes an exclusive license to United States and foreign patent applications. Under the MSK license agreement, we are subject to various obligations, including diligence obligations with respect to funding, development and commercialization activities, payment obligations upon achievement of certain milestones and royalties on product sales, as well as other material obligations. If there is any conflict, dispute, disagreement or issue of nonperformance between us and MSK regarding our rights or obligations under the license agreements, including any such conflict, dispute or disagreement arising from our failure to satisfy diligence or payment obligations under any such agreement, we may be liable to pay damages and MSK may have a right to terminate the affected license. The loss of our license agreement with MSK could materially adversely affect our ability to proceed to utilize the affected intellectual property in our development efforts, our ability to enter into future collaboration, licensing and/or marketing agreements for GPS and our ability to commercialize GPS. The risks described elsewhere pertaining to our patents and other intellectual property rights also apply to the intellectual property rights that we license, and any failure by us or our licensors to obtain, maintain and enforce these rights could have a material adverse effect on our business.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time-consuming and unsuccessful and have a material adverse effect on the success of our business and on our stock price.

Third parties may infringe our patents, the patents of our licensors, or misappropriate or otherwise violate our or our licensors’ intellectual property rights. We and our licensors’ patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications, and then only to the extent the issued claims cover the technology. In the future, we or our licensors may elect to initiate legal proceedings to enforce or defend our or our licensors’ intellectual property rights, to protect our or our licensors’ trade secrets or to determine the validity or scope of intellectual property rights we own or control. Any claims that we assert against perceived infringers could also provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property rights or that our intellectual property rights are invalid. In addition, third parties may initiate legal proceedings against us or our licensors to challenge the validity or scope of intellectual property rights we own or control. The proceedings can be expensive and time-consuming. Many of our or our licensors’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our licensors can. Accordingly, despite our or our licensors’ efforts, we or our licensors may not be able to prevent third parties from infringing upon or misappropriating intellectual property rights we own or control, particularly in countries where the laws may not protect our rights as fully as in the United States. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned by or licensed to us are invalid or unenforceable, in whole or in part, or may refuse to stop the other party from using the technology at issue on the grounds that our or our licensors’ patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our or our licensors’ patents at risk of being invalidated, held unenforceable or interpreted narrowly.

Interference or derivation proceedings provoked by third parties, brought by us or our licensors or collaborators, or brought by the USPTO or any non-U.S. patent authority may be necessary to determine the priority of inventions or matters of inventorship with respect to our or our licensors’ patents or patent applications. We may also become involved in other proceedings, such as reexamination or opposition proceedings, inter partes review, post-grant review or other pre-issuance or post-grant proceedings in the USPTO or our foreign counterparts relating to our intellectual property or the intellectual property of others. An unfavorable outcome in any such proceeding could require us or our licensors to cease using the related technology and commercializing the affected product candidate, or to attempt to license rights to it from the prevailing party.

Our business could be harmed if the prevailing party does not offer us or our licensors a license on commercially reasonable terms if any license is offered at all. Even if we or our licensors obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us or our licensors. In addition, if the breadth or strength of protection provided by us or our licensor’s patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current and future product candidates. Even if we successfully defend such litigation or proceeding, we may incur substantial costs and it may distract our management and other employees. We could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of shares of our common stock.

If we are unable to protect the confidentiality of our trade secrets and other proprietary information, the value of our technology could be materially adversely affected and our business could be harmed.

In addition to seeking the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce, and other elements of our technology, discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, including by enabling them to develop and commercialize products substantially similar to or competitive with our current or future product candidates, thus eroding our competitive position in the market. Trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements and invention assignment agreements with our employees, consultants, and outside scientific advisors, contractors and collaborators. These agreements are designed to protect our proprietary information. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, or outside scientific advisors might intentionally or inadvertently disclose our trade secrets or confidential, proprietary information to competitors. In addition, competitors may otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. If any of our confidential proprietary information were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position.

Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, the laws of certain foreign countries do not protect proprietary rights such as trade secrets to the same extent or in the same manner as the laws of the United States. Misappropriation or unauthorized disclosure of our trade secrets to third parties could impair our competitive advantage in the market and could materially adversely affect our business, results of operations and financial condition.

Significant disruptions of information technology systems or breaches of information security could adversely affect our business.

We rely to a large extent upon sophisticated information technology systems to operate our business. In the ordinary course of business, we collect, store and transmit large amounts of confidential information (including, but not limited to, personal information and intellectual property). We also have outsourced significant elements of our operations to third parties, including significant elements of our information technology infrastructure and, as a result, we are managing many independent vendor relationships with third parties who may or could have access to our confidential information. The size and complexity of our information technology and information security systems, and those of our third-party vendors with whom we contract (and the large amounts of confidential information that is present on them), make such systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees or vendors, or from malicious attacks by third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives (including, but not limited to, industrial espionage and market manipulation) and expertise. While we have invested significantly in the protection of data and information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches. Any interruption or breach in our systems could adversely affect our business operations and/or result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal, business and reputational harm to us or allow third parties to gain material, inside information that they use to trade in our securities.

Risks Related to Commercialization of Our Current and Future Product Candidates

Our commercial success depends upon attaining significant market acceptance of our current and future product candidates, if approved, among physicians, patients, healthcare payors and cancer treatment centers.

Even if we obtain regulatory approval for any of our current or future product candidates, the product may not gain market acceptance among physicians, healthcare payors, patients or the medical community, including cancer treatment centers. Market acceptance of any product candidates for which we receive approval depends on a number of factors, including:

•	the efficacy and safety of such product candidates as demonstrated in clinical trials;

•	the clinical indications and patient populations for which the product candidate is approved;

•	acceptance by physicians, major cancer treatment centers and patients of the drug as a safe and effective treatment;

•	the adoption of novel immunotherapies by physicians, hospitals and third-party payors;

•	the potential and perceived advantages of product candidates over alternative treatments;

•	the safety of product candidates seen in a broader patient group, including our use outside the approved indications;

•	any restrictions on use together with other medications;

•	the prevalence and severity of any side effects;

•	product labeling or product insert requirements of the FDA or other regulatory authorities;

•	the timing of market introduction of our products as well as competitive products;

•	the development of manufacturing and distribution processes for commercial scale manufacturing for our novel WT1 peptide cancer immunotherapy product candidate;

•	the cost of treatment in relation to alternative treatments;

•	the availability of coverage and adequate reimbursement from third-party payors and government authorities;

•	relative convenience and ease of administration; and

•	the effectiveness of our sales and marketing efforts and those of our collaborators.

If any of our current and future product candidates are approved but fail to achieve market acceptance among physicians, patients, healthcare payors or cancer treatment centers, we will not be able to generate significant revenues, which would compromise our ability to become profitable.

Even if we are able to commercialize our current or future product candidates, the products may not receive coverage and adequate reimbursement from third-party payors in the United States and in other countries in which we seek to commercialize our products, which could harm our business.

Our ability to commercialize any product successfully will depend, in part, on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, including government health administration authorities, private health insurers and other organizations.

Third-party payors determine which medications they will cover and establish reimbursement levels. A primary trend in the healthcare industry is cost containment. Third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Third-party payors may also seek additional clinical evidence, beyond the data required to obtain regulatory approval, demonstrating clinical benefit our and value in specific patient populations before covering our products for those patients. We cannot be sure that coverage and adequate reimbursement will be available for any product that we commercialize and, if coverage is available, what the level of reimbursement will be. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain regulatory approval. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize any product candidate for which we obtain regulatory approval.

There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA or comparable foreign regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may only be temporary. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by third-party payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. No uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies, but also have their own methods and approval process apart from Medicare determinations. Our inability to promptly obtain coverage and profitable reimbursement rates from both government-funded and private payors for any approved products that it develops could have a material adverse effect on our operating results, ability to raise capital needed to commercialize products and overall financial condition.

Recently enacted and future legislation, including potentially unfavorable pricing regulations or other healthcare reform initiatives, may increase the difficulty and cost for us to obtain regulatory approval of and commercialize our current or future product candidates and affect the prices we may obtain.

The regulations that govern, among other things, regulatory approvals, coverage, pricing and reimbursement for new drug products vary widely from country to country. In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay regulatory approval of our current or future product candidates, restrict or regulate post-approval activities and affect our ability to successfully sell any product candidates for which we obtain regulatory approval. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the regulatory approvals of our product candidates, if any, may be.

For example, in the United States, in March 2010, the Affordable Care Act was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The Affordable Care Act, among other things, (i) subjected therapeutic biologics to potential competition by lower-cost biosimilars by creating a licensure framework for follow on biologic products, (ii) proscribed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs and therapeutic biologics that are inhaled, infused, instilled, implanted or injected, (iii) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, (iv) established annual fees and taxes on manufacturers of certain branded prescription drugs and therapeutic biologics, (v) established a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs and therapeutic biologics to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs and therapeutic biologics to be covered under Medicare Part D, (vi) expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability, (vii) expanded the entities eligible for discounts under the Public Health program (viii) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research, and (ix) established a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services, or CMS, to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

Some of the provisions of the Affordable Care Act have yet to be implemented, and there have been judicial and Congressional challenges to certain aspects of the Affordable Care Act, as well as recent efforts by the Trump administration to repeal or replace certain aspects of the Affordable Care Act. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the Affordable Care Act or otherwise circumvent some of the requirements for health insurance mandated by the Affordable Care Act. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the Affordable Care Act. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the Affordable Care Act have been signed into law. The Tax Act includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Affordable Care Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain Affordable Care Act-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. Further, the Bipartisan Budget Act of 2018, or the BBA, among other things, amends the Affordable Care Act, effective January 1, 2019, to increase from 50 percent to 70 percent the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole”. We continue to evaluate the potential impact of the Affordable Care Act and its possible repeal or replacement on our business.

In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals for spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, including the BBA, will remain in effect through 2027 unless additional Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the federal level, the Trump administration’s budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. Additionally, on May 11, 2018, President Trump laid out his administration’s “Blueprint” to reduce the cost of prescription drugs while preserving innovation and cures. HHS has already started the process of soliciting feedback on some of these measures and, at the same, is immediately implementing others under its existing authority. Although some of these, and other, proposals will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

In the United States, the European Union and other potentially significant markets for our current and future product candidates, government authorities and third-party payors are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, which has resulted in lower average selling prices. Furthermore, the increased emphasis on managed healthcare and on country and regional pricing and reimbursement controls in the European Union will put additional pressure on product pricing, reimbursement and usage, which may adversely affect our future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical reimbursement policies and pricing in general.

Price controls may be imposed in foreign markets, which may adversely affect our future profitability.

In some countries, particularly member states of the European Union, the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after receipt of regulatory approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices. In some countries, we or our collaborators may be required to conduct a clinical trial or other studies that compare the cost-effectiveness of our product candidates to other available therapies in order to obtain or maintain reimbursement or pricing approval. Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be adversely affected.

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which we obtain regulatory approval. Our current and future arrangements with healthcare providers, healthcare entities, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we research, develop and will market, sell and distribute our products. As a pharmaceutical company, even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are applicable to our business. Restrictions under applicable federal and state healthcare laws and regulations that may affect our ability to operate include the following:

•	the federal healthcare Anti-Kickback Statute which prohibits, among other things, individuals and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid;

•	federal civil and criminal false claims laws, including the federal False Claims Act, and civil monetary penalty laws, which impose criminal and civil penalties, and can be enforced through civil whistleblower or qui tam actions, prohibit individuals or entities for knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment or approval that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

•	federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also created federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statements in connection with the delivery of or payment for healthcare benefits, items or services;

•	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, which imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information on entities subject to the law, such as certain healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, and their respective business associates that perform services for them that involve the creation, use, maintenance or disclosure of, individually identifiable health information;

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the federal physician sunshine requirements under the Affordable Care Act which requires certain manufacturers of drugs, devices, biologics and medical supplies, with certain exceptions, to report annually to HHS information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations;

•	analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; some state laws which require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers; certain state and local laws which require the registration of pharmaceutical sales representatives; and

•	state and foreign laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, and the curtailment or restructuring of our operations. If any physicians or other healthcare providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could cause significant liability for us and harm our reputation.

We are exposed to the risk of employee fraud or other misconduct, including intentional failures to comply with FDA regulations or similar regulations of comparable foreign regulatory authorities, provide accurate information to the FDA or comparable foreign regulatory authorities, comply with manufacturing standards we have established, comply with federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable foreign regulatory authorities, report financial information or data accurately or disclose unauthorized activities to us. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and integrity oversight and reporting obligations.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the testing of our current or future product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. Product liability claims may be brought against us by subjects enrolled in our clinical trials, patients, healthcare providers or others using, administering or selling our products. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidates or products that we may develop;

•	termination of clinical trial sites or entire trial programs;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	significant costs to defend the related litigation;

•	substantial monetary awards to trial subjects or patients;

•	loss of revenue;

•	diversion of management and scientific resources from our business operations; and

•	the inability to commercialize any products that we may develop.

We currently hold product liability insurance coverage at a level that we believe is customary for similarly situated companies and adequate to provide us with insurance coverage for foreseeable risks, but which may not be adequate to cover all liabilities that we may incur. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. We intend to expand our insurance coverage for products to include the sale of commercial products if we obtain regulatory approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products that receive regulatory approval. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

Risks Related to our Business Operations

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

We face competition from numerous pharmaceutical and biotechnology enterprises, as well as from academic institutions, government agencies and private and public research institutions for our current product candidates. Our commercial opportunities will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we may develop. Competition could result in reduced sales and pricing pressure on our current or future product candidates, if approved, which in turn would reduce our ability to generate meaningful revenues and have a negative impact on our results of operations. In addition, significant delays in the development of our product candidates could allow our competitors to bring products to market before we and impair any ability to commercialize our product candidates. The biotechnology industry, including the cancer immunotherapy market, is intensely competitive and involves a high degree of risk. We compete with other companies that have far greater experience and financial, research and technical resources than us. Potential competitors in the United States and worldwide are numerous and include pharmaceutical and biotechnology companies, educational institutions and research foundations, many of which have substantially greater capital resources, marketing experience, research and development staffs and facilities than ours. Some of our competitors may develop and commercialize products that compete directly with those incorporating our technology, introduce products to market earlier than our products or on a more cost effective basis. In addition, our technology may be subject to competition from other technology or methods developed using techniques other than those developed by traditional biotechnology methods. Our competitors compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our technology. Our company and our collaborators may face competition with respect to product efficacy and safety, ease of use and adaptability to various modes of administration, acceptance by physicians, the timing and scope of regulatory approvals, availability of resources, reimbursement coverage, price and patent position, including the potentially dominant patent positions of others. An inability to successfully complete our product development or commercializing those product candidates could lead having limited prospects for establishing market share or generating revenue from our technology.

There are several agents in clinical development in similar settings to our planned Phase 3 AML clinical development program for GPS. The most advanced of these products is oral Vidaza (azacytidine), under development by Celgene Corporation, which is anticipated to report Phase 3 results by the end of 2018. There are a number of other investigational immunotherapies advancing through Phase 2 and Phase 3 trials for target indications that we believe are also potential target indications for GPS. If these or other therapies are successful in their development, it could negatively impact our ability to enroll our clinical trials and could negatively impact the commercial potential of GPS.

We are also planning a clinical development program in combination with cancer checkpoint inhibitors. This is a highly competitive field, with hundreds of such combination trials with various checkpoint inhibitors ongoing. If one or more of these combinations produce positive results in indications that we believe are targets for GPS (either in combination or in stand-alone administration) this could increase the difficulty for us to conduct our trials and could negatively impact our path to regulatory approval and our ability to successfully commercialize our products.

Many of our competitors or potential competitors have significantly greater established presence in the market, financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than it does, and as a result may have a competitive advantage over us. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

As a result of these factors, these competitors may obtain regulatory approval of their products before we are able to obtain patent protection or other intellectual property rights, which will limit our ability to develop or commercialize our current or future product candidates. Our competitors may also develop drugs that are safer, more effective, more widely used and cheaper than ours, and may also be more successful than us in manufacturing and marketing their products. These appreciable advantages could render our product candidates obsolete or noncompetitive before we can recover the expenses of development and commercialization.

Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As of June 30, 2018, we had 11 full-time employees. We need to grow the size of our organization in order to support our continued development and potential commercialization of our product candidates. In particular, we will need to add substantial numbers of additional personnel and other resources to support our development and, if any product candidates are approved, the potential commercialization of our product candidates. As our development and commercialization plans and strategies continue to develop, or as a result of any future acquisitions, our need for additional managerial, operational, manufacturing, sales, marketing, financial and other resources will increase. Our management, personnel and systems currently in place may not be adequate to support this future growth. Future growth would impose significant added responsibilities on members of management, including:

•	managing our clinical trials effectively;

•	identifying, recruiting, maintaining, motivating and integrating additional employees;

•	managing our internal development efforts effectively while complying with our contractual obligations to licensors, licensees, contractors and other third parties;

•	improving our managerial, development, operational, information technology, and finance systems; and

•	expanding our facilities.

As our operations expand, we will also need to manage additional relationships with various strategic partners, suppliers and other third parties. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively, as well as our ability to develop a sales a marketing force when appropriate for our company. To that end, we must be able to manage our development efforts and preclinical studies and clinical trials effectively and hire, train and integrate additional management, research and development, manufacturing, administrative and sales and marketing personnel. The failure to accomplish any of these tasks could prevent us from successfully growing our company.

If we fail to develop and maintain proper and effective internal control over financial reporting, the accuracy and timeliness of our financial reporting may be adversely affected.

Our management team is required, pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. In particular, we are required to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of its internal control over financial reporting. Prior to the Merger, Private SELLAS, whose financial statements are now our financial statements, was not required to do such an analysis. In connection with the audit of our 2017 consolidated financial statements, we were informed by our independent registered public accounting firm that we had a material weakness in our internal control over financial reporting due to our lack of sufficient management and personnel with appropriate expertise in GAAP and SEC rules and regulations with respect to financial reporting during the year ended December 31, 2017. At that time, we had only one designated finance and accounting employee and relied primarily on consultants to provide many accounting, book-keeping and administrative services. This reflects the fact that prior to the Merger, Private SELLAS was a small privately-held company, and that in connection with the Merger, Private SELLAS historical operations represent virtually the entirety of the combined business. In addition, following the Merger, which occurred on December 29, 2017, our accounting and financial systems, as well as personnel, were replaced by those of Private SELLAS. Although we have hired three additional finance and accounting personnel since completion of the Merger to further build out our infrastructure and further develop and document our accounting policies and financial reporting procedures, we cannot assure you that we will be successful in retaining these new hires or that these measures will significantly improve or remediate the material weakness described above, or any others that it may identify once we conduct a full Section 404 evaluation. We also cannot assure you that we have identified all material weaknesses at this time, or that additional material weaknesses may occur in the future. Accordingly, material weaknesses may continue to exist going forward.

Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting for so long as we remain a “smaller reporting company” as defined in applicable SEC regulations. Our management team is required to disclose changes made in our internal controls and procedures on a quarterly basis. We need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Our audit committee must also be advised and regularly updated on management’s review of internal controls. Because of the closing of the Merger on the last business day of 2017, management was not in a position to assess nor attest to our internal control over financial reporting as of December 31, 2017 as required by Section 404. Our management will perform such analysis as of December 31, 2018. We are still in early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform our evaluation of its internal control over financial reporting needed to comply with Section 404, and we may not be able to complete its evaluation, testing and any required remediation in a timely fashion. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner or if it identifies or its independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our common stock could decline and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities, which would require additional financial and management resources.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations has increased, and will likely continue to increase, our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and place significant strain on our personnel, systems and resources. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time. This could result in continuing uncertainty regarding compliance matters, higher administrative expenses and a diversion of management’s time and attention. Further, if our compliance efforts differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. Being a public company that is subject to these rules and regulations also makes it more expensive for us to obtain and retain director and officer liability insurance, and we may in the future be required to accept reduced coverage or incur substantially higher costs to obtain or retain adequate coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors and qualified executive officers.

We have in the past, and may in the future, become involved in securities class action litigation that could divert management’s attention and harm our business, and insurance coverage may not be sufficient to cover all costs and damages.

In the past, securities class action or stockholder derivative litigation often follows certain significant business transactions, such as the sale of a business division or announcement of a merger. Additionally, securities class action or stockholder derivative litigation has become common in our industry following the announcement of negative data or adverse events. We have in the past, and may in the future, become involved in this type of litigation. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the continuing company’s business.

Our future success depends on our ability to retain our executive officers and to attract, retain and motivate qualified personnel.

We are highly dependent upon our personnel, including Dr. Angelos M. Stergiou (M.D., Sc.D. h.c.), our President and Chief Executive Officer, and member of our board of directors. Our employment agreement with

Dr. Stergiou does not prevent him from terminating his employment with us at any time. The loss of Dr. Stergiou’s services could impede the achievement of our research, development and commercialization objectives. We have not obtained, do not own, nor are we the beneficiary of, key-person life insurance.

Governance changes, becoming subject to enhanced regulatory requirements and increased responsibilities associated with becoming a public company may influence our management personnel and our employees to terminate their employment with us. To enhance our ability to retain our executive management personnel, we have entered into retention agreements with certain executive officers and may find it beneficial to enter into additional retention agreements with other key personnel in the future, potentially increasing payroll and operating expenses.

Our future growth and success depend on our ability to recruit, retain, manage and motivate our employees. The loss of any member of our senior management team or the inability to hire or retain experienced management personnel could compromise our ability to execute our business plan and harm our operating results. Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. The competition for qualified personnel in the pharmaceutical field is intense and as a result, we may be unable to continue to attract and retain qualified personnel necessary for the development of our business.

If we and our third-party manufacturers fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We and our third-party manufacturers are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from us or our third-party manufacturers’ use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions, which could adversely affect our business, financial condition, results of operations and prospects.

Our business and operations would suffer in the event of computer system failures or security breaches.

Our internal computer systems, and those of MSK, our CROs, our CMOs, and other business vendors on which we rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, fire, terrorism, war and telecommunication and electrical failures. We exercise little or no control over these third parties, which increases our vulnerability to problems with their systems. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability, the further development of our current and future product candidates could be delayed and our business could be otherwise adversely affected.

Business disruptions could seriously harm our future revenues and financial condition and increase our costs and expenses.

Our operations could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or manmade disasters or business interruptions, for which we are predominantly self-insured. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. We rely on third-party manufacturers to produce our product candidates and intends to rely on third-party manufacturers to produce any future product candidates. Our ability to obtain clinical supplies of product candidates could be disrupted, if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption. The ultimate impact on us, our significant suppliers and our general infrastructure is unknown, but our operations and financial condition could suffer in the event of a major earthquake, fire, hurricane or other natural disaster.

Our principal stockholder, Equilibria Capital Management and its affiliates, own a significant percentage of our stock and are able to exert significant control over matters subject to stockholder approval.

Our principal stockholder, Equilibria Capital Management and its affiliates, collectively Equilibria, currently beneficially own approximately 39.7% of the outstanding shares of our common stock. One of our directors, Fabio Lopez, is an affiliate of Equilibria. Equilibria and its affiliates have the ability and may continue to have the ability to influence us through this ownership position and board representation. These stockholders may be able to determine some or all matters requiring stockholder approval. For example, these stockholders, acting together, may be able to control elections of directors, amendments of organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for shares of our common stock that you may believe are in your best interest as one of our stockholders.

Risks Relating to this Offering and Ownership of Our Common Stock

Management will have broad discretion as to the use of the proceeds from this offering and we may not use the proceeds effectively.

Our management will have broad discretion with respect to the use of proceeds of this offering, including for any of the purposes described in the section entitled “Use of Proceeds” beginning on page 65 of this prospectus. You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could harm our business, delay the development of our product candidates and cause the price of our common stock to decline.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of securities offered in this offering, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of approximately $1.55 per share. See the section entitled “Dilution” beginning on page 69 of this prospectus for a more detailed discussion of the dilution you will incur if you purchase shares in this offering. The discussion above assumes no exercise of the pre-funded or common warrants being offered in this offering.

The terms of certain of our outstanding securities may also result in the issuance of additional securities and further dilution of the shares you purchase in this offering. The terms of our Series A Preferred and warrants issued to the Series A Preferred investors provide for anti-dilution, or “ratchet,” adjustments in connection with, among other things, issuances by us of common stock or other equity or equity-linked securities below specified prices in certain circumstances. For a one year period after the closing of this offering such provisions in the Series A warrants may be triggered by future financings by us depending on the price per share in such future offering. Any such adjustments would result in additional shares of our common stock being issuable upon exercise of such warrants. Such provisions as contained in our Series A Preferred will be applicable to this offering but are expected to terminate thereupon. We cannot assure you that our future financings will not contain similar or other provisions that could result in significant dilution to you.

There is no public market for the pre-funded warrants or the common warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants or the common warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants or the common warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Capital Market. Without an active market, the liquidity of the pre-funded warrants and the common warrants will be limited.

Holders of pre-funded warrants or the common warrants purchased in this offering will have no rights as common stockholders until such holders exercise their warrants and acquire our common stock.

Until holders of warrants acquire shares of our common stock upon exercise thereof, holders of warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the pre-funded warrants or the common warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The market price and trading volume of shares of our common stock may be volatile.

The market price of shares of our common stock has exhibited substantial volatility recently. Between January 2, 2018 and July 11, 2018, the trading price of shares of our common stock as reported on Nasdaq ranged from a low of $2.27 to a high of $11.09. The market price of shares of our common stock could continue to fluctuate significantly for many reasons, including the following factors:

•	reports of the results of our clinical trials regarding the safety or efficacy of our product candidates and surrogate markers;

•	announcements of regulatory developments or technological innovations by us or our competitors;

•	announcements of business or strategic transactions or our success in finalizing such a transaction;

•	announcements of legal or regulatory actions against us or any adverse outcome of any such actions;

•	changes in our relationships with our licensors, licensees and other strategic partners;

•	low volume in the number of shares of our common stock traded on Nasdaq;

•	our quarterly operating results;

•	announcements of dilutive financing;

•	announcements of additional potential reverse stock split;

•	developments in patent or other technology ownership rights;

•	additional funds may not be available on terms that are favorable to us and, in the case of equity financings, may result in dilution to our stockholders;

•	government regulation of drug pricing; and

•	general changes in the economy, the financial markets or the pharmaceutical or biotechnology industries.

Factors beyond our control may also have an impact on the market price of shares of our common stock. For example, to the extent that other companies within our industry experience declines in their stock prices, the market price of shares of our common stock may decline as well.

Future sales of substantial amounts of our common stock, or the possibility that such sales could occur, could adversely affect the market price of our common stock.

Future sales in the public market of shares of our common stock, including shares referred to in the foregoing risk factors or shares issued upon exercise of our outstanding stock options or warrants, or the perception by the market that these sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional capital.

As of March 31, 2018, we had reserved for issuance 10,171 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $1,240.54 per share, 12,758 shares of our common stock issuable upon settlement of outstanding RSUs, 1,844,830 shares of our common stock issuable upon conversion of outstanding Series A Preferred, 127,558 shares of our common stock issuable upon conversion of outstanding convertible promissory notes, and 1,236,190 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $64.43 per share. Subsequent to March 31, 2018, we issued additional shares of Series A Preferred, convertible promissory notes and warrants exercisable for shares of our common stock. We also issued $1,250,000 of shares of our common stock as a settlement payment. Upon exercise or conversion the underlying shares, similar to those issued as the settlement payment, may be resold into the public market. In the case of outstanding securities that have exercise or conversion prices that are below the market price of our common stock from time to time, our stockholders would experience dilution upon the exercise or conversion of these securities.

Certain of our securityholders including our largest stockholder, Equilibria, have registration rights and they can require us, subject to certain limitations, to register their securities for resale, or require us to include their securities for resale in any offering of our common stock we may propose. In addition, we recently filed a resale registration statement for the benefit of the holders of our Series A Preferred and related warrants, pursuant to which we have registered 3,228,461 shares of our common stock for resale. Additionally, JGB may immediately sell into the public market any shares of our common stock that it receives pursuant to redemption notices at any time and from to time. Any such resales into the public market could place downward pressure on the price of our common stock. Neither the holders of our Series A Preferred and related warrants, nor JGB, has entered into lock-up agreements with the underwriters of this offering. As a result, they and other holders of our common stock will be able to freely sell shares of our common stock into the market, at any time following this offering. In addition, while Equilibria and our executive officers and directors, who, including Equilibria, collectively beneficially own 45.9% of our common stock in the aggregate, have agreed to 90-day lock agreements in connection with this offering as further discussed under the caption “Underwriting,” following expiration of such lock-up period, such parties will also be able to freely resell shares of our common stock into the market, subject to any applicable restrictions pursuant to federal and state securities laws.

We have issued and may issue additional preferred stock in the future, and the terms of the preferred stock may reduce the value of our common stock.

We are authorized to issue up to five million shares of preferred stock in one or more series. Our Board of Directors may determine the terms of future preferred stock offerings without further action by our stockholders. If we issue additional preferred stock, it could affect stockholder rights or reduce the market value of our outstanding common stock. In particular, specific rights granted to future holders of preferred stock may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, sinking fund provisions, and restrictions on our ability to merge with or sell our assets to a third party.

Our Board of Directors has designated 17,500 shares of our preferred stock as our Series A Preferred and we have issued 10,700 shares of such Series A Preferred. The Series A Preferred is initially convertible into our common stock based on an initial conversion price of $5.80 per share, which is subject to adjustment in certain circumstances, including anti-dilution price protection through completion of a “Qualified Offering” as defined in the terms of such Series A Convertible Preferred set out in the Certificate of Designation. At the combined public offer price of $2.10 per share, such initial conversion rate would adjust to $2.10. Moreover, as preferred stock, such securities are senior to, and would receive payment in advance of, shares of our common stock in the event of any liquidation or dissolution of our company.

We have in the past and expect in the future to settle legal claims through the issuance of freely tradable shares of our common stock, which will result in dilution to holders of our common stock and may adversely affect the market price of our common stock

We have in the past and expect in the future to settle legal claims through the issuance of freely tradable shares of our common stock. As described under the heading, “Our Business—Legal Proceedings,” in June 2018, we issued 228,672 unrestricted shares of our common stock (or $1,250,000 based on the volume-weighted average closing price for the 20 trading days immediately preceding June 21, 2018, the day before the transfer of the settlement stock to the settlement fund) to settle the case entitled Patel vs. Galena Biopharma, Inc. et. al. We may issue additional shares of common stock as settlement payments in the future. Payment of these amounts in our common stock could cause significant dilution to our stockholders, and the amount of that dilution will vary depending on the price of our common stock at the time of the payment. In addition, the issuance of such a significant number of shares of our may cause a decrease in the trading price of our common stock.

Our senior secured debenture has resulted, and may continue to result, in dilution to the holders of our common stock.

In May 2016, Galena entered into a securities purchase agreement with JGB, pursuant to which Galena sold to JGB, at a 6.375% original issue discount, a $25,530,000 senior secured debenture, which was subsequently amended, and warrants to purchase common stock. As of March 31, 2018, (i) there were 6,154,377 shares of our common stock outstanding and (ii) 973,434 shares of our common stock had been issued by us pursuant to the terms of the senior secured debenture. Subsequent to March 31, 2018 and through July 10, 2018, JGB redeemed an additional $1.2 million of outstanding principal, which we satisfied with an aggregate of 345,301 shares of our common stock. These shares are subject to a reservation of rights by us. Subsequent to March 31, 2018 and through July 10, 2018, we issued 49,994 shares of our common stock for interest payments on the senior secured debenture. As discussed further below, we are currently involved in a dispute with JGB. To the extent redemptions by JGB or other payments in respect of the senior secured debenture are settled by us in common stock, the price used to determine the number of shares issuable by us reflects a substantial discount to the then current market price of our common stock, resulting in even further dilution to our stockholders.

Although the balance of the restricted cash exceeds the principal balance of the senior secured debenture by $1.6 million as of July 10, 2018, as of July 10, 2018, we have not been able to transfer the excess $1.6 million from the restricted account as JGB has not approved the transfer required by a securities account control agreement at our financial institution. The outstanding principal balance on the senior secured debenture as of July 10, 2018 is $6.9 million.

We are currently involved in a dispute with JGB regarding the terms of the senior secured debenture and other matters. See the Risk Factor captioned “We are currently in a dispute with the holder of our senior secured debenture, JGB, pursuant to which JGB has alleged certain violations of the terms of our senior secured debenture, as well as allegations of violations of the federal securities laws. If JGB were to prevail in this action, it would have a material adverse effect on our business, results of operations and financial condition, and could cause us to lose our Nasdaq listing, as well as certain of our assets that have been pledged under our agreements with JGB securing its debenture” above.

Anti-takeover provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws and provisions of Delaware law could delay or prevent a change of control.

Anti-takeover provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws may discourage, delay or prevent a merger or other change of control that stockholders may consider favorable or may impede the ability of the holders of our common stock to change our management and may be constrained by other contractual agreements with third parties. These provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, among other things:

•	divide our Board of Directors into three classes, with members of each class to be elected for staggered three-year terms;

•	limit the right of securityholders to remove directors;

•	prohibit stockholders from acting by written consent;

•	regulate how stockholders may present proposals or nominate directors for election at annual meetings of stockholders; and

•	authorize our Board to issue preferred stock in one or more series, without stockholder approval.

In addition, Section 203 of the Delaware General Corporation Law provides that, subject to limited exceptions, persons that acquire, or are affiliated with a person that acquires, more than 15% of the outstanding voting stock of a Delaware corporation such as We shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares for a three-year period following the date on which that person or our affiliate crosses the 15% stock ownership threshold. Section 203 could operate to delay or prevent a change of control of us.

The terms of our outstanding indebtedness may inhibit potential acquirers.

We are prohibited by the terms of our outstanding indebtedness from disposing of any of our business or property, except with the consent of our lenders or if we were to prepay, which we are not able to do without our lenders consent, the outstanding indebtedness and related fees in accordance with the loan security agreement. Our outstanding indebtedness may inhibit potential acquirers or other interested parties from seeking to acquire all or a part of our business or assets, and there is no assurance that our lenders would consent to any proposed future transaction that might be beneficial to our stockholders.

If our common stock becomes subject to the penny stock rules, it may be more difficult to sell our common stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The OTC Bulletin Board does not meet such requirements and if the price of our common stock is less than $5.00 and our common stock is no longer listed on a national securities exchange such as Nasdaq, our stock may be deemed a penny stock. The penny stock rules require a broker-dealer, at least two business days prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver to the customer a standardized risk disclosure document containing specified information and to obtain from the customer a signed and date acknowledgement of receipt of that document. In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive: (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

We have never declared or paid cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the foreseeable future.

Our business requires significant funding. We currently plan to invest all available funds and future earnings in the development and growth of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future and are prohibited by the terms of our outstanding indebtedness from paying dividends on any common stock, except with the prior consent of our lenders. As a result, capital appreciation, if any, of our common stock will be our stockholders’ sole source of potential gain for the foreseeable future.

We may be exposed to additional risks as a result of Private SELLAS “going public” by means of a reverse merger transaction.

An investment in our company may be subject to additional risks because the business of Private SELLAS became a public company through a “reverse merger” transaction, as compared to had it gone public in a traditional initial public offering. For example, we are subject to the risks associated with the prior activities of Galena (including its subsidiaries). Galena’s business was and continues to be subject to a number of significant legal proceedings, and there can be no assurance that we will not be exposed to liabilities or risks, including potential liabilities and risks not currently known to us, resulting from the prior operations of Galena.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “poise,” “project,” “potential,” “suggest,” “should,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference into this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The section in this prospectus entitled “Risk Factors” and the sections in our periodic reports, including the 2017 Form 10-K entitled “Business,” and in the 2017 Form 10-K and the 2018 Form 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences. These forward-looking statements include, among other things, statements about:

•	our projected financial position and estimated cash burn rate;

•	our estimates regarding expenses, future revenues and capital requirements;

•	our ability to continue as a going concern;

•	our need to raise substantial additional capital to fund our operations;

•	the success, cost and timing of our clinical trials;

•	our dependence on third parties in the conduct of our clinical trials;

•	our ability to obtain the necessary regulatory approvals to market and commercialize our product candidates;

•	the potential that results of preclinical and clinical trials indicate our current product candidates or any future product candidates we may seek to develop are unsafe or ineffective;

•	the results of market research conducted by us or others;

•	our ability to obtain and maintain intellectual property protection for our current product candidates;

•	our ability to protect our intellectual property rights and the potential for us to incur substantial costs from lawsuits to enforce or protect our intellectual property rights;

•	the possibility that a third party may claim we have infringed, misappropriated or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against these claims;

•	our reliance on third-party suppliers and manufacturers;

•	the success of competing therapies and products that are or become available;

•	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel;

•	the potential for us to incur substantial costs resulting from product liability lawsuits against us and the potential for these product liability lawsuits to cause us to limit our commercialization of our product candidates;

•	market acceptance of our product candidates, the size and growth of the potential markets for our current product candidates and any future product candidates we may seek to develop, and our ability to serve those markets; and

•	the successful development of our commercialization capabilities, including sales and marketing capabilities.

Our current product candidates are undergoing clinical development and have not been approved by the FDA or the European Commission. These product candidates have not been, nor may they ever be, approved by any regulatory agency or competent authorities nor marketed anywhere in the world.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document, particularly in the section entitled “Risk Factors” beginning on page 11 of this prospectus that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements contained in this prospectus are made as of the date of this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of our common stock and pre-funded warrants and accompanying common warrants in this offering will be approximately $21.6 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering.

As of March 31, 2018, we had cash and cash equivalents of approximately $3.5 million. We intend to use the net proceeds from this offering to commence a pivotal Phase 3 trial of GPS in AML, and to develop GPS in combination with pembrolizumab (Keytruda) in a Phase 1/2 proof of concept study, as well as for general corporate purposes and funding our working capital needs.

This expected use of net proceeds from this offering and our existing cash and cash equivalents represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from clinical trials, as well as any collaborations that we may enter with third parties for GPS or any other product candidates we may seek to develop, and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We have no current agreements, commitments or understandings for any material acquisitions or licenses of any products, businesses or technologies.

We anticipate existing cash and the net proceeds from this offering will be sufficient to fund our planned operations through the first half of 2019. We plan to raise additional capital in the future to fund the completion of the clinical development of our current product candidates and our ongoing working capital requirements.

As of the date of this prospectus, we cannot predict with certainty all the uses for the net proceeds to be received upon the completion of this offering or the amounts we will spend on the uses set forth above. Pending our use of the net proceeds from this offering, we intend to invest a portion of the net proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments and U.S. government securities.

MARKET PRICE AND DIVIDEND INFORMATION

Market Information

During 2016 and 2017, our common stock traded on The Nasdaq Capital Market under the ticker symbol “GALE” and corporate name Galena Biopharma, Inc. On December 29, 2017, we completed the Merger, and on January 2, 2018, our shares of common stock began trading on The Nasdaq Capital Market under the ticker symbol “SLS.” The following table shows the high and low per-share sale prices of our common stock for the periods indicated after the completion of the Merger:

	Sales Price
	High	Low
Year ended December 31, 2018
First Quarter	$8.00	$3.43
Second Quarter	11.09	3.17
Third Quarter (through July 11, 2018)	3.87	2.27

On July 10, 2018, we had approximately 133 stockholders of record.

For additional information regarding the trading prices of our common stock for periods prior to the Merger, see the section entitled “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” in the 2017 Form 10-K, which is incorporated by reference herein.

Dividend Policy

We have never declared or paid any cash dividends on our common stock and do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. We expect to retain all available funds and any future earnings to support operations and fund the development and growth of our business. We currently have outstanding Series A Preferred and our board of directors has the right to authorize the issuance of preferred stock in the future, without further stockholder approval, the holders of which may have preferences over the holders of our common stock as to payment of dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2018:

•	on an actual basis as of March 31, 2018; and

•	on a pro forma basis to give further effect to (i) receipt of $4.7 million of cash from the May 2018 closing of our Series A Preferred and warrants private placement, (ii) conversion of $0.8 million aggregate principal amount of convertible promissory notes in April 2018, (iii) the issuance of 228,672 shares of our common stock as payment for a $1.25 million settlement of a putative stockholder class action, (iv) conversion of 2,898 shares of Series A Preferred stock into 499,683 shares of our common stock in May 2018, and (v) the issuance and sale of 6,845,0000 shares of our common stock, pre-funded warrants to purchase up to 4,675,000 shares of our common stock and accompanying common warrants in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2017 Form 10-K and the 2018 Form 10-Q, which are incorporated by reference herein.

	Actual	Pro Forma
	(in thousands)
Cash and cash equivalents	$3,474	$29,823

Current portion of long-term debt	$8,526	7,701
Long-term debt, net of current portion	1,150	1,150
Stockholders’ deficit:
Preferred stock, $0.0001 par value per share: 5,000,000 shares authorized; Series A shares, 17,500 shares designated, 5,987 shares issued and outstanding actual and 7,802 shares issued and outstanding pro forma	—	—
Common stock, $0.0001 par value per share: 350,000,000 shares authorized, 6,154,377 shares issued and outstanding; 12,999,377 shares issued and outstanding pro forma	1	2
Additional paid-in capital	60,861	89,284
Accumulated deficit	(62,180)	(62,180)

Total stockholders’ (deficit) equity	(1,318)	27,106

Total capitalization	$8,358	$35,957

The number of shares of our common stock to be outstanding after this offering is based on 6,154,377 shares of common stock outstanding as of March 31, 2018 and excludes:

•	3,715,160 shares of common stock issuable upon conversion of 7,802 outstanding shares of non-voting 20% Series A Convertible Preferred Stock, or Series A Preferred, (which includes shares issuable upon conversion of 4,713 Series A Preferred issued subsequent to March 31, 2018), as well as additional shares of common stock that may be issued as payment of dividends in respect of the Series A Preferred, as well as 499,683 shares of common stock issued in May 2018 upon conversion of 2,898 shares of Series A Preferred (and assuming no conversion into pre-funded warrants);

•	3,715,160 shares of common stock issuable upon exercise of common warrants potentially issuable to the holders of our 7,802 outstanding shares of Series A Preferred, pursuant to contractual terms in the purchase agreement providing the holders thereof the right to acquire the securities sold in this offering by converting their shares of Series A Preferred into the same securities on a $1.00 for $1.00 basis based on the stated value of their shares of Series A Preferred;

•	1,236,190 shares of common stock issuable as of the date hereof upon the exercise of common stock warrants outstanding as of March 31, 2018 at a weighted average exercise price of $64.43 per share, and 609,445 additional shares of common stock issuable as of the date hereof upon exercise of warrants issued subsequent to March 31, 2018, which have an exercise price of $6.59 per share;

•	127,558 shares of common stock issuable upon the exercise of $0.9 million aggregate principal amount of outstanding convertible promissory notes as of March 31, 2018, and an additional 11,142 shares of common stock issuable upon conversion of a $0.1 million convertible promissory note issued subsequent to March 31, 2018 ($0.8 million of which aggregate principal amount was converted subsequent to March 31, 2018 resulting in the issuance of an aggregate of 118,644 shares of common stock in April 2018);

•	414,671 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2018 at a weighted-average exercise price of $35.03 per share;

•	12,758 shares of common stock issuable upon settlement of outstanding RSU awards as of March 31, 2018;

•	400,799 shares of common stock available for future issuance under the 2017 Plan as of March 31, 2018;

•	115,131 shares of common stock available for future issuance under the ESPP as of March 31, 2018;

•	228,672 shares of common stock issued to settle the case entitled Patel vs. Galena Biopharma, Inc. et. al ($1,250,000 based on the volume-weighted average closing price, or VWAP, for the 20 trading days immediately preceding, June 21, 2018, the day before the transfer of the shares); and

•	shares of common stock that are issuable as payment pursuant to, and in respect of redemptions under, our senior secured debenture held by JGB.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book deficit as of March 31, 2018 was $(20.8) million, or $(3.38) per share of our common stock. Historical net tangible book deficit per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of March 31, 2018.

After giving effect to (i) the receipt of $4.7 million of cash from the May 2018 closing of our Series A Preferred and warrants private placement, (ii) conversion of $0.8 million aggregate principal amount of convertible promissory notes in April 2018, (iii) the issuance of 228,672 shares of our common stock as payment for a $1.25 million settlement of a putative stockholder class action, (iv) conversion of 2,898 shares of Series A Preferred stock into 499,683 shares of our common stock in May 2018, and (v) the issuance and sale of 6,845,000 shares of our common stock, pre-funded warrants to purchase up to 4,675,000 shares of our common stock and accompanying common warrants in this offering, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2018 would have been $13.8 million, or $0.55 per share. This represents an immediate increase in net tangible book value per share of $3.93 to existing stockholders and immediate dilution of $1.55 per share to new investors purchasing common stock in this offering. Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis:

Public offering price per share and accompanying common warrant		$2.10
Historical net tangible book deficit per share	$(3.38)
Increase in net tangible book value per share attributable to new investors	$3.93
As adjusted net tangible book value per share after this offering		$0.55
Dilution per share to new investors		$1.55

The number of shares of our common stock to be outstanding after this offering is based on 6,154,377 shares of common stock outstanding as of March 31, 2018 and excludes:

•	3,715,160 shares of common stock issuable upon conversion of 7,802 outstanding shares of non-voting 20% Series A Convertible Preferred Stock, or Series A Preferred, (which includes shares issuable upon conversion of 4,713 Series A Preferred issued subsequent to March 31, 2018), as well as additional shares of common stock that may be issued as payment of dividends in respect of the Series A Preferred, as well as 499,683 shares of common stock issued in May 2018 upon conversion of 2,898 shares of Series A Preferred (and assuming no conversion into pre-funded warrants);

•	3,715,160 shares of common stock issuable upon exercise of common warrants potentially issuable to the holders of our 7,802 outstanding shares of Series A Preferred, pursuant to contractual terms in the purchase agreement providing the holders thereof the right to acquire the securities sold in this offering by converting their shares of Series A Preferred into the same securities on a $1.00 for $1.00 basis based on the stated value of their shares of Series A Preferred;

•	1,236,190 shares of common stock issuable as of the date hereof upon the exercise of common stock warrants outstanding as of March 31, 2018 at a weighted average exercise price of $64.43 per share, and 609,445 additional shares of common stock issuable as of the date hereof upon exercise of warrants issued subsequent to March 31, 2018, which have an exercise price of $6.59 per share;

•	127,558 shares of common stock issuable upon the exercise of $0.9 million aggregate principal amount of outstanding convertible promissory notes as of March 31, 2018, and an additional 11,142 shares of common stock issuable upon conversion of a $0.1 million convertible promissory note issued subsequent to March 31, 2018 ($0.8 million of which aggregate principal amount was converted subsequent to March 31, 2018 resulting in the issuance of an aggregate of 118,644 shares of common stock in April 2018);

•	414,671 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2018 at a weighted-average exercise price of $35.03 per share;

•	12,758 shares of common stock issuable upon settlement of outstanding RSU awards as of March 31, 2018;

•	400,799 shares of common stock available for future issuance under the 2017 Plan as of March 31, 2018;

•	115,131 shares of common stock available for future issuance under the ESPP as of March 31, 2018;

•	228,672 shares of common stock issued to settle the case entitled Patel vs. Galena Biopharma, Inc. et. al ($1,250,000 based on the volume-weighted average closing price, or VWAP, for the 20 trading days immediately preceding, June 21, 2018, the day before the transfer of the shares); and

•	shares of common stock that are issuable as payment pursuant to, and in respect of redemptions under, our senior secured debenture held by JGB.

BUSINESS

Overview

We are a late-stage biopharmaceutical company focused on the development and commercialization of novel cancer immunotherapeutics for a broad range of indications. Our lead product candidate, galinpepimut-S, or GPS, is an immunotherapeutic agent licensed from Memorial Sloan Kettering Cancer Center, or MSK, which targets the Wilms tumor 1, or WT1, protein. WT1 has been shown to be present in 20 or more cancer types and is one of the most commonly expressed cancer antigens. GPS has been engineered to incorporate novel technology to preserve WT-1 antigenicity and overcome the tolerance the immune system commonly develops to tumor antigens, a major challenge in the development of effective immunotherapies for cancer. Based on its mechanism of action as a direct immunizing agent, GPS has potential as a monotherapy or in combination with other immunotherapeutic agents to address a broad spectrum of hematological malignanciesand solid tumor indications.

Phase 2 clinical trials for GPS are completed for two potential indications, acute myeloid leukemia, or AML, and malignant pleural mesothelioma, or MPM. We have planned Phase 3 clinical trials (pending funding availability) evaluating GPS as monotherapy for these two indications with AMLbeing our priority. GPS is also in early clinical development as a potential treatment for multiple myeloma, or MM, and epithelial ovarian cancer. We also plan to study GPS in up to four additional indications: as a combination therapy in small cell lung cancer, colorectal cancer, triple-negative breast cancer, or TNBC; and, as a monotherapy in chronic myelogenous leukemia, or CML. We received Orphan Drug Product designations for GPS from the U.S. Food and Drug Administration, or FDA, for AML, MPM and MM as well as Orphan Medicinal Product designations from the European Medicines Agency, or EMA, for AML and MPM, and Fast Track designation for AML and MPM from the FDA.

Pipeline

Our pipeline also includes the ongoing development programs of our predecessor company, including novel cancer immunotherapy programs for NeuVax (nelipepimut-S; a vaccine against the E75 peptide derived from the human epidermal growth factor 2, or HER2, protein), GALE-301 (a vaccine against the E39 peptide derived from the folate binding protein, or FBP), GALE-302 (a vaccine against the J65 peptide derived from FBP) and GALE-401 (a controlled release version of the approved drug anagrelide). NeuVax is currently in multiple investigator-sponsored Phase 2 clinical trials in breast cancer, including a prospective, randomized, single-blinded, controlled Phase 2b clinical trial of trastuzumab (Herceptin®) +/- NeuVax in HER2 1+/2+ breast cancer patients in the adjuvant setting to prevent recurrences.

On April 2, 2018, we announced that a pre-specified interim analysis of safety and efficacy, conducted by an independent Data Safety Monitoring Board, or DSMB, for the investigator sponsored Phase 2b NeuVax + Herceptin study demonstrated a clinically meaningful difference in median disease-free survival, or DFS, in favor of the active arm , a primary endpoint of the study. The interim analysis further demonstrated a statistically significant and clinically meaningful improvement in DFS among a cohort of patients with TNBC associated with the NeuVax + Herceptin combination. Based on these results, and the DSMB’s recommendation, we plan to expeditiously seek regulatory guidance by the FDA for further development of NeuVax + Herceptin combination therapy in TNBC, a population of breast cancer patients with large unmet need. In June 2018, we announced that the sponsor-principal investigator of this study, after taking into account that key clinical development objectives were met as well as other regulatory considerations, and with our agreement, determined to terminate early the study. In addition, in late May 2018, we conducted two advisory meetings with global experts in regulatory affairs and breast cancer clinical development in order to determine the optimal path for further development of the NeuVax + Herceptin combination in TNBC in a pivotal setting and for engagement with the FDA and EMA.

GALE-301 and GALE-302, our E39 folate binding peptide vaccine product candidates, have completed early stage trials in ovarian, endometrial and breast cancers. Both candidates have received Orphan Drug Product designation by the FDA.

The following chart summarizes the current status of our clinical development pipeline:

Our Strategy

We seek to use our expertise and understanding of cancer immunotherapy and general cancer therapeutic product development to advance novel products that have the potential to transform the current standard of care. The key components of our strategy are as follows:

•	Continue to rapidly advance our pipeline of product candidates through clinical development, including our potential first-in-class, lead immunotherapy product candidate, GPS, which we are currently developing in both monotherapy and combination therapy settings. We intend to continue to execute a focused clinical development plan that takes our product candidates through approval by regulatory authorities. This includes developing GPS as both a monotherapy or in combination, in addition to exploring opportunities for the other product candidates in our pipeline. The entire GPS clinical program currently targets up to eight tumor types: AML, MPM, MM, ovarian cancer, small cell lung cancer, colorectal cancer, TNBC, and CML). We may pursue additional development of GPS for other indications, both as a monotherapy or in combination with other therapeutic agents.

GPS monotherapy: GPS has completed Phase 2 clinical trials and has Phase 3 clinical trials planned (pending funding availability) for AML and MPM. There is also an ongoing Phase 2 clinical trial of GPS for MM as monotherapy. We also have plans to pursue additional clinical development programs for GPS as a monotherapy, including in CML and AML treated with hypomethylators.

GPS combination therapy: GPS has an ongoing Phase 1/2 clinical trial for ovarian cancer, in combination with nivolumab (Opdivo) (the clinical trial is independently sponsored by MSK). We plan to test GPS in combination with other therapeutic agents for various solid and hematologic cancers. Our leading combination clinical program will be in collaboration with a Merck & Co., Inc., Kenilworth, N.J., USA subsidiary (known as MSD outside the United States and Canada), or Merck subsidiary. The purpose of the trials is to determine if the administration of GPS in combination with the PD-1 blocker pembrolizumab (Keytruda) has the potential to demonstrate clinical activity in the presence of macroscopic disease, where monotherapy with either agent would have a more limited effect.

•	Address significant unmet need in patients with rare cancers allowing for the utilization of rare disease pathways and expedited approvals with the FDA and comparable foreign agencies. A component of our strategy is to focus on rare cancers where our immunotherapy product candidates may produce clinical benefit and where we can take advantage of regulatory programs intended to expedite drug development in rare indications. We received Orphan Drug Product designation from the FDA as well as Orphan Medicinal Product designation from the EMA for GPS in AML, MPM and MM, as well as Fast Track designation from the FDA for AML, MPM, and NeuVax. We plan to apply for Orphan Drug Product designation, Fast Track designation, Breakthrough Therapy designation and Priority Review from the FDA as well as Orphan Medicinal Product designation, Priority Medicines designations, and Conditional Authorizations from the EMA for any given indication, if applicable when pertinent data becomes available, to potentially reduce clinical trial expense and increase speed to commercialization.

•	Evaluate the potential for collaboration and license agreements with other biotechnology and pharmaceutical companies for the development of our current and other future product candidates. We seek out collaborations for additional opportunities and development of programs in our pipeline that require larger clinical trials or extensive commercial infrastructure. Specifically, we plan to advance the development of NeuVax through partnership or other strategic collaborations. We are also evaluating licensing and other strategic options for GALE-301, GALE-302 and GALE-401.

•	Selectively build focused commercial capabilities and establish commercial collaborations to maximize the value of our clinical development pipeline. We have not yet defined our sales, marketing or product distribution strategy for GPS or any future product candidates. Our future commercial strategy may include the use of strategic alliances, distributors, a contract sales force, or the establishment of our own commercial and specialty sales force to maximize the value of our pipeline.

The Cancer Immunotherapy Industry

Overview

Cancer immunotherapies seek to stimulate a person’s own immune system to selectively attack cancer cells while keeping normal cells unaffected or delivering certain immune system components in order to inhibit the spread of cancer. Cancer immunotherapy drugs now constitute a new mode of cancer treatment, alongside more established options such as surgery, chemotherapy, targeted therapy and radiation therapy. A July 2016 report by Kelly Scientific Publications estimates that immunotherapies may eventually be used in as many as 60% of cases of advanced cancer. Furthermore, based on a recent Allied Market Research report on the estimated market value of oncology drugs in 2020, cancer immunotherapies could represent up to 71% of the total value of $160 billion. Either in mono or in combination therapies, immunotherapies may produce long-term remissions or even operational “cures” for cancers that have, until recently, been uniformly fatal. Thus, cancer immunotherapy is an important and rapidly emerging field, which has led to new clinical research studies and garnered the attention of investors, biotechnology and pharmaceutical companies, regulatory agencies, payors and hospital systems, cancer patients and their families and the general public at large.

Market

The global market for cancer drugs (including immunotherapy drugs) is expected to reach $161.3 billion by end of 2021, growing at a compound annual growth rate, or CAGR of approximately 7.4% from 2016 to 2021 (according to a December 2016 report by Zion Market Research). According to a September 2016 report by MarketsandMarkets, the global cancer immunotherapy market is expected to reach $119.4 billion by 2021 from $61.97 billion in 2016 at an estimated CAGR of 14.0%.

We expect that the first category of FDA-approved immunotherapies, immune synapse modulators (which includes checkpoint inhibitors and immune synapse co-stimulators), is likely to reach and exceed 90% of the immunotherapy market in the coming years, leaving approximately 10% for the other three major categories, which include peptide cancer active immunizers such as our product candidate, GPS.

GPS targets malignancies and tumors characterized by an overexpression of the WT1 protein. The WT1 protein is one of the most widely expressed cancer proteins in multiple malignancies. A 2009 pilot project regarding the prioritization of cancer antigens conducted by the National Cancer Institute, or NCI, a division of the National Institutes of Health, or NIH, ranked the WT1 protein as a top priority for immunotherapy. WT1 is a protein that resides in the cell’s nucleus and participates in the process of cancer formation and progression. As such, it is classified as an “oncogene.” WT1 plays a key role in the development of the kidneys in fetal life, but then almost disappears from normal organs and tissues. In a wide variety of cancers (20 or more cancer types), WT1 becomes detectable again in the cells of these cancers. WT1 appears in large amounts (i.e., becomes “overexpressed”) in numerous hematological malignancies, including AML, MM and chronic myeloid leukemia, as well as in many solid malignancies such as MPM, gastrointestinal cancers (such as colorectal cancer), glioblastoma multiforme, triple-negative breast cancer, ovarian cancer and small-cell lung cancer. Overall, WT1 is expressed in at least 50% of tumor pathology specimens in 20 or more cancer types. The following figure shows the ratio of samples testing positive for WT1 to those testing negative for WT1 in a number of different malignancies.

WT1 EXPRESSION FREQUENCY ACROSS VARIOUS CANCERS

(Positive samples / Total samples)

Data sampling overview from multiple studies in human tumor samples or cancer cell lines

The prevention of tumor recurrence is a critical component of overall cancer treatment. The clinical programs for our later stage immunizing agents, GPS and NeuVax, target patients with functional immunity in the adjuvant, post-surgical, complete remission, or minimal residual disease settings. In these patients, the presence of small collections of tumor cells, or micrometastasis, is no longer detectable by current radiographic scanning technology, but the risk of tumor recurrence remains significant.

While GPS and NeuVax are both cancer vaccines, they have some distinguishing features. GPS is tetravalent and Neuvax is monovalent. GPS is a direct immunogen emulsified into the clinically safe adjuvant Montanide, and administered subcutaneously after priming the immune system with recombinant human granulocyte macrophage-colony stimulating factor, or GM-CSF, Sargramostim. NeuVax, on the other hand, uses an immunodominant HER2 peptide combined with GM-CSF as the immune adjuvant, and is administered intradermally. Both GPS and NeuVax, however, work by harnessing the patient’s own immune system to seek out and attack any residual cancer cells. We believe using peptide immunogens has many potential clinical advantages, including a favorable safety profile, because these therapies may lack the toxicities typical of most cancer therapies. Peptide immunogens also have the potential to induce immunologic memory and provide long-lasting protection with convenient modes of delivery.

Galinpepimut-S

Overview

GPS is a WT1-targeting peptide-based cancer immunotherapeutic being developed as a monotherapy and in combination with other therapeutic agents to treat different types of cancers that result from uninhibited tumor cell growth.

Cancer immunotherapy harnesses the body’s natural immune system response to fight and/or prevent such tumor growth. An essential feature of the immune system is its ability to recognize foreign, or non-self, threats, including cancerous growths, as distinct from normal, or self, cells. Despite originating from normal cells, tumor cells can be recognized as non-self because of their capacity to elicit the production of tumor antigens. These antigens may be released in the interstitial tissues and, eventually, the bloodstream or remain on the surface of cognate cancer cells. Such tumor-associated antigens, or TAAs, have been identified in most human cancers. The WT1 protein is one of the most widely expressed TAAs in multiple malignances.

The immune system is a network of tissues, cells, and signaling molecules that work to protect the body by recognizing and attacking foreign cells, including cancer cells. Several of cell types play an important role in the development and maintenance of immune responses against cancer. The most important cell types with regards to immune response are antigen-presenting cells, or APCs, and lymphocytes. APCs include various subtypes, such as dendritic cells, monocytes and macrophages. Once a patient is exposed to a TAA (either by the presence of cancer itself or through active immunization through a vaccine type immunotherapeutic), this antigen gets recognized by the APC and becomes “processed” through digestion into smaller fragments within the APC. Subsequently, the APC “communicates” with a specific type of lymphocytes called T-cells. Inactive T-cells search for TAAs by transiently binding to antigens presented by major histocompatibility complexes, or MHCs, on the APCs. Notably, there is great variability in the expression of different subtypes of MHCs in the human population. The MHC system expresses the so-called human leukocyte antigens, or HLAs, and there are dozens of subclasses that determine the vigor and duration of any given T-cell response to a cancer among different patients. Consequently, active immunizers that work across many HLA types, such as GPS, are predicted to be more efficacious across larger segments of patient populations as compared to agents that act in the context of only one or few HLA types.

T-cells themselves also come in many variants. CD8 cells recognize the processed TAA fragment as foreign and respond. The CD8 cells also develop properties that can directly kill the TAA-expressing cancer cell by becoming “cytotoxic” CD8 cells. The CD8 cells, as well as the APCs, also activate CD4 cells, which are very important for the development of immunologic memory. Immunologic memory is developed when a host keeps a long-term trace of the TAA associated with the cancer and is a desirable result, as it allows the host to continue attacking the TAA associated with the cancer. Therefore, activation of CD4 cells helps avoid or mitigate immune “tolerance.” Immune tolerance is an undesirable result, as it dampens the host’s immune response against the cancer. This cascade of events is collectively called “cellular immunity” and is very important for anti-cancer activity of immunotherapeutic compounds such as GPS. Of note, once T-cells are activated, another class of lymphocytes, called B-cells, are also secondarily activated. B-cells are responsible for making antibodies against TAAs. These antibodies become expressed on the surface of the B-cells and are eventually secreted as soluble proteins in tissue fluids and blood. Such anti-cancer antibodies can be detected and have variable degree of activity against the cancer itself. This type of immunity is called “humoral immunity” and complements the actions and effects of the cellular immunity.

Key Features

GPS is a multi-peptide product that we have exclusively licensed from MSK, which has been modified to enhance the degree and duration of the immune response against the WT1 protein. GPS has been modified such that two of the four peptides in the peptide mixture comprising GPS are deliberately mutated in a single amino acid residue. These mutated peptides are recognized by the immune system as non-self entities and are therefore less likely to induce immune tolerance. After administration of these mutated peptides, the patient becomes immunized against the corresponding native versions of these peptides (which are expressed by the tumor cells), and thus, are able to cross-react against them. The aforementioned concept is referred to as the heteroclitic principle. The enhanced immunity and duration are largely independent of a patient’s HLA type. GPS also elicits both CD4 and CD8 immune responses. As described above, CD8 cells are extremely important, as their activation by GPS would lead to direct cancer cell killing, or cytotoxicity, and eventual establishment of immunologic memory against a WT1-expressing cancer. This occurs by two mechanisms, conversion of some of the activated CD8 cells to CD8 memory cells, and activation of CD4 cells and eventual creation of CD4 terminal effective memory cells.

The following table summarizes the key features of GPS:

Key features of an Optimal Cancer Active Immunizer Therapeutic	GPS Properties and Clinical Strategy
Selecting the right target antigen and epitopes within that antigen

Four peptides and 25 epitopes selected optimally to ensure:

•  optimal MHC complex presentation;

•  specificity across different HLA types;

•  production of both CD4 and CD8 activated cells; and

•  the ability to apply the heteroclitic principle, as described above, to overcome tolerance.

Optimal T-cell engagement leading to cancer cell destruction	Immune response data from the multiple myeloma clinical study of GPS in 12 evaluable patients that was presented at the Society of Hematologic Oncology Fifth Annual Meeting (Dr. Kohne et al.), showed 83.3% frequency of either CD8+ or CD4+ responses to an all-pool mixture of WT1-derived antigens after completion of the 12 vaccinations per the study protocol. This evidence of multi-epitope, broad cross-reactivity along the full-length of the WT1 protein, is suggestive of epitope spreading, as it emerged across epitopes against which the patients were not specifically immunized. These data strongly suggest stimulation of T-cells towards intracellular antigen fragments from GPS-induced destruction of tumor cells, which effect is a hallmark of an effective vaccine, e.g., that it is targeting the right (e.g., chosen by design) epitopes.

Overcoming the barriers of an adverse/immunosuppressive tumor micro-environment, or TME	The GPS monotherapy clinical studies are in the setting of complete remission, or CRem, and minimal residual disease, whereby no bulky or measurable tumor deposits exist. This is typically seen after successful frontline therapy in select cancer types for which such debulking standard therapies exist (e.g., AML or MPM). In these settings, the TME is substantially absent. We are also pursuing combination therapy with checkpoint inhibitors in tumor settings whereby measurable disease exists, as contemporaneous checkpoint inhibition would abrogate the immunosuppressive effects of the TME.

Overcoming or mitigating immune tolerance	Heteroclitic peptides are those in which mutations have been deliberately introduced in the amino acid sequence. The use of heteroclitic peptide in an active immunizer, such as GPS, increases immunogenicity without changes in the antigenicity profile, as well as strengthens MHC binding of the peptide to produce cytotoxic CD8 cells that continue to recognize the corresponding native peptide sequence. This is a key factor differentiating GPS from essentially all

Key features of an Optimal Cancer Active Immunizer Therapeutic	GPS Properties and Clinical Strategy
previously developed peptide vaccines, and applies a highly innovative technology platform, peptide heteroclicity, in a clinical late-stage cancer immunotherapeutic candidate product.

Addressing the broadest possible patient population	GPS has activity across multiple HLA types that could allow treatment of a vast majority of global patient populations harboring WT1-positive malignancies.

Potential Key Differentiators

GPS’ potential key differentiators as compared to other active immunization or vaccine-type approaches, as well as compared to immunotherapy approaches more generally, are as follows:

•	heteroclitic peptides may offer increased immune response and less potential for tolerance;

•	multivalent oligopeptide mixture potentially drives differentiated immunotherapeutic efficacy, targeting 25 key epitopes of WT1;

•	is potentially applicable to 20 or more cancer types worldwide and the vast majority of HLA types;

•	CRem or minimal residual disease status (after initial tumor debulking with preceding standard therapy) is the preferred setting for GPS monotherapy;

•	does not directly compete with current clinical standard of care therapies, but rather complements them in the maintenance setting;

•	has potential for combination approaches with other cancer immunotherapies, due to tolerable adverse event profile;

•	cost-effective manufacturing is anticipated; allogeneic, “off-the-shelf,” vialed subcutaneously administered drug that is not patient-specific; and

•	positive Phase 2 clinical data on effectiveness (based on overall survival, or OS, in AML and progression-free survival, or PFS, in MM) with good tolerability and an innocuous safety profile.

Mechanism of Action

While the precise mechanism of action of GPS, and other immunizing agents is not fully understood, it generally involves direct activation of the patient’s immune system, and in the case of GPS, specifically and solely against the WT1 protein. Typically, patients harboring WT1-positive malignancies have very few or no T-lymphocytes specifically reactive or responsive to, and therefore activated by, WT1. WT1 is a “self” antigen, against which the immune system is non-reactive, or said to be in a state of immune tolerance. Even if some patients have some innate T-cell responses naturally, these responses are weak and not adequate for any anti-cancer effect.

GPS is a WT1 peptide mixture. It cannot be administered to patients in a water-soluble form, and so it is given under the skin, or subcutaneously. If administered on its own, GPS would rapidly degrade and would not have the opportunity and the necessary time interval to activate the immune system. Therefore, GPS is mixed with Montanide, creating a dense emulsion. Additionally, prior to the administration of GPS, patients receive an adjuvant, GM-CSF to non-specifically stimulate and activate APCs in the vicinity of the subcutaneous injection of GPS.

After subcutaneous injection, the WT1 peptides within GPS disperse locally underneath the injection site and at local lymph nodes, and are ingested by APCs. Digested peptide fragments are then presented on the surface of APCs to CD8 and CD4 lymphocytes while simultaneously associated on the cell membrane with MHC/HLA molecules. This process activates the CD4 and CD8 cells and sensitizes them to the key 25 epitopes of WT1, thus initiating the process of short- and long-term T-cell-mediated immunity against WT1. CD8 cells then circulate around the lymphatic system and blood stream throughout the patient’s body targeting WT1-positive cancer cells. The stimulated CD8 cells transform into cytotoxic T-lymphocytes, or CTLs, which are able to attack and destroy specifically WT1-positive cancer cells. Each CTL typically destroys one WT1-positive cancer cell, but they have been shown to be able to kill up to 10 to 20 WT1-positive cancer cells. Further, CD4 cells are stimulated to produce WT1-specific, helper T-cells, which are able to in turn activate CTLs and B-cells. The B-cells “helped” by the helper T-cells produce antibodies to specific WT1 epitopes. The anti-cancer effect is considered to be a result of a combination of all of the above actions, as well as possible additional, less clear mechanisms involving other immune cell types (e.g., natural killer cells). The principles behind the above described mechanism of action of GPS are well established for the class of peptide-based active immunizing therapies of the vaccine type.

The following diagram illustrate GPS’ mechanism of action:

We are currently developing GPS for up to eight indications.

GPS monotherapy. GPS has completed Phase 2 clinical trials and has Phase 3 clinical trials planned (pending funding availability) for AML and MPM and is also in various phases of developmentas a potential treatment for MM and ovarian cancer. There is also an ongoing Phase 2 clinical trial of GPS for MM as monotherapy. We also have plans to pursue additional clinical development programs for GPS as a monotherapy, including in CML and AML treated with hypomethylators.

GPS combination therapy. In October 2017, we announced a clinical trial collaboration and supply agreement through a Merck subsidiary to conduct a combination clinical trial (using GPS along with the PD-1 blocker pembrolizumab (Keytruda)) targeting up to five cancer types, namely colorectal cancer, small cell lung cancer, triple negative breast cancer, ovarian cancer and AML treated with hypomethylators. We are preparing to start this clinical trial pending funding availability. Separately, a clinical trial of GPS in combination with nivolumab (Opdivo) in ovarian cancer is being conducted as an investigator-sponsored trial by MSK. Finally, we also have GPS delivery technology in preclinical development using licensed technology from Advaxis using a bacterial vector, Lm (which if successful, could lead to a second-generation product called WT1-Lm).

Targeted Indications

GPS Monotherapy for Acute Myeloid Leukemia

AML is an aggressive and highly lethal blood cancer characterized by the rapid growth of abnormal white blood cells that build up in the bone marrow and interfere with the production of normal blood cells. Its symptoms include fatigue, shortness of breath, bruising and bleeding, and increased risk of infection. The cause of AML is unknown, and the disease is typically fatal within weeks or months if untreated. AML most commonly affects adults, and its incidence increases with age. Current treatments include chemotherapy, and some patients may receive a hematopoietic, or blood-forming, stem cell transplant, or HSCT. The goal of upfront therapy for AML is to achieve a state of CRem. CRem is defined per consensus criteria by the European Leukemia Net, whereby the hematologic and clinical features of the disease are no longer detected. In principle, an allogeneic HSCT is an immunotherapy used clinically and specifically in AML, which works in four stages:

•	achievement of CRem with standard upfront therapy followed by additional very high-dose chemotherapy that completely destroys any remnant of the patient’s blood forming cells, including any residual AML malignant cells;

•	selection of a sufficiently genetically similar donor (usually one of the patient’s close relatives), called a histocompatible donor;

•	removal of blood-forming cells from the bloodstream of that donor; and

•	infusion of these donor cells into the patient for eventual engraftment onto the patient’s bone marrow and eventual creation of a completely re-instituted blood-forming system to sustain life and long-term leukemia-free status for the patient.

Barring the successful completion of an allogeneic HSCT in AML, no therapies have been proven to accord any meaningful long-term benefit after patients achieve a CRem status. Without allogeneic HSCT, once the disease relapses, second-line therapies can be given, but these have very limited positive clinical impact to date and their benefit is transitory; this means that eventually essentially all AML patients who do not undergo an allogeneic HSCT succumb to AML or complications associated with it.

The overall treatment landscape for AML has remained static for decades, as numerous (at the time, novel) targeted and antiproliferative agents failed to yield meaningful long-term clinical benefits, including increments in survival.

The AML indication was chosen for first-in-human clinical studies of GPS for the following reasons:

•	AML presents a clinical setting in which CRem status can be achieved with standard upfront therapy;

•	the almost universal expression of WT1 in leukemic blasts, which are AML’s malignant cells, as well as leukemic stem cells, or LSCs, cells that are or become extremely resistant to standard chemotherapy or targeted agent approaches and which can be realistically eradicated only with immunotherapy methods (including allogeneic HSCT). LSCs have been shown to be susceptible to targeting by cytotoxic T-cells (CD8 and CD4 cells) stimulated against leukemia-associated antigens;

•	the fact that WT1 has been associated with the actual development of leukemia;

•	the positive correlation between the level of expression of WT1 and the prognosis in AML;

•	the fact that the level of expression of WT1 can be followed over time in patients during and after therapy, including immunotherapy, as a method of monitoring for minimal residual disease, or MRD;

•	early evidence from mouse models that vaccination with peptides against select WT1 antigenic epitopes leads to detection of immune response;

•	early evidence that human immunocytes sensitized ex-vivo to peptides contained in GPS were able to recognize naturally presented WT1 peptides on the surface of several leukemia cell lines;

•	early anecdotal (at the time) clinical data showing antileukemic activity of WT1 monovalent vaccines in the Japanese population (albeit restricted to HLA-A*2401 type), as well as a dendritic cell vaccine in the Netherlands (independent of HLA haplotype);

•	the high degree of unmet medical need in AML and the absence of an effective maintenance therapy over the decades after initial upfront induction until and immediately after achievement of CRem status, particularly in patients older than 60 years of age;

•	a predictive assumption of very low to negligible degree of clinical toxicity with a WT1-targeted immunotherapy such as GPS, due to the fact that WT1 in normal, non-cancerous, tissues is both expressed at extremely low levels and limited in number of organs and tissues, and also due to the fact that WT1 fragments, or peptide epitopes, in normal cells are presented to host APCs in a different manner than are WT1 fragments produced in cancer cells; and

•	the advent of modern immunotherapeutics in cancer and the promise of an innovative, off-the-shelf immunotherapy for AML, a disease that was associated with dearth of deep and sustained responses to checkpoint inhibitors.

Clinical Data—AML

In an initial pilot clinical trial in AML, a total of nine adult patients of all ages with de novo AML were treated with upfront standard chemotherapy and were able to achieve their first complete remission, or CRem1. Administration of GPS resulted in a median overall survival, or OS, that was at least 35 months from the time of GPS administration. In this study, specifically for patients who were 60 yrs and older (n=5), median OS was at least 33 months from the time of GPS administration or approximately 43 months from the time of initial AML diagnosis. The mean time of follow-up was 30 months from the time of diagnosis at the time of this analysis for all patients. Of the eight patients tested for immunologic response, seven, or 87.5%, demonstrated a WT1-specific immune response.

In a subsequent Phase 2 clinical trial in AML, a total of 22 adult patients of all ages with de novo AML were treated with upfront standard chemotherapy and were able to achieve CRem1. Most patients also received one to four cycles of “consolidation” chemotherapy per standard AML treatment guidelines. GPS was then administered within three months from the completion of the consolidation chemotherapy regimen in up to 12 total doses: Six initial doses (priming immunization) followed by six additional “booster” immunizations over a total period of up to 15 months to qualifying patients (i.e., patients who were clinically stable and did not show disease recurrence after the first six injections). This Phase 2 clinical trial met its primary endpoint of an actual OS rate of at least 34%, measured three years into the clinical trial (i.e., percentage of patients alive after three years of follow-up). An actual OS rate of 47.4% was demonstrated at three years post-GPS treatment, exceeding historical published data of OS of 20% to 25% by 2.4- to 1.9-fold (or 240% to 190%), respectively.

GPS administration was also shown to improve OS in comparison to historical data in patients in CRem1. Administration of GPS resulted in a median OS that was at least 67.6 months from the time of initial AML diagnosis in patients of all ages, which represents a substantial improvement compared to best standard therapy. Only five of the 22 patients underwent allogeneic HSCT and an ad hoc statistical analysis failed to show a significant effect of the transplant upon OS (either in median survival times or survival rates at specific landmark time-points). GPS was well tolerated with no Grade 3 or worse systemic side effects observed in this patient population, whose median age was 64 years old. Moreover, GPS elicited WT1-specific immune responses in 88% of patients, including CD4 and CD8 T-cell responses. CD4 responses were seen across HLA Class II subtypes and there was no discernible effect of HLA allelic type expression on clinical outcomes. Immune responses were seen against the native version of the two mutated WT1 peptides within the GPS mixture, which we believe demonstrates its heteroclitic properties. The results showed a trend in improved clinical outcomes in patients who mounted an immune response with GPS compared to those patients who did not. Importantly, a preplanned subgroup analysis for the cohort of 13 patients within the clinical trial who were 60 years of age or older demonstrated a median OS of 35.3 months from time of initial diagnosis. Comparable historical populations have a median OS ranging from 9.5 to 15.8 months from initial diagnosis.

An additional Phase 2 clinical trial of GPS was performed at the H. Lee Moffitt Cancer Center & Research Institute, or Moffitt. This Phase 2 trial included ten AML patients who had received first-line therapy for their disease, who then experienced relapse and were subsequently treated with second-line chemotherapy and achieved a second complete remission, or CRem2. This group of patients had a more advanced disease in comparison to those treated in the other Phase 2 clinical trials discussed above, and typically demonstrated a historical OS of less than approximately eight months, even with post-CRem2 allogeneic HSCT. In the Moffitt trial, the efficacy of GPS (measured as median OS from the time of administration of a maintenance therapy to immediately after achievement of CRem2) was compared with that of “watchful waiting” in a cohort of 15 contemporaneously treated (but not matched by randomization) broadly comparable patients treated by the same clinical team at Moffitt. GPS administration resulted in a median OS of 16.3 months (495 days) compared to 5.4 months (165 days) from the time of achievement of CRem2. This was a statistically significant difference (P=0.0175). Two of 14 AML patients demonstrated relapse-free survival of more than one year. Both such patients were in CRem2 at time of GPS administration, with duration of their remission exceeding duration of their CRem1, suggesting a potential benefit based on immune response mechanisms. GPS was well-tolerated in this clinical trial with a comparable side effect profile to that observed in the prior Phase 2 clinical trial.

Planned Phase 3 Clinical Trial—AML

We are planning a Phase 3 clinical trial for GPS in AML patients 60 years of age or older who have achieved CRem1 following upfront chemotherapy and up to two cycles of post-remission consolidation chemotherapy, but who will not undergo allogeneic HSCT. This clinical trial has been planned, a principal investigator and the majority of site investigators have been identified and our operational partners for the execution of the trial are in the process of being identified. After several meetings and correspondence exchanges, the FDA has indicated that the agency has no further comments on the clinical trial design, protocol or statistical analysis plan. In addition, agreement has been reached with members of an independent data monitoring committee, which will be established upon commencement of the clinical trial.

We currently plan to initiate this clinical trial, pending funding availability, in the second half of 2018.

The clinical trial is planned to include up to 180 centers in the United States, Canada, European Union, Australia, New Zealand, Asia, and other countries and an estimated total sample size of up to 390 patients. Randomization will be 2:1 (GPS:placebo) and on-trial treatment duration will be up to approximately 82 weeks (1.58 years). The primary endpoint of the clinical trial is OS, measured from the time of randomization (not initial diagnosis). No companion diagnostic will be used as AML universally expresses WT1. Randomization will be stratified by region (U.S. compared to non-U.S.), cytogenetic risk at diagnosis (favorable compared to not favorable compared to unknown), and type of AML (de novo compared to secondary). Patients will provide historical cytogenetic analysis results from initial diagnosis, before the start of their original chemotherapy treatment, to assess National Comprehensive Cancer Network genetic risk category. The clinical trial is currently powered to declare a positive result if GPS provides a four-month OS advantage compared to placebo, namely increasing median OS from approximately nine months in the control arm to approximately 13 months in the active, GPS-treated arm with an 1-sided alpha of 2.5%. Three interim analyses are planned in addition to a final analysis. If we are able to commence this Phase 3 trial in the second half of 2018, we anticipate the first interim data analysis being available in the second half of 2019.

The following figure illustrates the AML Phase 3 GPS clinical trial schema described in the above paragraph.

*	maximum for final analysis, unless futility or efficacy thresholds are met in interim analyses prior to final analysis
^	All agents are administered subcutaneously

GPS Monotherapy for Malignant Pleural Mesothelioma

MPM is an asbestos-related cancer that forms on the protective tissues that cover many of the internal organs. The most common area affected is the lining of the lungs and abdomen, though it can also form around the lining of the heart. Most cases are traced to job-related exposures to asbestos and it can take approximately 40 years between exposure and cancer formation. Symptoms may include shortness of breath, a swollen abdomen, chest wall pain, cough, feeling tired, and weight loss. MPM is generally resistant to radiation and chemotherapy, and long-term survival is rare, even in cases where aggressive upfront debulking multimodality therapy (i.e., extirpative surgery, chemotherapy and in some cases radiotherapy, often described as “trimodality therapy” when used to treat MPM) are used.

Assuming absence of distant, systemic metastatic disease, MPM patients can initially present with a very difficult-to-treat malignancy. The location, geometry, and origin of the tumor in the pleura (the external lining of the lungs and inner lining of the chest cage) present significant challenges for local and regional disease control. Extensive and complex surgery is initially considered. Patients without distant disease are broadly divided in two subgroups: (a) those who are in an inoperable status and (b) those who are operable. Patients in the former subgroup may be inoperable for two reasons: first, because they may be medically unfit for an extensive “definitive” surgery, most commonly due to co-morbidities (contemporaneously active diseases unrelated to their cancer) or, secondly, for technical reasons (location and/or bulk of tumor); the latter group of patients is defined as harboring “unresectable” disease. In general, approximately 35% to 40% of patients with a priori unresectable disease can be converted to technically resectable/marginally resectable, particularly if surgical expertise is high, after several cycles of upfront chemotherapy. This preoperative chemotherapy is termed “neoadjuvant” therapy. After the patient’s tumor becomes technically resectable, they receive extirpative surgery, often followed by more chemotherapy and sometimes radiotherapy. On the other hand, patients who are a priori operable proceed immediately with definitive surgery, resulting in either R0 or R1 resections, the degree between the two being assessed by surgical pathology review, with R0 corresponding to resection for “curative intent”, and R1 corresponding to microscopic residual tumor despite complete eradication by visual inspection at the time of surgery. After surgery, this subgroup of patients receives several cycles of “adjuvant” chemotherapy and sometimes radiotherapy.

In essence, all MPM patients who receive successful upfront trimodality therapy (upfront neoadjuvant chemotherapy, followed by definitive surgery, followed by possible further additional chemotherapy, or upfront definitive surgery followed by adjuvant chemotherapy) become free of residual detectable, macroscopic malignant deposits. Like AML patients who achieve CRem after upfront chemotherapy (in the absence of allogeneic HSCT), virtually all MPM patients will eventually relapse. Recurrent disease is unfortunately minimally responsive to second-line chemotherapy in MPM and typically these patients succumb to their disease or related complications within a few weeks to months after the emergence of clinically evident recurrent MPM. To date, there is no effective maintenance type of therapy to delay or prevent MPM relapse after initially successful upfront trimodality therapy. Typical median OS, even when following a fairly aggressive regimen when surgery is feasible, is between 12 and 16 months following diagnosis. Nonetheless, highly select patients who both undergo R0/R1 extensive surgery and complete a full course (6 cycles) of indicated chemotherapy (specifically those receiving the combination of pemetrexed with cisplatin, either in the neoadjuvant or adjuvant setting) can survive up to 21.0 to 24.8 months following initial diagnosis. These patients are typically younger, in excellent functional status, without co-morbidities and possibly having tumor-related factors related to better prognosis, such as intrinsically higher sensitivity of MPM cancer cells to chemotherapy-induced destruction.

Like AML, MPM represents a “model” type of solid tumor for testing the effects of GPS in clinical studies for the following reasons:

•	MPM presents a clinical setting whereby minimal residual disease status can be achieved with standard upfront therapy;

•	WT1 is universally expressed in MPM malignant cells; in fact, WT1 expression is an established pathognomonic criterion for the actual diagnosis of MPM and its differentiation of other chest malignancies, for example, pulmonary adenocarcinoma;

•	the positive correlation between the level of expression of WT1 and prognosis in MPM;

•	preliminary evidence that WT1 expression could be involved in the MPM tumorigenesis and malignant growth promotion;

•	early evidence that human APCs sensitized ex-vivo to peptides contained in the GPS mixture were able to recognize naturally presented WT1 peptides from MPM cell lysates;

•	evidence that CD8 tumor-infiltrating lymphocytes predict favorable prognosis in MPM after resection (with the assumption that these CD8 cells are highly sensitized to tumor-associated antigens, including WT1);

•	the high degree of unmet medical need in MPM and the absence of an effective maintenance therapy; indeed, despite extensive research efforts and recent promising, yet preliminary, results with checkpoint inhibitors in second or third line therapy of MPM patients, few options are available for the treatment of MPM in the maintenance setting after successful debulking with upfront trimodality therapy (with the vast majority being managed with “watchful waiting” until the disease’s inexorable relapse) and its prognosis remains very poor;

•	a predictive assumption of very low to negligible degree of clinical toxicity with a WT1-targeted immunotherapy such as GPS, due to the fact that WT1 in normal, non-cancerous, tissues is both expressed at extremely low levels and limited in number of organs and tissues, but also due to the fact that WT1 fragments, or peptide epitopes, in normal cells are presented to host APCs in a different manner than are WT1 fragments produced in cancer cells; and

•	an initial preliminary clinical efficacy “signal” from the Phase 2 clinical trial of GPS at MSK in patients with MPM.

Clinical Data—MPM

A randomized, double-blind, placebo-controlled Phase 2 clinical trial in MPM patients enrolled a total of 41 patients at MSK and M.D. Anderson Cancer Center. According to the Phase 2 MPM clinical trial data of GPS presented at the 2016 International Mesothelioma Interest Group and the 2016 Annual Meeting of the American Society of Clinical Oncology, as of May 2016, based on an initial analysis of 40 patients who were eligible at the time with a median follow-up of 16.3 months, a median OS of 24.8 months was recorded for GPS-treated MPM patients, compared to a median OS of 16.6 months for patients in the control arm, with a hazard ratio, or HR, of 0.51 in favor of GPS based on an initial analysis of 40 patients who were eligible at the time. Patients with an R0 tumor resection and subsequent treatment with GPS showed a significant survival benefit compared to those who received a placebo, with a median OS of 39.3 months compared to 24.8 months (HR: 0.415) in favor of GPS; this was a statistically significant difference (P<0.05). In a subsequent analysis of these endpoints for the entire cohort (n=41) in August 2016, with a median follow-up of 17.2 months, a median OS of 22.8 months was observed for GPS-treated MPM patients, compared to a median OS of 18.3 months for patients in the control arm, with an HR of 0.54 in favor of GPS. Furthermore, in the datasets from both of these analyses, GPS was shown to induce WT1-specific CD8 and CD4 T-cell activation. GPS administration in the 19 MPM patients in the active arm of the aforementioned study was commonly associated with mild (grade 1 and 2) and self-limited injection site reactions. Clinically significant severe adverse events did not occur.

Planned Phase 3 Clinical Trial—MPM

We have planned a Phase 3 clinical trial in MPM, pending funding availability. The FDA has reviewed the clinical trial design in previous meetings and, following a formal end-of-phase 2 meeting, has indicated that the agency has no further comments on the clinical trial design, protocol or statistical analysis plan. We are currently evaluating the best strategy to develop GPS in this indication.

The planned Phase 3 clinical trial may include up to 120 centers in the United States, European Union, and other countries and an estimated total sample size ranging from 120 to 500 patients. The sample size is variable due to the Bayesian statistical design of the clinical trial. Randomization will be 1:1 (GPS:placebo) and on-trial treatment duration will be up to 13 to 18 months. The primary endpoint of the clinical trial is OS, measured from the time of randomization (not initial diagnosis). Secondary endpoints include leukemia free survival, safety/MRD and immune response. No companion diagnostic will be used as MPM universally expresses WT1. Randomization will be stratified by region (U.S. compared to non-U.S.), timing of chemotherapy (neoadjuvant compared to adjuvant setting), and type of radiotherapy co-administered (intensity-modulated radiation therapy compared to other radiotherapy compared to none). The clinical trial will be adequately powered through a Bayesian adaptive approach to declare a positive result if certain a priori criteria are met, such as GPS providing an eight-month OS advantage compared to placebo, namely increasing median OS from approximately 16 months in the control arm to approximately 24 months in the active, GPS-treated arm with a 2-sided alpha of 5%; the exact values of the OS in the control and active arms (as well as the difference between the two) may differ from the above estimates so long as the “two look” group sequential, adaptive statistical design would be able to deliver at least 90% power with an one-sided alpha of 5% at the time of the definitive “positive signal” analysis. Two interim analyses are planned (the second of the two, if positive for efficacy, would lead to main clinical trial early termination) in addition to a final analysis.

The following figure illustrates the MPM Phase 3 GPS clinical trial schema.

*	Final N will be dependent on a priori rules from adaptive design implemented during the trial to ensure achievement of 90% power and 1-sided alpha of 5%
^	All agents are administered subcutaneously

GPS Monotherapy for Multiple Myeloma

MM is a cancer formed by malignant plasma cells, and its cause is unknown. The overgrowth of plasma cells in the bone marrow crowds out normal blood-forming cells, causing low blood counts and anemia (a shortage of red blood cells). MM can also cause a shortage of platelets (cells responsible for normal blood clotting) and lead to increased bleeding and bruising, along with problems fighting infections due to low white cell counts and/or lower levels of infection-fighting antibodies. MM causes a host of organ problems and symptoms, including fatigue, bone pain, fractures, circulatory problems (in small vessels of the brain, eye retina, heart, bowel, etc.) and kidney failure.

Treatment for MM includes chemotherapy, glucocorticoids, drugs that modulate the immune system (immunomodulatory drugs, or IMiDs), radiation and autologous stem cell transplants, or ASCTs. Recently, several novel targeted agents, such as proteasome inhibitors and immunotherapeutics have been introduced in the treatment paradigms for MM. Most therapies in MM are applied in combination, sometimes with usage of three to four or even five agents administered concomitantly or sequentially. This has led to a progressive increase in the number of “lines” of therapy that MM patients receive, which currently can reach up to five to six or even higher. Of note, ASCT can be used more than once, called tandem ASCTs, to debulk the disease and offer prolonged secondary remissions. Finally, allogeneic HSCT is rarely used in MM, but still has its use in selected high-risk patients who are or become refractory to antimyeloma therapies.

The prognosis in MM is highly variable and depends on numerous risk factors, some related to the biology of the disease, others to the host (e.g., age and functional status). Consequently, median survival can vary from up to at least 15 years in non-high-risk patients who achieve CRes, as defined by the International Myeloma Working Group, or IMWG, criteria, to approximately three years (from time of initial treatment) in patients with MM who achieve less than partial response, or PR, after ASCT. There are patients with MM who fare even more poorly, for example those aforementioned group who also have high-risk cytogenetics at baseline who may survive on average less than three years. Similarly, patients who are ineligible for ASCT and are managed only with chemotherapy and long-term IMiD maintenance (with up to nine cycles of lenalidomide) who also achieve less than CRes and remain MRD(+) demonstrate a three-year OS rate of only about 55%; these landmark three-year OS rates decrease by approximately 40 to 50% in patients who also have high-risk cytogenetics at baseline. Despite significant therapeutic advances in the management of MM, the prognosis of patients with high risk cytogenetics at the time of diagnosis remains quite poor, even when they successfully complete an ASCT, particularly if such patients continue to have evidence of MRD.

GPS monotherapy for MM presents an opportunity to study both the clinical and immunologic effects of GPS in a hematologic malignancy. Therapeutic targeting of WT1 through immune pathways has largely not been pursued by others to date, and this indication presents an opportunity to target a malignancy that remains “incurable” in a strict sense, even in the face of significant advances that have accorded significant survival and freedom-from-active-disease benefit in standard risk patients. MM was chosen as a target indication for GPS for the following reasons:

•	a clinical setting whereby MRD status can be achieved with standard upfront therapy. In this indication, with induction therapy using modern combination regimens followed by melphalan conditioning for myeloablation and a successful autotransplant, MM patients can achieve either CRes or very good partial response per IMWG criteria. This subgroup of patients would be optimal candidates for GPS therapy, even if they remain MRD(+) by flow cytometry or molecular markers;

•	the detectable expression of WT1 in MM cells (malignant plasmacytes). In the past, MM was considered not to be a tumor type with strong expression of WT1. This was due to the use of immunohistochemical staining analysis with anti-WT1 antibodies that had suboptimal diagnostic sensitivity. It has been recently shown that while WT1 is expressed at lower levels in MM compared to other hematologic and solid tumors, this expression is almost universally seen and is highly relevant from an immunobiological perspective, as the immune system is able to reliably raise vigorous and sustained WT1-specific responses against malignant plasmacytes in the context of both MM and the rare, very aggressive variant of plasma-cell leukemia;

•	preliminary evidence that WT1 expression could be involved in the MM tumorigenesis and promotion;

•	early anecdotal (at the time) clinical data showing anti-myeloma activity of WT1 monovalent vaccines in Japanese patients (albeit restricted to HLA-A*2401 type);

•	the high degree of unmet medical need in MM patients with high-risk cytogenetics who also remain MRD(+) after frontline induction therapy and successful autotransplant, even when maintenance therapy is applied with either bortezomib or IMiDs (thalidomide); this has been shown in multiple studies, and to-date few options are available for addition of effective therapies in the maintenance setting to be added to agents such as lenalidomide (which is now standard of care in this setting); and

•	a predictive assumption of very low to negligible degree of clinical toxicity with a WT1-targeted immunotherapy such as GPS due to the fact that WT1 in normal, non-cancerous tissues is both expressed at extremely low levels and limited in number of organs and tissues, but also due to the fact that WT1 fragments, or peptide epitopes, in normal cells are presented to host APCs in a different manner than are WT1 fragments produced in cancer cells.

Clinical Data—MM

We have reported comprehensive Phase 2 data for GPS in 19 patients with MM, which indicate promising clinical activity among MM patients with high-risk cytogenetics at initial diagnosis who also remain at least MRD(+) after successful frontline therapy (induction regimen followed by ASCT). This subgroup of MM patients, when serially assessed per IMWG criteria, typically relapse/progress within 12 to 14 months after ASCT, even when they receive maintenance therapy with IMiDs such as thalidomide or proteasome inhibitors such as bortezomib. Of note, 18 of the 19 patients received lenalidomide maintenance starting after the first three

GPS administrations following ASCT; the remaining single patient received bortezomib under the same schedule. All patients had evidence of at least MRD after ASCT, while 15 of the 19 also had high-risk cytogenetics at diagnosis. Combined, these characteristics typically result in low PFS rates that do not exceed 12 to 14 months following ASCT, even while on maintenance therapy with IMiDs or proteasome inhibitors, which are the current standards of care. As of June 2017, median PFS with GPS was 23.6 months, while median OS had not been reached. Our results compare favorably with an unmatched cohort of broadly comparable MM patients with high-risk cytogenetics published by the Spanish PETHEMA group from the PETHEMA Network No. 2005–001110–41 trial. Our GPS therapy demonstrated a 1.87-fold increase in median PFS, as well as a 1.34-fold increase in the PFS rate at 18 months compared to the aforementioned historical cohort, which included MM patients with high-risk cytogenetics and MRD(+) post-ASCT and on continuous intensive maintenance with thalidomide +/- bortezomib. Our Phase 2 clinical trial started in June 2014 and has enrolled a total of 20 patients of which 19 are currently evaluable. Patients are treated for up to nine months (12 GPS administrations) post-ASCT. The safety profile was devoid of grade 3/4/5 treatment-related adverse events. All non-progression events were confirmed and ongoing as of the time of the latest presentation (median follow-up at 20 months for survivors). Immune response data showed that up to 91% of patients had successfully developed T-cell (CD8 or CD4) reactivity to any of the 4 peptides within the GPS mixture, while up to 64% of patients demonstrated immune response positivity (CD4/CD8) against more than one WT1 peptide (multivalent responses). Moreover, multifunctional cross-epitope T-cell reactivity was observed in 75% of patients to antigenic epitopes against which hosts were not specifically immunized, in a pattern akin to epitope spreading. Further, a link was shown between the evolution of immune responses and changes in clinical response status (achievement of CR/very good partial response clinical status per IMWG criteria) over time following treatment with GPS, with each patient being used as his or her own control for each longitudinal comparison. We believe    the results offer mechanistic underpinnings for immune activation against WT1 in patients with aggressive, high-risk MM, and support the potential antimyeloma activity of GPS.

GPS Combination Therapy with PD-1 blocker (nivolumab) for Ovarian Cancer

Epithelial cancer of the ovary, or ovarian cancer, is a relatively common gynecologic cancer that develops insidiously, and hence is associated with vague or no symptoms that would urge patients to seek medical attention. Not surprisingly, most women with ovarian cancer present with advanced (at least locally or regionally, and often systemically spread) disease. Ovarian cancer is managed with initial surgical resection followed by platinum-based chemotherapy. During the past decade, incremental advances in chemotherapy, and the introduction of targeted therapies (such as poly-ADP-ribose polymerase inhibitors and several others) and specially formulated compounds (such as liposomal anthracyclines) have resulted in improved survival and in more effective treatment of relapsed disease. In addition, a better understanding of genetic risk factors, along with aggressive screening, has permitted a tailored approach to preventive strategies, such as bilateral salpingo-oophorectomy in selected women along in specific patient populations genetically predisposed to this cancer (such as those harboring genetic alterations of the BRCA gene family). Although a complete clinical remission following initial chemotherapy can be anticipated for many patients, a review of “second-look” laparotomy, when it was often performed as a matter of routine care, indicates that less than 50% of patients are actually free of disease. Furthermore, nearly half of patients with a negative “second-look” procedure relapse and require additional treatment. Many patients will achieve a second complete clinical response with additional chemotherapy. However, almost all patients will relapse after a short remission interval of nine to 11 months. Effective strategies, such as introduction of novel immunotherapies, to prolong remission or to prevent relapse are required, as subsequent remissions are of progressively shorter duration until chemotherapy resistance broadly develops, leading to eventual disease-related demise.

Ovarian cancer represents an intriguing opportunity to study both the clinical and immunologic effects of GPS in another solid tumor. Additionally, therapeutic targeting of WT1 through immune pathways has largely not been pursued by others to date for this indication and ovarian cancer remains “incurable” once it advances and becomes disseminated, even in the face of significant advances in the field. Ovarian cancer was chosen as a target indication for the following reasons:

•	ovarian cancer presents a clinical setting whereby MRD status can be achieved with standard upfront therapy both immediately after first line therapy, but also after effective debulking of the “first relapse.” The latter subgroup of patients (after successful second line treatment/first salvage, lacking demonstrable macroscopic residual disease) would be optimal candidates for GPS therapy, as no standard maintenance therapy exists for such patients and the subsequent relapse patterns and metrics are known and predictable;

•	the high levels of expression of WT1 in ovarian cancer cells. In fact, WT1 expression is so frequent that pathologists routinely use immunohistochemical stains for WT1 (with a standardized convention for describing expression and determining as “positive” or “negative”) to help distinguish epithelial ovarian cancers from other tumors;

•	preliminary evidence that WT1 expression may be linked to prognosis in ovarian cancer and that it may play an anti-apoptotic role in ovarian cancer cell lines;

•	the high degree of unmet medical need in ovarian cancer patients after first (or subsequent) successful “salvage” debulking therapy and the absence of effective therapies for such patients; and

•	a predictive assumption of very low to negligible degree of clinical toxicity with a WT1-targeted immunotherapy such as GPS due to the fact that WT1 in normal, non-cancerous tissues is both expressed at extremely low levels and limited in number of organs and tissues, but also due to the fact that WT1 fragments, or peptide epitopes, in normal cells are presented to host APCs in a different manner than are WT1 fragments produced in cancer cells.

Clinical Data—Ovarian Cancer

GPS is being studied in combination with nivolumab, a PD-1 immune checkpoint inhibitor, in an open-label, non-randomized Phase 1 clinical trial, which is independently sponsored by MSK. The aim of the study is to evaluate the safety and efficacy of this combination in patients with recurrent ovarian, fallopian tube or primary peritoneal cancer who are in second or greater clinical remission (after their successful first or subsequent “salvage” therapy). This Phase 1 clinical trial was planned to enroll at least ten patients with recurrent ovarian cancer who are in second or greater clinical remission at MSK. Patients enrolled in the clinical trial received the combination therapy during the clinical trial’s 14-week treatment period. Individuals who had not progressed by the end of this period also received a maintenance course of GPS. The primary endpoint of this clinical trial is the evaluation of the safety of repeated GPS administrations, for a total of six doses, in combination with seven infusions of nivolumab. This clinical trial addresses the safety of GPS when co-administered with a checkpoint inhibitor, with the goal of possibly detecting an efficacy signal based on PFS and OS (versus historical data of monotherapy with nivolumab in this patient population), as well as documenting the pattern of WT1-specific immune responses post-GPS. Interim Phase 1 data from this study was presented at the 2018 American Society of Clinical Oncology, or ASCO, Annual Meeting held in June 2018. Exploratory efficacy interim data from the study showed that GPS, when combined with a PD-1 inhibitor, demonstrated PFS of 64% at one year in an intent to treat, or ITT, group of 11 evaluable patients with WT1+ ovarian cancer in second or greater remission. Among patients who received at least three doses of GPS in combination with nivolumab, PFS at one year was 70% (7/10). The historical rates with best standard treatment do not exceed 50% in this disease setting. The most common adverse events were Grade 1 or 2, including fatigue and injection site reactions. Dose limiting toxicity was observed in one patient, following the second dose of the combination. No additional adverse event burden was observed for the combination as compared to nivolumab monotherapy. The combination induced a high frequency of T- and B-cell immune responses. Pending the successful progress of this clinical trial a larger, follow-on, randomized clinical trial may be planned.

GPS Combination Therapy with PD-1 blocker pembrolizumab (Keytruda) for Other Cancers

In addition, given the potential immunobiologic and pharmacodynamic synergy between GPS and a PD-1 blocker, as well as the prevalent expression of WT1 in five select tumor types (colorectal cancer, triple-negative breast cancer, small cell lung cancer, ovarian cancer and AML), we entered into a clinical trial collaboration and supply agreement through a Merck subsidiary for the conduct of a combination clinical trial of GPS with pembrolizumab (Keytruda).

The purpose of this five-arm “basket” trial is to determine if the administration of GPS in combination with pembrolizumab (Keytruda) has the potential to demonstrate clinical activity in the presence of macroscopic disease, where monotherapy with either agent would have a more limited effect. The negative influence of tumor microenvironment factors on the immune response is predicted to be mitigated by PD-1 inhibition (by pembrolizumab) thus allowing the patients’ own immune cells to invade and destroy cancerous growth deposits specifically sensitized against WT1 (by concomitantly-administered GPS). The planned study will be open-label with multiple sites. The primary endpoints will be safety, overall rate of response (RECIST and iRECIST) and CR, MRD(-) status (for AML patients only) with exploratory endpoints including PFS, OS and immune response correlates. If we are able to commence this Phase 1/2 trial in the third quarter of 2018, we anticipate the first interim data analysis being available in the third quarter of 2019.

NeuVax™ (nelipepimut-S)

Overview

NeuVax (nelipepimut-S) is a cancer immunotherapy targeting HER2 expressing cancers. NeuVax is the immunodominant nonapeptide derived from the extracellular domain of the HER2 protein, a well-established and validated target for therapeutic intervention in breast carcinomas. The NeuVax vaccine is combined with GM-CSF (Sargramostim) for injection in between the layers of the skin epidermis, i.e., intradermal administration. Data has shown that an increased presence of circulating tumor cells, or CTCs, may predict reduced disease free survival, or DFS, and OS, suggesting a presence of isolated micrometastases, not detectable clinically, but, over time, can lead to recurrence of cancer, most often in distant sites. After binding to the specific HLA molecules on antigen presenting cells, the nelipepimut-S sequence stimulates specific cytotoxic T lymphocytes, or CTLs, causing significant clonal expansion. These activated CTLs recognize, neutralize and destroy, through cell lysis, HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading.

Targeted Indication

NeuVax for Breast Cancer

According to NCI, over 230,000 women in the United States are diagnosed with breast cancer annually. While improved diagnostics and targeted therapies have decreased breast cancer mortality in the United States, metastatic breast cancer remains incurable. Approximately 75% to 80% of breast cancer patients have tissue test positive for some increased amount of the HER2 receptor, which is associated with disease progression and decreased survival. Only approximately 20% to 30% of all breast cancer patients-those with HER2 immunohistochemistry, or IHC, 3+ disease, or IHC 2+ and fluorescence in situ hybridization, or FISH, amplified-have a HER2 directed, approved treatment option available after their initial standard of care. This leaves the majority of breast cancer patients with low-to-intermediate HER2 expression (IHC 1+, 2+; HER2 FISH, non-amplified), or approximately 15% of all breast cancer patients, with tumors that are not HER2-amplified by FISH ineligible for targeted therapy with trastuzumab and without an effective targeted treatment option to prevent cancer recurrence.

Clinical Trials

We currently have multiple investigator-sponsored trials ongoing with NeuVax in combination with trastuzumab (Herceptin; Genentech/Roche). The combination of trastuzumab and NeuVax has been shown pre-clinically and in a pilot study to be synergistic. Our Phase 2b trial is a multi-center, randomized, single-blinded, placebo-controlled trial in 275 HER2 1+/2+ breast cancer patients with positive nodes and/or TNBC. The study combines NeuVax and trastuzumab (Herceptin) in the adjuvant setting aiming to prevent recurrence or death. Tumors in these women show low levels of expression of HER2, as measured by IHC, i.e., at a level of either 1+ or 2+ and, hence, these patients are not considered candidates for Herceptin. Patients who are hormone receptor-negative and HER2 1+/2+ by IHC are currently defined as TNBC patients. Eligible patients are randomized to receive NeuVax + GM-CSF + trastuzumab or trastuzumab + GM-CSF alone. The primary endpoint of the study is DFS at 24 months. Genentech/Roche is providing the trastuzumab and partial funding for this trial. Data presented in October 2016 demonstrated that this novel combination of trastuzumab and NeuVax with HER2 low-expressing patients is well tolerated and the cardiac effects of trastuzumab are not impacted by the addition of NeuVax. In February 2017, the DSMB reported that there were no safety concerns with the trial and the trial is not futile. The recommendation from the DSMB was to continue the trial with one revision to the statistical analysis plan regarding the timing of the pre-specified interim analysis. Given the lengthy duration of enrollment for the trial, the DSMB determined that the pre-specified interim efficacy analysis be moved up from 12 months to 6 months after the last patient is enrolled. Enrollment was completed and the interim efficacy analysis occurred in late March 2018.

The interim analysis, conducted by an independent DSMB of the efficacy and safety data for the study in an overall population of 275 patients as well as the two primary study target patient populations (node-positive and TNBC) after a median follow-up of 19 months, demonstrated a clinically meaningful difference in median DFS in favor of the active arm (NeuVax + Herceptin), a primary endpoint of the study, with hazard ratios of 0.67 and 0.61 in the intent to treat and modified intent to treat populations (i.e., those who received at least one dose of vaccine or control) as well as a 34.9% and 39.5% reduction in relative risk of recurrence in the active versus control arms in the intent to treat and modified intent to treat populations, respectively. A clinically meaningful and also statistically significant difference was found between the two arms in the cohort of patients (n= 98) with TNBC, with a hazard ratio of 0.26 and a p-value of 0.023 in favor of the NeuVax + Herceptin combination, with landmark DFS at 24 months showing a 70.4% reduction in relative risk of recurrence in the active arm versus control. Similarly, a clinically meaningful and statistically significant difference was found between the two arms in favor of the combination in the cohort of patients not receiving hormonal therapy (n = 110), with a hazard ratio of 0.24 and a p-value of 0.009. In vivo HER2- specific T-cell immune responses showed a time-dependent increase in IR potency compared to the earliest data point tested (p=0.000023) in the active arm, while no such increase was observed in the control arm. This pre-specified interim analysis also showed an adverse event profile with no notable differences between treatment arms. This analysis confirmed the 2016 data showing that the addition of NeuVax to Herceptin did not result in any additional cardiotoxicity compared to Herceptin alone. Based on these results, and the DSMB’s recommendation, we plan to expeditiously seek regulatory guidance from the FDA for further development of the combination of NeuVax + Herceptin in TNBC, considering the statistically significant benefit of the combination therapy seen in this population with large unmet medical need. In June 2018, we announced that the sponsor-principal investigator of this study, after taking into account that key clinical development objectives were met as well as other regulatory considerations, and with our agreement, determined to terminate early the study. In addition, in late May 2018, we conducted two advisory meetings with global experts in regulatory affairs and breast cancer clinical development in order to determine the optimal path for further development of the NeuVax + Herceptin combination in TNBC in a pivotal setting and for engagement with the FDA and EMA. Data from this study have been submitted for presentation at a major medical conference that will take place during the second half of 2018.

Our second combination investigator sponsored trial is a Phase 2 in HER2 3+ breast cancer patients who have completed neoadjuvant therapy with an approved regimen that includes trastuzumab and failed to achieve a pathological complete response, meaning they have microscopic evidence of residual disease and are therefore at an increased risk of disease recurrence. This multi-center, prospective, randomized, single-blinded Phase 2 clinical trial has enrolled approximately 100 patients with a diagnosis of HER2 3+ breast cancer who are HLA A2+ or HLA A3+ and are determined to be at high-risk for recurrence. High-risk is defined as having received neoadjuvant therapy with an approved regimen that includes trastuzumab but not obtaining a pathological complete response at surgery, or those who undergo surgery as a first intervention and are found to be pathologically node-positive. These high-risk patients are known to have higher recurrence rates than other HER2 3+ breast cancer patients. Eligible patients will be randomized to receive NeuVax + GM-CSF + trastuzumab or trastuzumab + GM-CSF alone. The primary endpoint of the study is disease-free survival. Funding for this trial was awarded through the Congressionally Directed Medical Research Program, funded through the Department of Defense, via a breast cancer research program breakthrough award. In February 2017, the DSMB reported that there were no safety concerns with the trial and the trial is not futile. The pre-specified interim safety analysis was also completed on n=50 patients and demonstrated that the agent is well tolerated with no increased cardiotoxicity associated with giving NeuVax in combination with trastuzumab. The recommendation from the DSMB was to continue the HER2 3+ trial unmodified.

A Phase 3 PRESENT (Prevention of Recurrence in Early- Stage, Node- Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study enrolled 758 HER2 1+/2+ patients who are node-positive and HLA A2 or A3 positive. On June 27, 2016, the independent data monitoring committee recommended that the Phase 3 PRESENT clinical trial be stopped for futility. The PRESENT trial was stopped, and we initiated an investigation into the causes of the recommendation. Our analysis of the data showed that there was a separation of the curves, albeit not statistically significant, with the control arm performing better than expected and the NeuVax arm performing consistent with our protocol assumptions for the control group. Because the study was deemed futile, we closed the PRESENT trial.

NeuVax for Ductal Carcinoma In Situ of the Breast

DCIS is defined by the NCI as a noninvasive condition in which abnormal cells are found in the lining of a breast duct and have not spread outside the duct to other tissues in the breast. DCIS is the most common type of breast neoplasm with malignant potential. In some cases, DCIS may become invasive cancer and spread to other tissues, and at this time, there is no way to know which lesions could become invasive. Current treatment options for DCIS include breast-conserving surgery and radiation therapy with or without tamoxifen, breast-conserving surgery without radiation therapy, or total mastectomy with or without tamoxifen. According to the American Cancer Society, in the United States, there were over 60,000 diagnoses of DCIS in 2015. We are supporting an independent investigator-sponsored, or IST, Phase 2 trial to evaluate women diagnosed with DCIS who are HLA-A2 positive, who express HER2 at IHC 1+, 2+, or 3+ levels, and who are pre or post menopausal. Patients will be randomized to one of two arms: NeuVax plus GM-CSF or GM-CSF alone. The clinical study name is VADIS: Phase 2 Trial of Nelipepimut-S Vaccine in Women with DCIS of the Breast. The trial is sponsored and operationalized by the NCI, studying NeuVax’s potential clinical effects in earlier stage disease. The trial has an immunological endpoint evaluating NeuVax peptide-specific cytotoxic T lymphocyte (CTL; CD8+ T-cell) response in vaccinated patients.

E39 Folate Binding Peptide Vaccine Program (GALE-301 and GALE-302)

Overview

GALE-301 and GALE-302, our E39 folate binding peptide vaccines, are cancer immunotherapies that target FBP receptor-alpha. FBP is a well-validated therapeutic target that is highly over-expressed in ovarian, endometrial and breast cancers, and is the source of immunogenic peptides that can stimulate CTLs to recognize and destroy FBP-expressing cancer cells. Current treatments after surgery for these diseases are principally with platinum-based chemotherapeutic agents. These patients suffer a high recurrence rate and most relapse with an extremely poor prognosis. GALE-301 and GALE-302 are immunogenic peptides that consist of a peptide derived from FBP combined with GM-CSF for the prevention of cancer recurrence in the adjuvant setting. GALE-301 is the E39 peptide, while GALE-302 is an attenuated version of this peptide, known as E39’. Two early stage clinical trials have been completed with our FBP peptides in ovarian, endometrial, and breast cancers. In a Phase 1 study of E39 (both GALE 301 and GALE 302) in ovarian cancer and endometrial cancer that enrolled 59 patients with concomitantly enrolled controls, 24-month DFS was achieved in 55.5% of the patients receiving E39 as compared to 40% of the control group. For those patients receiving the highest dose of E39, the 24-month DFS rate was 77.9% (or p=0.013). A manuscript presenting the data from this study has been submitted for publication, with publication expected in the second half of 2018. In June 2016, the FDA granted two Orphan Drug Product designations for the treatment (including prevention of recurrence) of ovarian cancer: one for GALE-301 (E39) and one for GALE-302 (E39’).

GALE-301 and GALE-302 in Ovarian Cancer

According to the NCI’s Surveillance, Epidemiology, and End Results, or SEER Program, new cases of ovarian cancer occur at an annual rate of 11.9 per 100,000 women in the United States, with an estimated 22,280 new cases and 14,240 deaths in 2016. Only 46.2% of ovarian cancer patients are expected to survive five years after diagnosis. Approximately 1.3% of women will be diagnosed with ovarian cancer at some point during their lifetime (2011-2013 data). The prevalence data from 2013 showed an estimated 195,767 women living with ovarian cancer in the United States. Due to the lack of specific symptoms, the majority of ovarian cancer patients are diagnosed at later stages of the disease, with an estimated 80% of women presenting with advanced-stage (III or IV) disease. These patients have their tumors routinely surgically debulked to minimal residual disease, and then are treated with platinum- and/or taxane-based chemotherapy. While many patients respond to this treatment regimen and become clinically free-of-disease, the majority of these patients will relapse. Depending upon their level of residual disease, the risk for recurrence after completion of primary therapy is approximately 70%. Unfortunately, for these women, once the disease recurs, treatment options are limited.

GALE-401 (anagrelide controlled release)

Overview

GALE-401 contains the active ingredient anagrelide, an FDA-approved product, for the treatment of patients with MPNs to lower abnormally elevated platelet levels. The currently available immediate release, or IR, version of anagrelide causes adverse events that are believed to be dose and plasma concentration dependent and may limit the use of the IR version of the drug. Therefore, reducing the maximum concentration, or C max, and increasing the half-life of the drug is hypothesized to reduce the side effects, while preserving the efficacy, potentially allowing a broader use of the drug.

GALE-401 in Essential Thrombocythemia

ET is a myeloproliferative blood disorder and is characterized by the overproduction of platelets in the bone marrow. Elevated platelets alter the normal process of blood coagulation and can lead to thromboembolic events. About a third of patients are asymptomatic at the time of diagnosis. However, many patients develop symptoms during the course of the disease that affect the quality of life.

Multiple Phase 1 studies in 98 healthy subjects have shown GALE-401 reduces the C max of anagrelide and increases the half-life following oral administration, appears to be well tolerated at the doses administered, and to be capable of reducing platelet levels effectively. The Phase 1 program provided the desired PK/PD (pharmacokinetic/pharmacodynamic) profile to enable the initiation of the Phase 2 proof-of-concept trial. The Phase 2, open label, single arm, proof-of concept trial enrolled 18 patients in the United States for the treatment of thrombocytosis, or elevated platelet counts, in patients with MPNs. Final safety and efficacy data from this Phase 2 trial were presented in December 2015 and demonstrated a prolonged clinical benefit with a potentially improved safety profile.

We have analyzed our data and the treatment landscape for MPNs, with a current focus on ET. Subject to completion of the manufacturing of the new formulation and other internal work, GALE-401 would be poised to advance into a Phase 3 clinical trial in ET patients who are intolerant or resistant to hydroxyurea. This trial is designed to compare GALE-401 (drug arm) versus best available therapy to include a sizable population of patients treated with anagrelide IR. We plan to evaluate out-licensing and partnering opportunities for GALE-401.

Strategic Collaborations and License Agreements

Although we currently have a number of collaborations with corporate partners for the development of our product candidates in various territories worldwide, the following development collaborations are of the most significance from both a financial statement and ongoing collaboration perspective.

Exclusive License Agreement—Memorial Sloan Kettering Cancer Center

In September 2014, we entered into a license agreement with MSK, under which we were granted an exclusive license to develop and commercialize MSK’s WT1 peptide vaccine technology. The MSK original license agreement was first amended in October 2015, further amended in August 2016, amended and restated in May 2017 and again amended and restated in October 2017. In connection with the entry of the original license agreement and its amendments, MSK was issued or assigned an aggregate of 4,846 ordinary shares of Private SELLAS common stock for the year ended December 31, 2017. These common stock shares were converted into our common stock shares upon the Merger.

Under the terms of the current amended and restated MSK license agreement, we agreed to pay minimum royalty payments in the amount of $0.1 million each year commencing in 2015 and research funding costs of $0.2 million in each year and for three years commencing in January 2016. We also agreed to pay MSK a mid-six digit amount over a one year period in exchange for MSK’s agreement to further amend and restate the MSK license agreement in October 2017, which resulted in the grant of rights to additional intellectual property to us and extension/relaxing of certain deadlines. In addition, to the extent certain development and commercial milestones are achieved, we also agreed to pay MSK up to $17.4 million in aggregate milestone payments for each licensed product, and for each additional patent licensed product, up to $2.8 million in additional milestone payments. We also agreed to pay MSK a tiered royalty in the mid-single digits in the event of commercial sales of any licensed products. We also agreed to raise $25.0 million in gross proceeds no later than December 31, 2018. In the event we do not raise such amount by December 31, 2018, MSK may terminate the license agreement after complying with the notice and cure periods of the agreement, or MSK may elect to receive additional common stock shares in an amount equal to 1.5% of our then fully diluted share capital, which would stay the right to terminate for a period of time.

Unless terminated earlier in accordance with its terms, the MSK license agreement as amended and restated, will continue on a country-by-country and licensed product-by-licensed product basis, until the later, of: (a) expiration of the last valid claim embracing such licensed product; (b) expiration of any market exclusivity period granted by law with respect to such licensed product; or (c) ten (10) years from the first commercial sale in such country.

Merck & Co., Inc. Clinical Trial Collaboration and Supply Agreement

In September 2017, we entered into a clinical trial collaboration and supply agreement through a Merck subsidiary, whereby we agreed with the Merck subsidiary to collaborate on a research program to evaluate GPS as it is administered in combination with their PD-1 blocker pembrolizumab (Keytruda) in a Phase 1/2 clinical trial enrolling patients in up to five cancer indications, including both hematologic malignancies and solid tumors.

The Phase 1/2 clinical trial will utilize a combination of GPS plus pembrolizumab (Keytruda) in patients with WT1+ relapsed or refractory tumors. Specifically, the study is expected to explore the following cancer indications: colorectal (arm enriched in but not exclusive to patients with microsatellite instability-low), ovarian, small cell lung, triple-negative breast, and AML. This study will assess the efficacy and safety of the combination, comparing overall response rates and immune response markers achieved with the combination compared to prespecified rates based on those seen with pemrolizumab alone in comparable patient populations. The trial is anticipated to begin in the third quarter of 2018 (pending funding availability).

Advaxis, Inc. Research and Development Collaboration Agreement

In February 2017, we entered into a research and development collaboration agreement with Advaxis whereby we agreed to collaborate on a research program to evaluate, through a PoP trial, a clinical candidate comprised of the combination of Advaxis’ proprietary Lm-based antigen delivery technology and GPS. Unless terminated earlier in accordance with its terms, the Advaxis agreement will expire upon the earlier of: (a) completion of the PoP trial or (b) a decision by the parties to cease further development of the clinical candidate.

The Advaxis agreement provides for cost-sharing between the parties, with Advaxis being responsible for the costs of performing the research activities and filing any investigational new drug, or IND, cost-sharing for preparation of the IND, and we being responsible for the costs (exclusive of product costs) of conducting the PoP trial. Upon successful completion of the PoP trial, or otherwise at our election, we will become the sponsor under the IND and will control further development and commercialization of any product developed pursuant to the Advaxis agreement. We also agreed to make certain non-refundable milestone payments to Advaxis having an aggregate amount of up to $108.0 million, upon meeting certain clinical, regulatory and commercial milestones. In addition, if net sales exceed certain targets, we agreed to make non-refundable sales milestone payments up to $250.0 million and royalty payments based on specific royalty rates, with a maximum rate capped at a percentage rate in the low teens if net sales exceed $1.0 billion.

The University of Texas M. D. Anderson Cancer Center and The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. License Agreement

In September 2006, we acquired rights and assumed obligations under a license agreement between Apthera and The University Texas M.D. Anderson Cancer Center, or MDACC, and The Henry M. Jackson Foundation, or HJF, which granted us exclusive worldwide rights to an United States patent covering the nelipepimut-S peptide and several United States and foreign patents and patent applications covering methods of using the peptide as a vaccine. Under the terms of this license, we are required to pay an annual maintenance fee, clinical milestone payments and royalty payments based on sales of NeuVax, or other therapeutic products developed from the licensed technologies.

Biovascular, Inc. Exclusive License Agreement

In December 2013, we acquired worldwide rights to anagrelide controlled release, or CR, formulation, GALE-401, through our acquisition of Mills, LLC, or Mills our wholly owned subsidiary. GALE-401 contains the active ingredient anagrelide, an FDA-approved product that has been in use since the late 1990s for the treatment of MPNs. Mills entered into an exclusive license agreement with BioVascular, Inc., or BioVascular.

The license agreement granted us an exclusive license to develop and commercialize anagrelide CR formulation. Under the terms of the license agreement and its amendments, Mills agreed to pay BioVascular, a mid-to-low single digit royalty on net revenue from the sale of licensed products, as well as, future cash milestone payments based on the achievement of specified regulatory milestones. We are responsible for patent prosecution and maintenance.

In September 2017, Mills and BioVascular entered into an amendment to our exclusive license agreement to modify the certain terms of the license agreement, including but not limited to, (i) eliminating the 3% royalty rate on annual net sales of $50.0 million and the 4% royalty now applies to annual net sales of up to $100.0 million, (ii) making an advance payment of approximately $0.4 million for the milestone related to the initiation of the Phase 3 clinical trial payable in two tranches with the first payment of $0.2 million payable on or before October 31, 2017 and the second payment of approximately $0.2 million payable 30 days after the consummation of the Merger but no later than December 31, 2017, (iii) adding a payment for a sublicense by Mills to a third party of 25% of any cash received for upfront fees or milestone payments if the sublicense is executed prior to first patient enrolled in the Phase 3 clinical trial and 17.5% of any cash received for upfront fees or milestone payments if the sublicense is executed after the first patient is enrolled in the Phase 3 clinical trial, and (iv) if the first patient is not enrolled in the Phase 3 clinical trial by December 31, 2018, BioVascular shall have the right to terminate the license agreement and the advance payment shall not be repaid to Mills. Under the terms of a September 2017 consent between Comerica Bank, BioVascular and Mills, Comerica Bank shall receive $0.1 million of the approximately $0.4 million advance payment from Mills.

Manufacturing

We do not own or operate manufacturing facilities for the production of our product candidates nor do we have plans to develop our own manufacturing operations in the foreseeable future. We currently depend on third-party contract manufacturers for all of our required raw materials, active pharmaceutical ingredients, and finished product candidate for our clinical trials. We do not have any current contractual arrangements for the manufacture of commercial supplies of any product candidates. We currently employ internal resources and third-party consultants to manage our manufacturing contractors.

Sales and Marketing

We have not yet defined our sales, marketing or product distribution strategy for our product candidates or any future product candidates because they are still in pre-clinical or clinical development. Our future commercial strategy may include the use of strategic partners, distributors, a contract sale force, or the establishment of our own commercial and specialty sales force, as well as similar strategies for regions and territories outside the United States. We plan to further evaluate these alternatives as we approach approval for the use of our product candidates for one or more indications.

Intellectual Property

Our commercial success depends in part on our ability to avoid infringing the proprietary rights of third parties, our ability to obtain and maintain proprietary protection for our technologies where applicable and to prevent others from infringing our proprietary rights. We seek to protect our proprietary technologies by, among other methods, evaluating relevant patents, establishing defensive positions, monitoring European Union oppositions and pending intellectual property rights, preparing litigation strategies in view of the United States legislative framework and filing United States and international patent applications on technologies, inventions and improvements that are important to our business. Patents and other intellectual property rights are crucial to our success. It is our policy to protect our intellectual property rights through available means, including filing and prosecuting patent applications in the United States and other countries, protecting trade secrets, and utilizing regulatory protections such as data exclusivity. We also include restrictions regarding use and disclosure of our proprietary information in our contracts with third parties, and utilize customary confidentiality agreements with our employees, consultants, clinical investigators and scientific advisors to protect our confidential information and know-how. Together with our licensors, we also rely on trade secrets to protect our combined technology especially where we do not believe patent protection is appropriate or obtainable. It is our policy to operate without knowingly infringing on, or misappropriating, the proprietary rights of others.

An international patent law treaty, the Patent Cooperation Treaty, or PCT, provides a unified procedure for filing patent applications to protect inventions in each of its contracting states. Thus, a single PCT application can be converted into a national stage patent application in any of the more than 145 PCT contracting states, and is considered a simple, cost-effective means for seeking patent protection in numerous regions or countries. This nationalization (converting into an application in any of the contracting states) typically occurs 18 months after the PCT application filing date. We also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary position.

The term of individual patents depends upon the legal term of the patents in countries in which they are obtained. In most countries, including the United States, the patent term is generally 20 years from the earliest date of filing a non-provisional patent application in the applicable country. In the United States, a patent’s term may, in certain cases, be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the United States Patent and Trademark Office in examining and granting a patent or may be shortened if a patent is terminally disclaimed over a commonly owned patent or a patent naming a common inventor and having an earlier expiration date.

The following chart summarizes our intellectual property rights:

Product Candidate	Product Candidate Component	Jurisdiction	Indication	Claims	Scope	Latest Estimated Patent Exclusivity Period
GPS	Peptide WT1-A1	United States	Any	Composition of Matter	1 issued	03/22/2026*
GPS	Peptide WT1-A1	Australia, Switzerland, Germany, Spain, France, Great Britain, Italy	Any	Composition of Matter and Method of Use	7 issued	11/30/2024
GPS	Peptide WT1-A1	Canada	Any	Composition of Matter and Method of Use	1 issued	11/30/2024
GPS	Peptides WT1-427 long and WT1-331 long	United States	Any	Composition of Matter	1 issued	10/26/2031*
GPS	Peptides WT1-427 long and WT1-331 long	United States	WT1-expressing cancer	Method of Use	1 issued	10/17/2026
GPS	Peptides WT1-427 long and WT1-331 long	United States	Any	Composition of Matter and Method of Use	1 pending	10/17/2026**
GPS	Peptide WT1-427 long	Switzerland, Germany, Spain, France, Great Britain, Ireland, Italy	Any	Composition of Matter and Method of Use	7 issued	10/17/2026
GPS	Peptide WT1-331 long	Switzerland, Germany, Spain, France, Great Britain, Ireland, Italy	Any	Composition of Matter and Method of Use	87 issued	10/17/2026

Product Candidate	Product Candidate Component	Jurisdiction	Indication	Claims	Scope	Latest Estimated Patent Exclusivity Period
GPS	Peptide WT1-427 and WT1-331 long	Australia,	Any	Composition of Matter and Method of Use	1 issued	10/17/2026
GPS	Peptide WT1-427 long	Canada	Any	Composition of Matter and Method of Use	1 issued	10/17/2026
GPS	Peptides WT1-331 long	Canada	Any	Composition of Matter and Method of Use	1 pending	10/17/2026**
GPS	Non-product peptide	United States	Any	Composition of Matter	1 issued	12/21/2026
GPS	Peptide WT1-122A1 long	United States	Any	Composition of Matter	1 issued	02/20/2033*
GPS	Peptide WT1-122A1 long	United States	Any	Composition of Matter and Method of Use	1 pending	04/10/2027**
GPS	Peptide WT1-122A1 long	Austria, Belgium, Switzerland, Germany, Spain, Finland, France, Great Britain, Greece, Ireland, Italy, Netherlands, Poland, Romania, Turkey	Any	Composition of Matter and Method of Use	15 issued	04/10/2027
GPS	Peptide WT1-122A1 long	Europe, Canada, Hong Kong	Any	Composition of Matter and Method of Use	3 pending	04/10/2027

Product Candidate	Product Candidate Component	Jurisdiction	Indication	Claims	Scope	Latest Estimated Patent Exclusivity Period
Not applicable	Non-product peptide	United States	Any	Composition of Matter and Method of Use	1 issued, 1 pending	01/15/2034
Not applicable	Non-product peptide	Australia, Canada, China, Europe, Japan	Any	Composition of Matter and Method of Use	5 pending	01/15/2034	**
Not applicable	Not applicable	United States	Any	Composition of Matter and Method of Use	1 pending	06/30/2038	***
NeuVax™ (nelipepimut-S)		United States, Australia, Canada, China, Europe, Hong Kong, Japan, Korea and Mexico	Recurrence of cancers expressing low to intermediate levels of HER2/neu	Methods of Use	6 pending and 10 issued	2028
NeuVax™ in combination with trastuzumab		United States and Australia	HER2/neu expressing cancer	Methods of Use	2 issued	2026
GALE-401		United States	Vaso-occlusive	Method of Use	1 issued	2020
GALE-401 (Anagrelide Controlled Release)		United States, Europe, India, Japan and UK	Platelet Lowering	Anagrelide Controlled Release Formulations & Methods of Use	4 pending and 7 issued	2029

Product Candidate	Product Candidate Component	Jurisdiction	Indication	Claims	Scope	Latest Estimated Patent Exclusivity Period
GALE-301		United States and PCT	Cancers expressing low levels of FBP (IHC 0 or 1+)	Dosage Regimen	2 pending	2037
GALE-301 & GALE-302 Combination		United States, Canada, Europe, and Japan	Cancers expressing Folate Binding Protein (FBP)	Compositions & Methods of Use	1 pending and 8 issued	2022
GALE-301 & GALE-302 Combination		United States	Cancers expressing Folate Binding Protein (FBP)	Combination Dosage Regimen	1 allowed	2036

*	Includes patent term adjustment
**	Projected expiration date of pending application, if granted
***	Projected expiration date of non-provisional application to be filed from provisional application

Each of the above-referenced pending or issued patents has been licensed by us. To our knowledge, there are no contested proceedings or third-party claims relating to any of the above pending or issued patents.

Competition

Cancer immunotherapy has become a significant growth area for the biopharmaceutical industry, attracting large pharmaceutical companies as well as small niche players. Generally, our principal competitors in the cancer immunotherapy market comprise both companies with currently approved products for various indications, such as manufactures of approved bispecific antibodies, CAR-T cells, and checkpoint inhibitors, as well as companies currently engaged in cancer immunotherapy clinical development. The competitors who have successfully obtained approval for cancer immunotherapy products include Bristol-Myers Squib Company, Merck & Co., Inc., Genentech, Inc. (a subsidiary of Roche Holding AG), AstraZeneca PLC, Celgene Corporation, Johnson & Johnson/Janssen Pharmaceuticals, Amgen, Novartis, Acerta Pharmaceuticals, Juno Therapeutics, Inc., Kite Pharm, Inc., a wholly-owned subsidiary of Gilead Sicencies, Inc. and Pfizer, Inc./EMD Serono, Inc.

Companies developing products with similar indications to those we are pursuing are expected to influence our ability to penetrate and maintain market share. Principal competitors for our AML indication include both companies with currently approved products in AML, such as Agios Pharmaceuticals, Inc. (the holder of U.S. rights to Idhifa), Novartis AG (the holder of rights to Rydapt), among others, as well as those with front-line chemotherapy drugs and maintenance therapies such as Jazz Pharmaceuticals plc (the holder of rights to Vyxeos), as well as Pfizer (the holder of rights to Mylotarg), among others, as well as companies with drugs currently in development in AML. Our principal competitors for the MPM indication include both companies with currently approved products in MPM, such as Eli Lilly and Co. (the holder of rights to Alimta), among others, as well as those with drugs currently in development in MPM. Our principal competitor for ET patients who are intolerant or resistant to hydroxyurea indication is Incyte Corporation in the United States (the holder of rights for Jakafi) and Novartis outside the United States (the holder of rights for JAKAVI).

For patients with MPNs, current treatment options include Agrylin (anagrelide hydrochloride) and its generic equivalents, hydorxyurea and interferon alpha. Agents currently being studied in patients with MPNs include investigational JAK2 inhibitors (e.g., LY2784544 (Eli Lilly), momelotinib (Gilead Sciences), ruxolitinib (Incyte), fedratinib (Impact Biomedicines/Celgene) and pegylated interferon alfa-2a (Pegasys, Genentech/Roche).

For patients with early stage breast cancer, adjuvant therapy is often given to prevent recurrence and increase the chance of long-term disease free survival. Adjuvant therapy for breast cancer can include chemotherapy, hormonal therapy, radiation therapy, or combinations thereof. In addition, the HER2 targeted drug trastuzumab (Herceptin)—alone or in combination with pertuzumab (Perjeta), both manufactured and marketed by Roche/Genentech- may be given to patients with tumors with high expression of HER2 (IHC 3+), while immune-oncology agents focusing on other novel targets such as MUC1, may be useful in treating breast cancer.

There are a number of cancer vaccines in development for breast cancer, including but not limited to Lapuleucel-T (Dendreon), AE-37 (Antigen Express), and Stimuvax (Merck KgA). While these development candidates are aimed at a number of different targets, and AE-37 has published data in the HER2 breast cancer patient population, there is no guarantee that any of the these compounds will not in the future be indicated for treatment of low-to-intermediate HER2 breast cancer patients and become directly competitive with NeuVax.

A number of chemotherapeutic agents have demonstrated activity in gynecological carcinomas (ovarian and endometrial), particularly platinum-based regimens. New chemotherapy agents are being evaluated including trabectedin (Yondelis) and belotecan, as well as targeted agents such as bevacizumab (Avastin) and pazopanib (Votrient). Monoclonal antibodies are also being developed including farletuzumab and catumaxomab. We are not aware of any of these agents being evaluated in the adjuvant setting where GALE-301 is being considered for further development. TPIV200 (TapImmune) is in development targeting FBP in ovarian cancer.

Many of our competitors, either alone or with their strategic partners, have substantially greater financial, technical and human resources than we do, and experience in obtaining FDA and other regulatory approvals of treatments and commercializing those treatments. Accordingly, our competitors may be more successful than us in obtaining approval for cancer immunotherapy products and achieving widespread market acceptance. Our competitors’ treatments may be more effectively marketed and sold than any products we may commercialize, thus causing limited market share before we can recover the expenses of developing and commercializing of our cancer immunotherapy product candidate.

Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These activities may lead to consolidated efforts that allow for more rapid development of cancer immunotherapy product candidates.

These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, the ability to work with specific clinical contract organizations due to conflict of interest, and also the conduct of trials in the ability to recruit clinical trial sites and subjects for our clinical trials.

We expect any products that we develop and commercialize to compete on the basis of, among other things, efficacy, safety, price and the availability of coverage and reimbursement from government and other third-party payors. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are viewed as safer, more convenient or less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for our current product candidates or any other future product candidate, which could result in our competitors establishing a strong market position before we are able to enter the market.

Government Regulation

The FDA and other regulatory authorities at federal, state, and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring, and post-approval reporting of biologics such as those we are developing. Along with third-party contractors, we will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of its current or future product candidates. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources.

The process required by the FDA before biologic product candidates may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s current Good Laboratory Practices, or GLP, regulation;

•	submission to the FDA of an IND, which must become effective before clinical trials may begin and must be updated annually or when significant changes are made;

•	approval by an independent Institutional Review Board, or IRB, or ethics committee at each clinical site before the trial is begun;

•	performance of adequate and well-controlled human clinical trials to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;

•	preparation of and submission to the FDA of a Biologics License Application, or BLA, after completion of all pivotal clinical trials;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

•	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

•	satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with current Good Manufacturing Practices, or cGMP, and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency, and of selected clinical investigations to assess compliance with current Good Clinical Practices, or cGCP; and

•	FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States, which must be updated annually when significant changes are made.

The testing and approval process requires substantial time, effort and financial resources, and, or cGCP, we cannot be certain that any approvals for our current or future product candidates will be granted on a timely basis, if at all. Prior to beginning the first clinical trial with a product candidate, we must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with cGCP, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site and must monitor the clinical trial until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical trial sponsor, known as DSMB, which provides authorization for whether or not a clinical trial may move forward at designated check points based on access to certain data from the clinical trial and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical trial results to public registries.

For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap.

•	Phase 1—The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

•	Phase 2—The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•	Phase 3—The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

•	Phase 4—In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies may be made a condition to approval of the BLA.

Phase 1, Phase 2 and Phase 3 testing may not be completed successfully within a specified period, if at all, and there can be no assurance that the data collected will support FDA approval or licensure of the product. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product, or for biologics, the safety, purity and potency. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

BLA Submission and Review by the FDA

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from pertinent preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including studies initiated by investigators. The submission of a BLA requires payment of a substantial user fee to FDA, and the sponsor of an approved BLA is also subject to annual product and establishment user fees. These fees are typically increased annually. A waiver of user fees may be obtained under certain limited circumstances.

Once a BLA has been submitted, the FDA’s goal is to review the application within ten months after it accepts the application for filing, or, if the application relates to an unmet medical need in a serious or life-threatening indication, six months after the FDA accepts the application for filing. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed, or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may convene an advisory committee to provide clinical insight on application review questions. Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with cGCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

The testing and approval process requires substantial time, effort and financial resources, and each may take several years to complete. The FDA may not grant approval on a timely basis, or at all, and we may encounter difficulties or unanticipated costs in its efforts to secure necessary governmental approvals, which could delay or preclude us from marketing its products. After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter may request additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy, or REMS, plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing regulatory standards is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization and may limit further marketing of the product based on the results of these post-marketing studies. In addition, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our products under development.

A sponsor may seek approval of its product candidate under programs designed to accelerate FDA’s review and approval of new drugs and biological products that meet certain criteria. Specifically, new drugs and biological products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and demonstrate the potential to address unmet medical needs for the condition. For a product candidate with

Fast Track designation, the FDA may consider sections of the BLA for review on a rolling basis before the complete application is submitted if relevant criteria are met. A Fast Track designated product candidate may also qualify for priority review, under which the FDA sets the target date for FDA action on the BLA at six months after the FDA accepts the application for filing. Priority review is granted when there is evidence that the proposed product would be a significant improvement in the safety or effectiveness of the treatment, diagnosis, or prevention of a serious condition. If criteria are not met for priority review, the application is subject to the standard FDA review period of 10 months after FDA accepts the application for filing. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval. We have obtained Fast Track designation for GPS in AML, MPM, and NeuVax.

Under the Accelerated Approval program, the FDA may approve a BLA on the basis of either a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Post-marketing studies or completion of ongoing studies after marketing approval are generally required to verify the biologic’s clinical benefit in relationship to the surrogate endpoint or ultimate outcome in relationship to the clinical benefit.

In addition, a sponsor may seek FDA designation of its product candidate as a Breakthrough Therapy, if the product candidate is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the therapy may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. If the FDA designates a breakthrough therapy, it may take actions appropriate to expedite the development and review of the application. Breakthrough designation also allows the sponsor to file sections of the BLA for review on a rolling basis. we plan to seek designation as a breakthrough therapy for GPS in one or more indications.

Fast Track, Priority Review and Breakthrough Therapy designations do not change the standards for approval but may expedite the development or approval process.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant Orphan Drug Product designation to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States and when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that drug or biologic. Orphan Drug Product designation must be requested before submitting a BLA. After the FDA grants Orphan Drug Product designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA.

If a product that has Orphan Drug Product designation subsequently receives the first FDA approval for a particular active ingredient for the disease for which it has such designation, the product is entitled to Orphan Drug Product exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with Orphan Drug exclusivity or if FDA finds that the holder of the Orphan Drug exclusivity has not shown that it can assure the availability of sufficient quantities of the Orphan Drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan Drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of Orphan Drug Product designation are tax credits for certain research and a waiver of the BLA application user fee.

A drug with Orphan Drug Product designation may not receive Orphan Drug exclusivity if it is approved for a use that is broader than the indication for which it received Orphan Drug Product designation. In addition, Orphan Drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. We plan to seek Orphan Drug Product designation for GPS in specific orphan indications in which there is a medically plausible basis for the use of GPS for such indications, if applicable. We have obtained Orphan Drug Product designation for GPS in AML, MPM and MM and for GALE-301 and one for GALE-302.

Post-Approval Requirements

Any products manufactured or distributed by us pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program user fee requirements for any marketed products, as well as new application fees for supplemental applications with clinical data. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon our third-party manufacturers and us. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. We cannot be certain that we or our present or future suppliers will be able to comply with the cGMP regulations and other FDA regulatory requirements. If we or our present or future suppliers are not able to comply with these requirements, the FDA may, among other things, halt our clinical trials, require us to recall a product from distribution, or withdraw approval of the BLA.

We rely, and expect to continue to rely, on third parties for the production of clinical quantities of our product candidates and we expect to rely in the future on third parties for the production of commercial quantities. Future FDA and state inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production, distribution, or require substantial resources to correct. In addition, discovery of previously unknown problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved BLA, including withdrawal or recall of the product from the market or other voluntary, FDA-initiated or judicial action that could delay or prohibit further marketing. The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters or holds on post-approval clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturers’ communications on the subject of off-label use of their products.

Other Healthcare Laws and Compliance Requirements

Our sales, promotion, medical education and other activities, including the research and development of our product candidates, will be subject to regulation by numerous regulatory and law enforcement authorities in the United States. Our business activities must comply with the federal Anti-Kickback Statute, the Foreign Corrupt Practices Act, the federal False Claims Act the Veterans Health Care Act, physician payment transparency laws, privacy laws, security laws, and additional state laws similar to the foregoing.

The federal Anti-Kickback Statute prohibits, among other things, the offer, receipt, or payment of remuneration in exchange for or to induce the referral of patients or the use of products or services that would be paid for in whole or part by Medicare, Medicaid or other federal health care programs. Remuneration has been broadly defined to include anything of value, including cash, improper discounts, and free or reduced price items and services. The government has enforced the federal Anti-Kickback Statute to reach large settlements with healthcare companies based on sham research or consulting and other financial arrangements with physicians. Further, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, a claim for government payment including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act. Many states have similar laws that apply to their state health care programs as well as private payors.

The federal False Claims Act, prohibits any individual or entity from, among other things, presenting or causing to be presented false or fraudulent claims for payment by a federal health care program. The federal False Claims Act has been used to prosecute persons submitting claims for payment that are inaccurate or fraudulent, that are for services not provided as claimed, or for services that are not medically necessary. Actions under the federal False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. The federal government is using the federal False Claims Act, and the accompanying threat of significant liability, in its investigation and prosecution of pharmaceutical and biotechnology companies throughout the country, for example, in connection with the promotion of products for unapproved uses and other sales and marketing practices. The government has obtained multi-million and multibillion dollar settlements under the federal False Claims Act in addition to individual criminal convictions under applicable criminal statutes. In addition, companies have been forced to implement extensive corrective action plans, and have often become subject to consent decrees or corporate integrity agreements, restricting the manner in which they conduct their business. Many states have their own false claims laws that apply to claims submitted for payment of state government funds.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable fraud and abuse laws.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians and other healthcare providers. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Affordable Care Act, among other things, imposed new reporting requirements on drug manufacturers for payments or other transfers of value made by them to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Failure to submit required information may result in significant civil monetary penalties. Certain states also mandate implementation of commercial compliance programs, impose restrictions on drug manufacturer marketing practices and/or require the tracking and reporting of gifts, compensation and other remuneration to physicians and other healthcare professionals.

We may also be subject to data privacy and security regulation by both the federal government and the states in which we conducts our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information on entities subject to the law, such as certain healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, and their respective business associates that perform services for them that involve the creation, use, maintenance or disclosure of, individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect.

If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to it, we may be subject to significant penalties, including, without limitation, civil, criminal and administrative penalties, damages, fines, the curtailment or restructuring of our operations, exclusion from participation in federal and state healthcare programs, integrity oversight and reporting obligations, and imprisonment, any of which could adversely affect our ability to operate our business and our financial results.

Also, the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business. We cannot assure you that our internal control policies and procedures will protect us from reckless or negligent acts committed by our employees, future distributors, partners, collaborators or agents. Violations of these laws, or allegations of such violations, could result in fines, penalties or prosecution and have a negative impact on our business, results of operations and reputation.

Coverage and Reimbursement

Sales of pharmaceutical products depend significantly on the availability of third-party coverage and reimbursement. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. Although we currently believe that third-party payors will provide coverage and reimbursement for our product candidates, if approved, these third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct expensive clinical studies to demonstrate the comparative cost-effectiveness of its products. GPS for the indications that we develop may not be considered cost-effective. It is time consuming and expensive for us to seek coverage and reimbursement from third-party payors. Additionally, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. Moreover, a payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Reimbursement may not be available or sufficient to allow us to sell our products on a competitive and profitable basis.

Healthcare Reform

The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

By way of example, in March 2010, the Affordable Care Act was signed into law which substantially changed the way healthcare is financed by both governmental and private insurers. The Affordable Care Act, among other things, (i) subjected therapeutic biologics to potential competition by lower-cost biosimilars by creating a licensure framework for follow on biologic products, (ii) proscribed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs and therapeutic biologics that are inhaled, infused, instilled, implanted or injected, (iii) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, (iv) established annual fees and taxes on manufacturers of certain branded prescription drugs and therapeutic biologics, (v) established a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs and therapeutic biologics to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs and therapeutic biologics to be covered under Medicare Part D, (vi) expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability, (vii) expanded the entities eligible for discounts under the Public Health program (viii) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research, and (ix) established a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services, or CMS, to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending .

Some of the provisions of the Affordable Care Act have yet to be implemented, and there have been judicial and Congressional challenges to certain aspects of the Affordable Care Act, as well as recent efforts by the Trump administration to repeal or replace certain aspects of the Affordable Care Act. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the Affordable Care Act or otherwise circumvent some of the requirements for health insurance mandated by the Affordable Care Act. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the Affordable Care Act. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the Affordable Care Act have been signed into law. The Tax Act includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Affordable Care Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain Affordable Care Act-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. Further, the Bipartisan Budget Act of 2018, or the BBA, among other things, amends the Affordable Care Act, effective January 1, 2019, to increase from 50 percent to 70 percent the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole”.

In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011, was signed into law, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals for spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes reductions to Medicare payments to providers of up to 2% per fiscal year, starting April 1, 2013, and, due to subsequent legislative amendments to the statute, including the BBA, will remain in effect through 2027 unless additional congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the federal level, the Trump administration’s budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. Additionally, on May 11, 2018, President Trump laid out his administration’s “Blueprint” to reduce the cost of prescription drugs while preserving innovation and cures. HHS has already started the process of soliciting feedback on some of these measures and, at the same, is immediately implementing others under its existing authority. Although some of these, and other, proposals will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

We expect that the Affordable Care Act, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and lower reimbursement, and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our product candidates.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of its products to the extent we choose to develop or sell any products outside of the United States. The approval process varies from country to country and the time may be longer or shorter than that required to obtain FDA approval. Additionally, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country. In the European Union, member states require both regulatory clearances by the national competent authority and a favorable ethics committee opinion prior to the commencement of a clinical trial. Under the European Union regulatory systems, marketing authorization applications may be submitted under either a centralized or decentralized procedure. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states. It is compulsory for medicines produced by certain biotechnological processes. Because our products are produced in that way, we would be subject to the centralized procedure. Under the centralized procedure, pharmaceutical companies submit a single marketing authorization application to the EMA. Once granted by the European Commission, a centralized marketing authorization is valid in all European Union member states, as well as the European Economic Area countries Iceland, Liechtenstein and Norway. By law, a company can only start to market a medicine once it has received a marketing authorization.

Employees

As of June 30, 2018, we had 11 full-time employees. two of our employees have Ph.D. or M.D. degrees and one of our employees is engaged in research and development activities. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Facilities

We lease our facility containing our headquarters, which consists of approximately 2,033 square feet of office space located at 315 Madison Avenue, New York, New York. Our lease will terminate on July 31, 2018. We have entered into a new lease commencing on August 1, 2018 for approximately 3,700 square feet of office space located at 15 West 38th Street, New York, New York with a term through July 31, 2020. We believe that our facilities are adequate for our current needs and that suitable additional or substitute space would be available if needed.

Legal Proceedings

Our predecessor company, Galena was involved in multiple legal proceedings and administrative actions, including stockholder class actions, both state and federal, some of which are ongoing and to which we are now subject as a result of the Merger. They are as follows:

On December 16, 2015, we received a subpoena issued by the U.S. Attorney’s Office for the District of New Jersey, or USAO NJ, requesting the production of a broad range of documents pertaining to our marketing and promotional practices for Abstral, which we had sold to a third party in the fourth quarter of 2015. In September 2017, the Department of Justice announced that we were to pay more than $7.55 million to resolve allegations under the civil False Claims Act that we paid kickbacks to doctors to induce them to prescribe our fentanyl-based drug Abstral. On December 29, 2017, we fully paid the civil payment to resolve those allegations. Pursuant to a separate settlement agreement, we paid $0.2 million in attorneys’ fees.

On February 13, 2017, putative shareholder securities class action complaints were filed in federal court alleging, among other things, that we and certain of our former officers and directors and current employee failed to disclose that our promotional practices for Abstral (fentanyl) sublingual tablets were allegedly improper and that we may be subject to civil and criminal liability, and that these alleged failures rendered our statements about our business misleading. The actions were consolidated, a lead plaintiff was named by the court and an amended complaint was filed. We filed a motion to dismiss the amended complaint and the briefing was completed in April of 2018. The Court has taken the matter under advisement. It is not known when the Court will issue a ruling in this matter.

In March 2017, a derivative complaint was filed in U.S. District Court for the District of New Jersey against our former directors and us, as a nominal defendant. In July 2017, a derivative complaint was filed in California state court against our former directors and us, as a nominal defendant. In January 2018, a derivative complaint was filed in the U.S. District Court for the District of New Jersey against our former directors, officers and employees, and us as a nominal defendant. In June 2018, a derivative complaint was filed in U.S. District Court for the Northern District of California against our current and former directors, and us as a nominal defendant. These complaints purport to assert derivative claims for breach of fiduciary duty on our behalf against our former directors and, in certain of the complaints, our current directors and our former officers and former employees, based on substantially similar facts as alleged in the putative shareholder securities class action complaints mentioned above. The July 2017 lawsuit is currently stayed pending resolution of motions to dismiss in the referenced securities class action. The plaintiffs in the March 2017 and January 2018 lawsuits have sought to consolidate those actions; a motion to consolidate the proceedings is currently pending. It is anticipated that we and the individual defendants will respond to the June 2018 complaint through an appropriate pleading or motion and/or seek a stay of that proceeding pending further developments in the securities litigation.

In April 2017, a putative stockholder class action was filed in Delaware state court seeking relief under Section 225 of the DGCL and alleging breaches of fiduciary duties by our former board of directors and former interim chief executive officer regarding the proposals to amend Galena’s certificate of incorporation to increase the amount of authorized shares of common stock and effectuate a reverse stock split at the July 2016 and October 2016 stockholder meetings, respectively. On June 2, 2017, an amended verified complaint was filed along with a motion to expedite the proceedings. On June 5, 2017, Galena filed a verified petition under Section 205 of the DGCL and a motion to expedite the proceedings. On June 8, 2017, the Court denied a request by the plaintiff to schedule a preliminary injunction motion and ordered a prompt trial on both the plaintiff and Galena’s claims. On June 20, 2017, the Court consolidated the claims into In re Galena Biopharma, Inc., C. A. No. 2017-0423-JTL. On July 10, 2017, the Court ordered that the trial of the claims be held on August 28, 30 and 31, 2017. On July 24, 2017, we entered into a binding settlement term sheet involving the payment of $50,000 in cash and $1,250,000 in unrestricted shares of our common stock. The Court enforced the settlement term sheet on November 30, 2017, over the objection of the plaintiff. On December 8, 2017, the Court set the hearing on the settlement for March 15, 2018. On December 11, 2017, the Court also granted an order validating the ratification votes at the special stockholder meeting held on July 6, 2017 and the certificate of amendments filed by the Company for the increase in authorized shares in 2011, 2013, 2015, and 2016 as well as for the reverse stock split in 2016. On February 22, 2018, the plaintiff filed his brief in support of the settlement as well as his request for attorneys’ fees and an incentive award. On February 28, 2018, the former directors and former interim chief executive officer requested the Court continue the date of the hearing to approve the settlement as we were working with the staff of the SEC to obtain the no-action letter required by the binding settlement term sheet. On March 15, 2018, the Court ruled in favor of a continuance and continued the settlement hearing for 90 days. On June 14, 2018, the Court entered an Order and Final Judgment approving the settlement and awarding attorneys’ fees to the plaintiff. On June 21, 2018, we issued 228,672 shares of our common stock and paid the balance of the cash portion of the settlement, which is full settlement of this litigation.

On April 10, 2017, the SEC issued a cease and desist order against us and the former chief executive officer, or CEO, Mark Ahn, requiring each of them to cease and desist from any future violations of Sections 5(a), 5(b), 5(c), 17(a), and 17(b) of the Securities Act of 1933, as amended, or the Securities Act, and Section 10(b), 13(a), and 13(b)(2)(A) of the Exchange Act, and various rules thereunder, which refer to as the SEC Order. Based upon the order, we made a $0.2 million penalty payment as well as a payment of approximately $0.75 million, which was the indemnification payment of our former CEO for the disgorgement and prejudgment interest payment that he was required to pay by the order. We made such indemnification payment after a special committee of the board of directors determined that we were required under Delaware law to indemnify our former CEO for the disgorgement and prejudgment interest payment. The former CEO also made a penalty payment of $0.6 million. As a result of the SEC Order, we were not able to use certain exemptions from registration under the federal securities laws, including Regulation A and Regulation D, as we were subject to a “bad actor” disqualification.

The SEC waived this disqualification on June 6, 2018. In addition, we are an “ineligible issuer” as the term is defined under Rule 405 promulgated under the Securities Act.

On or about April 9, 2018, JGB filed a lawsuit in the U.S. District Court for the Southern District of New York captioned JGB (Cayman) Newton, Ltd. v. Sellas Life Sciences Group, Inc., et al., Case 1:18-cv-3095 (DLC), or the JGB Action. The complaint in the JGB Action asserts claims under state law and federal securities law against us, our Chief Executive Officer, Angelos M. Stergiou, M.D., ScD H.C, and our former Interim Chief Financial Officer, Aleksey N. Krylov (Mr. Krylov together with us and Dr. Stergiou, the Defendants). The complaint in the JGB Action alleges, among other things, that we breached a contractual obligation to deliver certain shares of our common stock to JGB and that, in the course of negotiations related to the senior secured debenture agreement, the Defendants fraudulently failed to disclose to JGB certain information regarding positive clinical trial results that was not then public. On or about May 2, 2018, JGB filed an amended complaint, adding as defendants Jane Wasman, Stephen Ghiglieri, David Scheinberg, M.D., Robert Van Nostrand and John Varian, each of whom is a member of our Board of Directors, or the Director Defendants. The amended complaint, in addition to the allegations in the original complaint, alleges, among other things, that the Director Defendants are liable as “control persons” for the purposes of the purported securities laws violations committed by us, Dr. Stergiou and Mr. Krylov. According to the amended complaint, JGB seeks to receive an unspecified number of shares of our common stock, a declaratory judgment in respect of the dispute underlying the litigation, damages, and costs and expenses incurred in the JGB action, among other things. On May 18, 2018, we filed counterclaims and an answer to the amended complaint filed by JGB. On May 25, 2018, we filed amended counterclaims and answer to the amended complaint. We are seeking, among other things, a dismissal of all claims, a declaratory judgment regarding the underlying contractual dispute between the parties, a declaratory judgment regarding a breach of the senior secured debenture agreement by JGB relating to JGB’s failure to release certain cash collateral owed to us for redemptions by JGB and interest on the collateral, damages, restitution and fees. On June 18, 2018, we filed a motion for judgment on the pleadings and a motion to dismiss the amended complaint. On July 6, 2018, JGB filed a motion for partial judgment on the pleadings and motion to dismiss all of our counterclaims. We intend to continue to defend vigorously against the claims in the JGB Action, all of which we continue to dispute.

MANAGEMENT

The following table lists the names, ages as of June 30, 2018 and positions of the individuals who serve as our executive officers and directors:

Name	Age	Position(s)
Executive Officers
Angelos M. Stergiou, M.D.	42	Chief Executive Officer, President and Class III Director
Gene Mack	45	Chief Financial Officer & Treasurer
Nicholas J. Sarlis, M.D., Ph D.	53	Executive Vice President, Chief Medical Officer
Barbara A. Wood	56	Executive Vice President, General Counsel and Corporate Secretary
Non-Employee Directors
Jane Wasman	62	Chairman of the Board, Class I Director
Stephen F. Ghiglieri	57	Class III Director
Fabio López	43	Class II Director
David A. Scheinberg, M.D., Ph.D.	62	Class II Director
Robert L. Van Nostrand	61	Class I Director
John Varian	59	Class I Director

Our board of directors currently consists of seven members and is divided into three classes each serving staggered three-year terms until their respective successors are duly elected and qualified and their terms expire on a staggered basis as set forth below:

•	Class I directors’ terms expire at the annual meeting of our stockholders in 2020;

•	Class II directors’ terms expire at the annual meeting of stockholders in 2021; and

•	Class III directors’ terms expire at the annual meeting of stockholders in 2019.

There are no family relationships among any of our current directors and executive officers.

Executive Officers

Angelos M. Stergiou, M.D., Sc.D. h.c.

Dr. Stergiou has served as SELLAS’ Chief Executive Officer since founding SELLAS in 2012 and has also served as a director since that time, both as Chairman from 2012 to July 2016, and as Vice Chairman from July 2016 to December 2017. Dr. Stergiou also co-founded Genesis Life Sciences, Ltd. (now Genesis Research), a boutique health economics and pricing-reimbursement and health access company where he served as President and Chief Operating Officer from 2009 to 2011. From 2004 to 2008 Dr. Stergiou served as Vice President and Head of Drug Development at Accentia Biopharmaceuticals, Inc and also served in the same capacity as well as Chief Medical Officer at its subsidiary Biovest International, Inc. during the same time. While at Biovest International, Inc., Dr. Stergiou led the Phase 3 development of a therapeutic cancer vaccine, BiovaxID, which was presented at the American Society of Clinical Oncology plenary session in 2009. Dr. Stergiou served on the joint steering and oversight committee of PAION AG with Forest Labs in 2003-2004 as it relates to the desmoteplase technology and its clinical development program, in stroke and started his biotechnology career at PAION AG as its U.S. program lead of desmoteplase (DEDAS) in 2002. Dr. Stergiou holds an M.D. from the U.S. American Institute of Medicine and a Sc.D. h.c. from Kentucky Wesleyan College and received his undergraduate degree in pre-medicine, biology and chemistry from Kentucky Wesleyan College. Dr. Stergiou is a member of the Board of Trustees at Kentucky Wesleyan College, a Fellow of the Royal Society of Medicine, an active member of the World Medical Association, and a member of the American Academy of Physicians in Clinical Research and the Association of Clinical Research Professionals. SELLAS believes Dr. Stergiou’s experience as SELLAS’ co-founder, President, Chief Executive Officer and Director of the Board, as well as his extensive experience in the biopharmaceutical industry and his significant management experience qualifies him to serve on our Board.

Gene Mack

Mr. Mack has served as our Chief Financial Officer since April 2018. Gene has over 20 years of experience in the life sciences sector spanning clinical research, financing, investing, corporate strategy and business development with private and public companies. Prior to joining SELLAS, Mr. Mack was a consultant for a number of private and public biotechnology and pharmaceutical companies providing advisory and support for raising capital and business development transactions as well as implementing and managing all aspects of corporate finance, accounting, SEC reporting, legal affairs, treasury and investor/public relations. Formerly Mr. Mack was a consultant and Senior Vice President and Chief Financial Officer of privately held Ascendia Pharmaceuticals and Nicox S.A. from 2015 through March 2018. Prior to Ascendia, Mr. Mack was Senior Director, Corporate Finance for Edge Therapeutics from 2013 to 2015. From 2000 to 2013, Mr. Mack was a senior publishing analyst covering the life sciences sector at various banking institutions including Gruntal & Co, Lazard, and HSBC. Prior to his tenure on Wall Street, Mr. Mack completed research in biochemistry, at Cornell University Medical College and clinical neurology at Columbia University College of Physicians and Surgeons where he was part of a team investigating less invasive treatments for malignant gliomas and cerebrovascular disease including aneurysms, arteriovenous malformations and stroke. Mr. Mack received both his BS in Biochemistry and MBA in Finance from Fordham University. Mr. Mack filed a voluntary petition for relief under Chapter 7 of the U.S. Bankruptcy Code in October 2017, which was uncontested and fully discharged. There are no pending legal proceedings related to this matter.

Nicholas J. Sarlis, M.D., Ph.D., FACP

Dr. Sarlis has served as SELLAS’ Chief Medical Officer and Senior Vice President since September 2016. Prior to joining SELLAS, Dr. Sarlis served as Vice President and Head of Global Medical Affairs at Incyte Corporation from July 2015 to May 2016, as well as Vice President and Head of Medical Affairs from September 2010 to June 2015. Prior to his time at Incyte Corporation, Dr. Sarlis held senior positions at Sanofi Aventis from June 2006 to September 2010, where he led medical teams launching oncology and cancer supportive care products in both the United States and the European Union. Prior thereto, Dr. Sarlis held a senior faculty position at the M.D. Anderson Cancer Center from 2002 to 2006, and from 1997 to 2002 at the National Institutes of Health. Dr. Sarlis holds an M.D. and Sc.D. (Med.) from the University of Athens, and a Ph.D. in Neuroendocrinology/Molecular Biology from the University of London. Dr. Sarlis received his undergraduate degree in Chemistry/Biology from the School of Experimental Pedagogy, University of Athens. Dr. Sarlis is board certified by the American Board of Internal Medicine and is a Fellow of both the American College of Physicians and Royal Society of Medicine (UK).

Barbara A. Wood.

Ms. Wood has served as our Executive Vice President, General Counsel and Corporate Secretary since March 2018. Prior to joining us, Ms. Wood served as Senior Vice President, General Counsel and Corporate Secretary at Ophthotech Corporation from November 2013 to February 2018. From January 2011 to November 2013, Ms. Wood practiced law at Wood Legal. From April 2001 to December 2010 Ms. Wood served in varying roles at OSI Pharmaceuticals, Inc., most recently as Senior Vice President, General Counsel and Corporate Secretary. Before joining OSI, Ms. Wood was a partner at the New York law firm of Squadron, Ellenoff, Plesent & Sheinfeld (now part of Hogan Lovells), focusing on mergers and acquisitions, biotechnology, licensing, securities and venture capital matters Ms. Wood received her B.A. in Economics and Classics, magna cum laude, from Connecticut College and her J.D. from Columbia Law School where she was a Harlan Fiske Stone Scholar.

Non-Employee Directors

Jane Wasman

Ms. Wasman became a member of our Board and elected as Chairperson effective as of the closing of the Merger. Ms. Wasman has been President, International & General Counsel and Corporate Secretary of Acorda

Therapeutics, Inc., or Acorda, a publicly traded biopharmaceutical company, since October 2012, managing its International, Legal, Quality, IP and Compliance functions. From January 2012 until October 2012, she was Acorda’s Chief, Strategic Development, General Counsel and Corporate Secretary, and from May 2004 until January 2012, she was Acorda’s Executive Vice President, General Counsel and Corporate Secretary. Before joining Acorda, Ms. Wasman was employed by Schering-Plough Corporation, a global pharmaceutical company, for over eight years, holding various U.S. and international leadership positions, including Staff Vice President and Associate General Counsel. Ms. Wasman earned a J.D. from Harvard Law School and her undergraduate degree from Princeton University, where she graduated Magna Cum Laude. She has been a member of the board of directors and of the executive committee of the board of the New York Biotechnology Association since 2007. SELLAS believes Ms. Wasman’s significant executive and management experience at publicly traded biopharmaceutical companies qualifies her to serve on our Board.

Stephen F. Ghiglieri.

Mr. Ghiglieri’s role as a director on our Board commenced upon closing of the Merger. Mr. Ghiglieri formerly served as Galena’s Interim Chief Executive Officer and Chief Financial Officer and resigned from both positions on the closing date of the Merger pursuant to the Merger Agreement. Mr. Ghiglieri joined Galena in November 2016 as Chief Financial Officer. In February 2017, his responsibilities increased as he was also appointed Interim Chief Executive Officer. Prior to Galena, Mr. Ghiglieri served as Chief Financial Officer of MedData Inc., a private equity backed healthcare services company that was sold to Mednax, a publicly traded national medical group, from 2013 until April 2016. Previously, he spent nearly 10 years at NeurogesX from October 2003 until June 2013, ending his tenure as its Executive Vice President, Chief Operating Officer and Chief Financial Officer. Prior to that, he served as the Chief Financial Officer of Hansen Medical, Inc., a medical device company. He also held senior level finance positions at two other healthcare companies: Oacis Healthcare Systems, Inc., and Oclassen Pharmaceuticals, Inc. Additionally, Mr. Ghiglieri was also the Chief Financial Officer and Corporate Secretary for two technology software companies: Avolent, Inc., and Andromedia, Inc. Mr. Ghiglieri began his career as an audit manager of PricewaterhouseCoopers, LLP. He received a B.S. in Business Administration from California State University, Hayward where he graduated Magna Cum Laude. Mr. Ghiglieri is also a Certified Public Accountant (inactive). SELLAS believes Mr. Ghiglieri’s significant executive management experience of public and private companies in the biotechnology and healthcare sectors qualify him to serve on our Board.

Fabio López.

Mr. López’s role as a director on our Board commenced upon closing of the Merger. Mr López is a co-founder, the Chief Executive Officer and a director of Equilibria Capital Management Limited, or Equilibria. Mr. López has served as the Chief Executive Officer of Equilibria since its founding in 2011. Mr. López also serves on the investment committee and as a senior advisor to Stoneweg Spanish Real Estate funds based in Geneva, Switzerland, and on the board of Flagoser, a private investment holding company. Mr. López holds a B.S. in Business Administration from Universidad Pontificia Comillas ICADE, Madrid, Spain. SELLAS believes Mr. López’s extensive experience as a financial advisor and investor, as well as his significant management experience, qualifies him to serve on our Board.

David A. Scheinberg, M.D., Ph.D.

Dr. Scheinberg’s role as a director on our Board commenced upon closing of the Merger. Dr. Scheinberg is currently the Vincent Astor Chair and Chairman of Molecular Pharmacology, Sloan Kettering Institute. He also founded and chairs the Center for Experimental Therapeutics at Memorial Sloan Kettering Cancer Center, or MSK, where he spearheaded the discovery and early clinical development of galinpepimut-S and founded and was chair of the Nanotechnology Center from 2010 to 2014. Additionally, Dr. Scheinberg is a Professor of Medicine and Pharmacology and co-chair of the Pharmacology graduate program at the Weill-Cornell University Medical College and Professor in the Gerstner-Sloan Kettering Graduate School at MSK. Dr. Scheinberg is also an attending physician in the Department of Medicine, Leukemia Service and Hematology Laboratory Service/Department of Clinical Laboratories at Memorial Hospital. Dr. Scheinberg is an advisor to charitable foundations and cancer centers and sits on the board of director of Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX), a biotechnology company. Dr. Scheinberg has also served on Private SELLAS’ Scientific Advisory Board since 2015. From 2010 through 2016 he served on the board of directors of Contrafect Corporation, a publicly traded clinical-stage biotechnology company. Dr. Scheinberg holds an M.D. and a Ph.D. in Pharmacology and Experimental Therapeutics from the Johns Hopkins University School of Medicine. Dr. Scheinberg earned his undergraduate degree in Biology from Cornell University. SELLAS believes Dr. Scheinberg’s experience on Private SELLAS’s Scientific Advisory Board and other board experience, as well as his expertise as a leading academic oncologist at MSK, including broad knowledge of and contacts in the highest levels of medical research, qualifies him to serve on our Board.

Robert L. Van Nostrand.

Mr. Van Nostrand’s role as a director on our Board commenced upon closing of the Merger. Mr. Van Nostrand is currently on the board of directors of Achillion Pharmaceuticals, Inc. (NASDAQ: ACHN), a biotechnology company, Enumeral Biomedical Corporation (OTCMKTS: ENUM), a biotechnology company, Intra-Cellular Therapies, Inc. (NASDAQ: ITCI), a biopharmaceutical company, Yield10 Bioscience, Inc. (NASDAQ: YTEN), formerly Metabolix, Inc., a bio agricultural company, and the Biomedical Research Alliance of New York, a private company providing clinical trial services. Mr. Van Nostrand was Executive Vice President and Chief Financial Officer of Aureon Laboratories, Inc., a pathology life science company, from January 2010 to July 2010. Prior to joining Aureon Laboratories, Mr. Van Nostrand served as Executive Vice President and Chief Financial Officer of AGI Dermatics, a private biotechnology company, from July 2007 to September 2008 when the company was acquired. Between 1986 and 2007, Mr. Van Nostrand held various executive and other management positions, including Chief Compliance Officer and Chief Financial Officer, at OSIPharmaceuticals, Inc., or OSI. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently Deloitte. Mr. Van Nostrand is also on the board of New York Biotechnology Association and was the former chairman, and is on the Foundation Board of Farmingdale University. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York and completed advanced management studies at the Wharton School of the University of Pennsylvania. He is a Certified Public Accountant. SELLAS believes Mr. Van Nostrand’s vast board and industry experience in life sciences, his qualification as a financial expert, as well as his experience in transaction structuring and risk management qualifies him to serve on our Board.

John Varian

Mr. Varian’s role as a director on our Board commenced upon closing of the Merger. Mr. Varian served as Chief Executive Officer of XOMA Corporation, or XOMA, from August 2011 through December 2016 and served as a member of the board of directors of XOMA from December 2008 through May 2017. Mr. Varian currently serves as a member of Versartis, Inc.’s (NASDAQ: VSAR) board of directors, a position he has held since March 2014, and in June 2018, was appointed to the board of directors of Egalet Corporation (NASDAQ: EGLT). Mr. Varian previously served as Chief Operating Officer of ARYx Therapeutics, Inc. from December 2003 through August 2011. Beginning in May 2000, Mr. Varian was Chief Financial Officer of Genset S.A. in France, where he was a key member of the team negotiating Genset’s sale to Serono S.A. in 2002. From 1998 to 2000, Mr. Varian served as Senior Vice President, Finance and Administration of Elan Pharmaceuticals, Inc., joining the company as part of its acquisition of Neurex Corporation. Prior to the acquisition, he served as Neurex Corporation’s Chief Financial Officer from 1997 until 1998. From 1991 until 1997, Mr. Varian served as the VP Finance and Chief Financial Officer of Anergen Inc. Mr. Varian was an Audit Principal / Senior Manager at Ernst & Young LLP from 1987 until 1991 where he focused on life sciences. Mr. Varian was also a founding committee member of Bay Bio and a former chairman of the Association of Bioscience Financial Officers International Conference. Mr. Varian holds a B.B.A. from Western Michigan University. He is a Certified Public Accountant. SELLAS believes Mr. Varian’s significant experience working with biopharmaceutical companies, with a specific focus on financing, corporate financial management and related matters, qualifies him to serve on our Board.

Director Independence

Our board of directors has reviewed the materiality of any relationship that each of our directors has with the Company, either directly or indirectly. Based upon this review, our board of directors has determined that the following members of our board of directors are “independent directors” as defined by The Nasdaq Stock Market: Jane Wasman, Stephen F. Ghiglieri, Robert L. Van Nostrand and John Varian.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our officers, directors and employees, which is available on our website at www.sellaslifesciences.com. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of our Company consistent with the highest standards of business ethics and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. In addition, we intend to promptly disclose (1) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our code of ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Described below are transactions occurring since January 1, 2015 and any currently proposed transactions to which we were a party and in which:

•	the amounts involved exceeded or will exceed the lesser of (i) $120,000 or (ii) 1% of the average of our total assets at December 31, 2017 and 2016; and

•	a director, executive officer, holder of more than 5% of our outstanding capital stock, or any member of such person’s immediate family had or will have a direct or indirect material interest (excluding compensation arrangements, which are described in our definitive proxy statement, which is incorporated by reference in this prospectus).

Management and Strategic Collaboration Agreement

Effective in June 2016, Private SELLAS and Equilibria, a company incorporated in Bermuda and a significant stockholder of Private SELLAS, entered into a management and strategic collaboration agreement, which was terminated upon the closing of the Merger. Under the Equilibria collaboration agreement, Equilibria, amongst other services, was engaged to provide certain strategic, management and capital raising advice to Private SELLAS. The Equilibria collaboration agreement was effective for three years and was renewable thereafter only upon the mutual written agreement of both parties. The Equilibria collaboration agreement will automatically terminate upon the closing of an IPO or a strategic sale. During the term of the Equilibria collaboration agreement, Private SELLAS, in exchange for the services received, paid Equilibria a quarterly fee of $0.1 million, or the Equilibria Management Fee. The Equilibria Management Fee can be paid in cash or, at the mutual agreement of the parties, in shares of Private SELLAS at a valuation equal to Private SELLAS’ most recent financing round. In addition to the Equilibria Management Fee, Private SELLAS agreed to pay Equilibria any expenses reasonably incurred in performing the services agreed. For the years ended December 31, 2017 and 2016, Private SELLAS had incurred and paid in cash $0.3 million and $0.2 million, respectively, of Equilibria Management Fees. These amounts are included in general and administrative expense in the consolidated statements of operations. As of December 31, 2017, SELLAS had an outstanding payable of $0.1 million payable to Equilibria. As of December 31, 2016, there was no outstanding fee payable to Equilibria.

For the provision of the management and strategic collaboration services, Private SELLAS also agreed to pay Equilibria an incentive fee equal to 2% of the post-money market value of Private SELLAS on the date of the closing of its IPO, which never occurred. Such fee will be payable in shares with a per-share price equal to the price set for the sale of Private SELLAS’ shares to other investors in its IPO. Private SELLAS and Equilibria, may jointly agree to settle the incentive fee earlier, if deemed appropriate for achieving a successful IPO, through either a cash payment, issuance of shares, or a combination of the two. In the event that Private SELLAS is sold as part of a strategic sale, the incentive fee will be equal to 2% of the gross value paid by the purchaser in cash.

In February 2017, Private SELLAS and Equilibria entered into an amendment of the Equilibria collaboration agreement. Under the amendment, in the event that Private SELLAS entered into a reverse merger transaction in lieu of an IPO, the incentive fee to Equilibria was 2% of the post-merger fully diluted market value of Private SELLAS immediately after the closing of the reverse merger transaction, payable in a combination of cash and shares of common stock of SELLAS. The cash payment was based on the per share price equaling the intrinsic value of Private SELLAS’ shares in the Merger. The share-based component of the incentive fee was based on the post-closing fully diluted number of shares outstanding.

In August 2017, Private SELLAS and EQC Sely I Fund further amended the Equilibria collaboration agreement to fix the compensation payable to Equilibria in connection with the completion of the Merger. Accordingly, upon consummation of the Merger on December 29, 2017, SELLAS incurred debt of $0.1 million to Equilibria and issued 119,672 shares of common stock to Equilibria at a fair value of $0.9 million. Also, upon consummation of the Merger and pursuant to the amended Equilibria collaboration agreement, such agreement was terminated.

Debt

2015 Convertible Term Notes

On April 2, 2015, Private SELLAS issued an aggregate of $1.5 million in principal amount of convertible term notes to certain stockholders of Private SELLAS, or the 2015 Shareholder Notes, and on May 7, 2015, Private SELLAS issued a convertible term note in the principal amount of $5.0 million to EQC Biotech Sely I Fund, or EQC Sely I Fund, a related party of Private SELLAS, or the 2015 Sely Note and, together with the 2015 Shareholder Notes, the 2015 Notes. The holders of the 2015 Shareholder Notes included two of the significant stockholders and founding investors of Private SELLAS, Drs. Angelos M. Stergiou (M.D., ScD, h.c.), who is now our Chief Executive Officer, and Miltiadis Sougioultzoglou (M.D.). The 2015 Notes were issued at par and bear an interest rate of 8%. The 2015 Shareholder Notes matured on April 2, 2017 and the 2015 Sely Note originally matured on May 7, 2017.

In August 2017, Private SELLAS and EQC Sely I Fund further amended the 2015 Sely Note to agree the number of shares issuable upon consummation of the Merger. Accordingly, effective immediately prior to completion of the Merger, Private SELLAS issued to EQC Sely I Fund 632,328 of its common shares and 5-year warrants to purchase 316,163 of its common shares at a post-Merger price equal to 105% of the volume weighted average price of SELLAS common stock for the 30 calendar days following the closing date of the Merger (described above in Note 1), in full satisfaction of the 2015 Sely Note.

On June 13, 2017, Private SELLAS’ board of directors approved a $7.3 million capital increase, or the Bridge Financing, pursuant to which an aggregate of 1,865,261 shares were issued at a price per share equal to approximately $3.91.

As part of the Bridge Financing, an aggregate of $1.3 million (330,551 shares) was subscribed by certain stockholders who are also the holders of the 2015 Shareholder Notes. The cash proceeds were used to partially offset the principal ($1.2 million) and cumulative accrued interest ($0.1 million) due on the 2015 Shareholder Notes. Following the Bridge Financing, Private SELLAS extinguished in cash its remaining obligations on the 2015 Shareholder Notes, which included $0.3 million of principal and $0.2 million of cumulative accrued interest as of June 21, 2017.

On December 29, 2017, at the closing of the Merger, we issued 632,326 shares of common stock and warrants to purchase 316,163 shares of our common stock in full satisfaction of the 2015 Sely Note. The 2015 Sely Note conversion was considered to be an induced conversion and extinguishment and Private SELLAS realized a loss of $0.7 million during the year ended December 31, 2017. Private SELLAS considered the extinguishment to be a capital transaction and it was therefore recorded in Private SELLAS’ consolidated statements of stockholders’ equity (deficit).

Long-term Debt

On March 2, 2015, Private SELLAS entered into a loan agreement with a third party whereby the third party granted a $2.5 million loan to Private SELLAS, or the 2015 Loan Agreement. On December 24, 2015, the counterparty to the 2015 Loan Agreement reassigned all of its rights, interests and benefits under such agreement to Starcove Ltd., a company incorporated in Cyprus and a shareholder of Private SELLAS, or Starcove. There were no further changes made to the 2015 Loan Agreement as a result of the reassignment. The term of the loan granted under the 2015 Loan Agreement was 24 months with an interest rate of 8%.

On April 6, 2016, Private SELLAS entered into a second loan agreement with Starcove, or the Framework Loan Agreement, whereby Starcove extended a line of credit to Private SELLAS of $1.5 million with an interest rate of 6%. The term of the Framework Loan Agreement was three years. All principal and accrued interest would be payable in a single payment on April 6, 2019 unless earlier paid but no sooner than six months from the date of the Framework Loan Agreement.

As of December 31, 2017, Private SELLAS had made three withdrawals under the credit line: (1) $0.6 million on April 12, 2016, (2) $0.6 million on May 12, 2016 and (3) $0.3 million on June 2, 2016. There were no withdrawals made under the line of credit in 2017.

MSK License Agreement

Memorial Sloan Kettering Cancer Center

On September 4, 2014, or the MSK Effective Date, Private SELLAS entered into a license agreement, or the Original MSK License Agreement, with MSK under which Private SELLAS was granted an exclusive license to develop and commercialize MSK’s WT1 peptide vaccine technology. Under the terms of the Original MSK License Agreement, Private SELLAS is required to obtain certain levels of financing. If such financing is not met, MSK will have the right to terminate the Original MSK License Agreement with prior written notice, unless Private SELLAS manages to overcome the shortfall during the term of the notice period.

As part of the consideration for the rights, privileges and licenses granted under the Original MSK License Agreement, Private SELLAS agreed to issue 13,199 shares to MSK representing 1.5% of Private SELLAS ‘fully diluted share capital as of the MSK Effective Date, which obligation was satisfied by assignment of 6,599 shares from each of Private SELLAS’Chief Executive Officer, co-founder and Vice Chairman of the Board, Dr. Angelos M. Stergiou (M.D., Sc.D. h.c), and Private SELLAS ‘other co-founder, Dr. Miltiadis Sougioultzoglou (M.D.), to MSK for which they received no consideration. Additionally, Private SELLAS was obligated to pay upfront license fees in an amount equal to $1.3 million. Private SELLAS recognized this amount as research and development expense during the year ended December 31, 2014, as it had no alternative future use. Private SELLAS would further be obligated to pay minimum royalty payments in the amount of $0.1 million each year commencing in 2015 and research funding costs of $0.2 million in each year and for three years commencing in January 2015. In addition, to the extent certain development and commercial milestones are achieved, Private SELLAS will be required to pay MSK up to $17.4 million in milestone payments for each licensed product, in addition to royalties in the event of commercial sales of any licensed products.

The Original MSK License Agreement, unless terminated earlier in accordance with the terms of the Original MSK License Agreement, will continue on a country-by-country and licensed product-by-licensed product basis, until the later of: (a) expiration of the last valid claim embracing such licensed product; (b) expiration of any market exclusivity period granted by law with respect to such licensed product; or (c) ten (10) years from the first commercial sale in such country.

On October 30, 2015, Private SELLAS and MSK entered into the License Amendment, Waiver and Share Issuance Agreement, or the First MSK Amendment. The First MSK Amendment extended the date required for Private SELLAS to obtain financing from August 1, 2015 to December 31, 2016, modified the amount of required financing and waived past non-compliance with certain related provisions of the Original MSK License Agreement. In exchange for the First MSK Amendment, Private SELLAS agreed to issue an aggregate of 10,867 shares to MSK, which represented 1% of the fully diluted share capital of Private SELLAS at such date. The First MSK Amendment added certain anti-dilution protection clauses and entitled MSK to issuance of additional shares to the extent Private SELLAS was not able to obtain the required financing.

On August 10, 2016, Private SELLAS and MSK entered into the Second License Amendment, Waiver and Agreement, or the Second MSK Amendment. The Second MSK Amendment extended further the date required for Private SELLAS to obtain financing from December 31, 2016 to June 30, 2017, amended the anti-dilution provisions of the First MSK Amendment and waived past non-compliance with certain related provisions of the First MSK Amendment. Under the Second MSK Amendment, outstanding obligations of Private SELLAS to MSK in an amount of $0.9 million were converted into 13,815 shares effective November 1, 2016 upon Private SELLAS re-domiciliation to Bermuda. In consideration for this amendment and pursuant to the anti-dilution provisions in the Original MSK License Agreement as amended by the First MSK Amendment and the Second MSK Amendment, Private SELLAS issued MSK 30,314 additional shares and incurred accordingly $2.0 million of research and development expense, which reflected the fair value of Private SELLAS ‘shares at such date.

For the year ended December 31, 2017, SELLAS incurred $1.0 million of expenses relating to $0.7 million of milestone payments, $0.1 million of guaranteed minimum royal payments and $0.2 million of research funding costs. For the year ended December 31, 2016 Private SELLAS incurred $0.6 million of expenses relating to $0.3 million of milestone payments, $0.1 million of guaranteed minimum royal payments and $0.2 million of research funding costs. Such expenses have been included in research and development costs. Further, under the Second MSK Amendment, Private SELLAS is obligated to pay MSK $0.7 million in milestone payments in two equal installments, within 60 days following the initiation of its Phase 3 AML and mesothelioma clinical studies.

On May 25, 2017, Private SELLAS and MSK entered into an Amended and Restated Exclusive License Agreement, or the MSK A&R License Agreement. Under the MSK A&R License Agreement, Private SELLAS expanded its license under the original MSK License Agreement, as amended, to include a license to commercially develop certain additional WT1 peptides through a program of exploiting certain patents and other rights covering such peptides.

The MSK A&R License Agreement, amongst others, added certain milestone payments for each additional patent licensed product as defined in the MSK A&R License Agreement, and amended the milestone payments due upon commencement of the Phase 3 AML and mesothelioma clinical trials from $0.3 million to $0.4 million. In consideration for the MSK A&R License Agreement, Private SELLAS issued 8,799 shares to MSK. Pursuant to a side letter to the MSK A&R License Agreement, dated May 25, 2017, or the MSK Side Letter, MSK converted the next milestone payment of $0.2 million, which was due June 30, 2017, into shares. Further, in consideration for the MSK Side Letter, Dr. Angelos M. Stergiou (M.D., Sc.D. h.c.), Private SELLAS’ Chief Executive Officer, assigned 15,399 of his shares to MSK, for which Dr. Stergiou received no cash consideration.

On October 11, 2017, Private SELLAS and MSK entered into a second Amended and Restated Exclusive License Agreement, or the Second MSK A&R License Agreement. Under the Second MSK A&R License Agreement, Private SELLAS and MSK extended the dates for Private SELLAS to have obtained necessary financing, and certain milestone dates, in exchange for increased milestone payments, clarification regarding MSK’s anti-dilution rights, and termination of the MSK Side Letter dated May 25, 2017. In connection with the MSK A&R License Agreement, Private SELLAS issued 74,795 shares to MSK. Prior to the Merger, Private SELLAS issued an additional 7,700 shares to MSK in connection with their anti-dilution rights.

EQC Registration Rights

On May 14, 2018, we entered into a registration rights agreement with our significant stockholder Equilibria Capital Management Limited, and its affiliates, including EQC Private Markets SAC Fund II Ltd-EQC Biotech Sely S Fund, EQC Private Markets SAC Fund Ltd-EQC Biotech Sely I Fund, EQC Private Markets SAC Fund Ltd-EQC Biotech Sely II Fund, EQC Private Markets II SAC Fund Ltd-EQC Biotech Sely III Fund, Varibobi Financial Holdings Ltd., and Daniel Tafur, collectively, the Investors, pursuant to which at any time following the closing of a registered public offering of our securities with gross proceeds of at least $20 million, a Qualified Offering, and the expiration of any lock-up period agreed to in writing by the Investors and the underwriters in a Qualified Offering, the Investor or Investors holding an aggregate of at least a majority in interest of the outstanding registrable securities have the right to make a written request from time to time for us to register all or part of the registrable securities held by such Investors and any other Investor pursuant to a demand registration statement or shelf registration statement under the Securities Act of 1933, as amended. In the event that the Qualified Offering has not been consummated prior to the six month anniversary of the closing under the Securities Purchase Agreement by and among certain parties and us dated as of March 7, 2018, then the right to request registration under the registration rights agreement commences on September 8, 2018. The registration rights agreement contains certain additional piggyback registration rights and other customary provisions for agreements of this nature, such as representations, warranties, covenants, and indemnification obligations, as applicable.

Predecessor Related Party Transactions

Our former director and former Chairman of the Board, Mr. Hillsberg was not independent under Rule 5605(a)(2)(D) of the Nasdaq marketplace rules, because of his relationship with TroyGould PC, of which he is a senior lawyer. TroyGould PC rendered limited legal services to our predecessor company from 2011 to 2016 and our predecessor company decided not to utilize the legal services of TroyGould PC for the remainder of 2016 and thereafter. Our predecessor company paid TroyGould PC approximately $209,000 and $577,000 in fees in 2016 and 2015, respectively. The engagements between our predecessor company and TroyGould PC, if any, are related party transactions that are disclosed in our predecessor’s filings with the SEC.

Indemnification

We provide indemnification to our directors and officers so that they will be free from undue concern about personal liability in connection with their service to our company. Under our current amended and restated Bylaws and amended and restated Certificate of Incorporation, each as amended, we are required to indemnify our directors and officers to the extent not prohibited under Delaware or other applicable law. We have also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of our company, and otherwise to the fullest extent permitted under Delaware law and our current amended and restated Bylaws and Amended and Restated Certificate of Incorporation, as amended.

Related Person Transactions Policy and Procedures

We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants involving an amount that exceeds (a) $120,000 or (b) if we are a “smaller reporting company,” the lesser of (i) $120,000 or (ii) 1% of our total assets at year end for the last two completed fiscal years. Transactions involving compensation for services provided to us as an employee, director, consultant or in a similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or beneficial owner of more than 5% of our common stock, including any of their immediate family members, and any entity in which any of the foregoing persons is an executive, partner or principal or holds a similar control position or in which such person has a 5% or greater beneficial ownership interest.

Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of our Board) for consideration and approval or ratification. The presentation must include a description of, among other things, all of the material facts of the proposed transaction, a description of the transactions purpose, the interests, direct and indirect, of the related persons, the benefits of the transaction to us, the availability of other sources of comparable products or services, if applicable, and management’s recommendation with respect to the proposed transaction. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee determines in the good faith exercise of its discretion.

Employment and Compensation Arrangements

We entered into employment and consulting arrangements with our named executive officers and directors, as well as severance and other arrangements with our former executive officers and directors, as is described in our definitive proxy statement on Schedule 14A as filed with the SEC on April 30, 2018, which is incorporated by reference into the registration statement of which this prospectus is a part.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes the material terms and provisions of our common stock and our preferred stock. For the complete terms of our common stock, please refer to our amended and restated certificate of incorporation and our amended and restated bylaws, each as amended to date, that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference into this prospectus. The terms of these securities may also be affected by the Delaware General Corporation Law, or the DGCL. The summary below is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, each as in effect at the time of any offering of securities under this prospectus.

General

Our amended and restated certificate of incorporation authorizes us to issue up to 350,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share.

As of March 31, 2018, there were:

•	6,154,377 shares of common stock outstanding;

•	5,987 shares of Series A Preferred stock outstanding;

•	414,671 shares of common stock issuable upon exercise of outstanding options;

•	12,758 shares of common stock issuable upon settlement of outstanding RSUs;

•	warrants outstanding for the purchase of an aggregate of 1,236,190 shares of common stock; and

•	127,558 shares of common stock issuable upon the exercise of $0.9 million aggregate principal amount of outstanding convertible promissory notes as of March 31, 2018.

Subsequent to March 31, 2018, we closed the sale of the remaining shares of Series A Preferred and warrants, and on May 1, 2018, issued an additional 4,317 shares of Series A Preferred and warrants to acquire an additional 609,445 shares of our common stock. An aggregate 2,898 shares of Series A have already converted to common stock. As of the date hereof, and excluding additional shares of common stock issuable in respect of dividends, a total of 499,683 shares of common stock are issuable pursuant to our 7,802 shares of outstanding Series A Preferred. Subsequent to March 31, 2018, ($0.8 million of which was converted in full in April 2018 resulting in the issuance of an aggregate of 118,644 shares of common stock in April 2018. In addition, we could be required to issue a significant number of additional shares of common stock in respect of our outstanding senior secured debenture held by JGB. We are currently in a dispute with JGB, see “Business—Legal Proceedings.”

Common Stock

Voting

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this absence of cumulative voting, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our dissolution or liquidation, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all our debts and other liabilities and the satisfaction of any preferential rights that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights, and there is no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Fully-paid

All the outstanding shares of our common stock are, and the shares of common stock issued upon the conversion of any securities convertible into our common stock will be, fully paid and non-assessable. The shares of common stock offered by this prospectus or upon the conversion of any preferred stock or debt securities or exercise of any warrants offered pursuant to this prospectus, when issued and paid for, will also be, fully paid and non-assessable.

Our common stock is listed on The Nasdaq Capital Market under the symbol “SLS.”

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and:

•	to establish from time to time the number of shares to be included in each such series;

•	to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon; and

•	to increase or decrease the number of authorized shares of any such series (but not below the number of shares of such series then outstanding).

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, delay, defer or prevent a change of control of our company and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

20% Non-Voting Series A Convertible Preferred Stock

On March 8, 2018, we filed a Certificate of Designations of Preferences, Rights and Limitations of Series A 20% Convertible Preferred Stock, or the Certificate of Designation, with the Secretary of State of the State of Delaware, which designated up to 17,500 shares of Series A Preferred. The shares of Series A Preferred have a stated value equal to $1,000 and bear cumulative dividends, payable in cash or shares of our common stock at our option, at a rate of 20% per annum, payable semiannually in arrears on June 30 and December 31, beginning on the first such date after issuance, and upon conversion if accrued and unpaid at such time. Such dividends cease to accrue upon the consummation of a Qualified Offering.

Shares of Series A Preferred are convertible into our common stock at the option the holder from time to time, subject to a beneficial ownership limitation of 4.99% (or 9.99% at the option of the holder).

The initial conversion price is $5.80 per share of our common stock, subject to standard adjustments for certain transactions affecting our securities (such as stock dividends, stock splits, and the like). Until consummation of a Qualified Offering, such conversion price is also subject to anti-dilution price protection in the event of non-exempt equity issuances at a price per share lower than the then applicable conversion price. This offering is not an exempt equity issuance for purposes of the anti-dilution adjustment. Accordingly, such initial conversion rate adjusts to $2.10. If we have not consummated a Qualified Offering (as defined in the Certificate of

Designation) on or before September 9, 2018 (the six month anniversary of the first closing), on each of the six month anniversary of the first and the second closings, the conversion price is reduced to the lesser of (x) the then applicable conversion price, as adjusted, (y) $3.00 (subject to adjustment for forward and reverse stock splits and the like) and (z) the lowest volume-weighted average price (as defined in the Certificate of Designation) for any trading day during the five trading days immediately following each such adjustment date.

Under the securities purchase agreement for the Series A Preferred, in the event of a Qualified Offering (defined therein to be a public offering raising gross proceeds of no less than $20.0 million), the purchasers of the Series A Preferred have the right to acquire the securities sold in such Qualified Offering by converting their shares of Series A Preferred into the same securities sold in this offering on a $1.00 for $1.00 basis based on the stated value of their shares of Series A Preferred. We expect that this offering will be a Qualified Offering giving rise to such right. The current stated value of the Series A Preferred is approximately $7.8 million, excluding accrued dividends. The holders of the Series A Preferred have the right to exchange their Series A Preferred for up to approximately 3.7 million shares (or pre-funded warrants) and common warrants to acquire an additional 3.7 million shares on the same terms, including exercise price, as the warrants being sold in this offering. The actual number of securities and terms thereof issuable pursuant to this exchange right may vary depending on the number of Series A Preferred holders who exercise this right.

The Series A Preferred generally have no voting rights. However, for so long as any shares of Series A Preferred are outstanding, the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred is required to: (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred or alter or amend the Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in the Certificate of Designation) senior to, or otherwise pari passu with, the Series A Preferred (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A Preferred, (d) increase the number of authorized shares of Series A Preferred, or (e) enter into any agreement with respect to any of the foregoing.

Upon any liquidation, dissolution or winding-up of our company, whether voluntary or involuntary that is not a Fundamental Transaction (as defined in the Certificate of Designation), the holders of Series A Preferred are entitled to receive out of our assets the same amount they would have received on an as converted basis, disregarding any conversion limitations. Such amounts are paid on a pari passu basis with all holders of our common stock

Warrants

Our outstanding warrants contain customary net exercise provisions and contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions. In addition, from the original issue date until the one year anniversary of a Qualified Offering, the initial exercise price and number of shares subject to purchase in the warrants issued in connection with our Series A Preferred are subject to anti-dilution protection in the event of non-exempt equity issuances at a price per share lower than the initial exercise price of $5.80 per share, or the Base Share Price. This anti-dilution price protection adjustment does not apply to a Qualified Offering. The offering being made hereby is intended to qualify as a Qualified Offering.

Possible Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire our company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Classified Board

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our board of directors is divided into three classes. The directors designated as Class I directors have terms expiring at the annual meeting of stockholders in 2020. The directors designated as Class II directors will have terms expiring at the annual meeting of stockholders in 2018, and the directors designated as Class III directors will have terms expiring at the annual meeting of stockholders in 2019. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Removal of Directors

Our amended and restated bylaws provide that our stockholders may only remove our directors with cause.

Amendment

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the affirmative vote of the holders of at least 75% of our voting stock then outstanding is required to amend certain provisions relating to the number, term, election and removal of our directors, the filling of our board vacancies, stockholder notice procedures, the calling of special meetings of stockholders and the indemnification of directors. Further, any amendments of our Bylaws must be approved by our stockholders as our amended and restated certificate of incorporation does not authorize our board of directors to amend our Bylaws.

Size of Board and Vacancies

Our amended and restated bylaws provide that the number of directors on our board of directors is fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our board of directors then in office, provided that a majority of the entire board of directors, or a quorum, is present and any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that only the Chairman of our board of directors, our Chief Executive Officer or our board of directors pursuant to a resolution adopted by a majority of the total number of directors we would have if there were no vacancies may call special meetings of our stockholders.

Stockholder Action by Unanimous Written Consent

Our amended and restated certificate of incorporation expressly eliminates the right of our stockholders to act by written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws provide advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of board of directors or a committee of our board of directors.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Undesignated Preferred Stock

The authority that is possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest, or otherwise by making it more difficult or costlier to obtain control of our company. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

The above provisions may deter a hostile takeover or delay a change in control or management of our company.

Transfer Agent and Registrar

The transfer agent and registrar for our capital stock is Computershare Trust Company, N.A. Its address is 250 Royall Street, Canton, MA 02021. Its telephone number is (201) 680-4503.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering (i) 6,845,000 shares of our common stock and pre-funded warrants to purchase up to an aggregate of 4,675,000 shares of our common stock and (ii) common warrants to purchase up to an aggregate of 11,520,000 shares of our common stock. Each share of common stock and pre-funded warrant is being sold together with a common warrant to purchase one share of common stock. The shares of common stock, pre-funded warrants, and accompanying common warrants will be issued separately. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded and common warrants offered hereby.

Common Stock

The material terms and provisions of our common stock and each other class of our securities that qualifies or limits our common stock are described in the section entitled “Description of Capital Stock” beginning on page 124 of this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.0001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The pre-funded warrants will be issued separately from the accompanying common warrants, and may be transferred separately immediately thereafter.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Common Warrants

The following summary of certain terms and provisions of the common warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of common warrant for a complete description of the terms and conditions of the common warrants.

Duration and Exercise Price

Each common warrant offered hereby will have an initial exercise price per share equal to $2.10 per share. The common warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The common warrants will be issued separately from the common stock and pre-funded warrants, and may be transferred separately immediately thereafter. A common warrant to purchase one share of our common stock or pre-funded warrant will be issued for every one share of common stock purchased in this offering.

Exercisability

The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’

prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants. No fractional shares of common stock will be issued in connection with the exercise of a common warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Cashless Exercise

If, at the time a holder exercises its common warrants, a registration statement registering the issuance of the shares of common stock underlying the common warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the common warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction which is approved by our Board (but not in a fundamental transaction which is not approved by our Board), the holders of the common warrants have the right to require us or a successor entity to redeem the common warrant for the consideration paid in the fundamental transaction in the amount of the Black Scholes value of the unexercised portion of the common warrant on the date of the consummation of the fundamental transaction.

Transferability

Subject to applicable laws, a common warrant may be transferred at the option of the holder upon surrender of the common warrant together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the common warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the common warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the common warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their common warrants.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information relating to the beneficial ownership of our common stock as of June 30, 2018, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors and each nominee for director;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is based upon 7,383,509 shares of common stock issued and outstanding as of June 30, 2018 and determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, we believe that the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. Shares of common stock issuable upon vesting of outstanding equity awards that are exercisable or subject to vesting within 60 days after June 30, 2018 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the awards but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

As otherwise noted below, the address for persons listed in the table is c/o SELLAS Life Sciences Group, Inc., 315 Madison Avenue, 4th Floor, New York, New York, 10017.

Name of Beneficial Owner	Number	Percentage of Shares Beneficially Owned
Five Percent Stockholders (other than directors and officers):
Equilibria Capital Management and affiliates(1)	3,056,336	39.7%
Named Executive Officers and Directors:
Angelos M. Stergiou, M.D., Sc.D., h.c., President, Chief Executive Officer and Director	450,135	6.1%
Gene Mack, Chief Financial Officer	0	*
Nicolas J. Sarlis, M.D., Ph.D., FACP Chief Medical Officer	0	*
Barbara A. Wood, General Counsel and Corporate Secretary	0	*
Jane Wasman, Chairman of the Board(2)	1,527	*
Stephen Ghighlieri, Director(2)	2,113	*
Fabio López, Director(3)	3,052,993	39.6%
David L. Scheinberg, M.D., Ph.D., Director(2)	1,527	*
Robert Van Nostrand, Director(2)	1,527	*
John Varian, Director(2)	1,527	*
Bijan Nejadnik, M.D., Former Chief Medical Officer((2)	519	*
Thomas Knapp, Former Interim General Counsel((2)	755	*
Aleksey Krylov, Former Interim Chief Financial Officer	0	*
Mark W. Schwartz, Former President and Chief Executive Officer(5)	0	*
Gregory M. Torre, Ph.D., J.D., Former Chief Regulatory Officer(4)	30,000	*
All current executive officers and directors as a group (10 persons)	3,541,349	45.9%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding.

(1)	Includes (i) 149,766 shares held of record by Equilibria Capital Management Limited, a Bermuda limited liability company (“Equilibria”), (ii) 676,324 shares held of record by EQC Private Markets SAC Fund Ltd—EQC Biotech Sely I Fund, a Bermuda mutual fund company (“Sely I”), and 316,163 shares issuable upon exercise of warrants to purchase Common Stock held by Sely I, (iii) 1,521,863 shares held of record by EQC Private Markets SAC Fund II Ltd—EQC Biotech Sely S Fund, a Bermuda mutual fund company (“Sely S”), (iv) 325,799 shares held of record by EQC Private Markets SAC Fund Ltd—EQC Biotech Sely II Fund, Bermuda mutual fund company “Selly II”), (v) 58,208 shares held of record by EQC Private Markets II SAC Fund Ltd—EQC Biotech Sely III Fund, a Bermuda mutual fund company (“Sely III”), (vi) 3,343 shares held by Varibobi Financial Holdings Limited, a Cyprus limited liability company (“Varibobi”), (vii) 1,527 shares issuable upon the exercise of options held by Mr. Lopez and (viii) 3,343 shares held by Daniel Tafur. Sely I, Sely S, Sely lI and Sely III are referred to collectively as the “EQC Funds”. Equilibria is the investment manager of each of the EQC Funds and may be deemed to beneficially own the shares of Common Stock held by the EQC Funds. Varibobi is an owner of Equilibria and may be deemed to beneficially own the shares held by Equilibria and the EQC Funds. Fabio López is the owner of Varibobi and the chief executive officer, a director and owner of Equilibria and may be deemed to be the indirect beneficial owner of the shares of Common Stock owned by Equilibria and the EQC Funds. Mr. Tafur is chief investment officer, founder and board member of Equilibria and may be deemed to be the indirect beneficial owner of shares of Common Stock beneficially owned by Equilibria. Varibobi, Mr. López and Mr. Tafur each disclaim such beneficial ownership, except to the extent of its or his pecuniary interest in such shares. The principal business address of Equilibria is O’Hara House, One Bermudiana Road, Hamilton, HM08.
(2)	Represents shares subject to options.
(3)	Includes (i) 3,343 shares held by Varibobi, (ii) 1,527 shares issuable upon the exercise of options with vesting dates on April 13, 2018, May 13, 2018 and June 13, 2018, and (iii) 3,048,123 shares beneficially owned by entities affiliated with Equilibria. Does not include 3,343 shares owned by Mr. Tafur. Mr. López is the owner of Varibobi, and the chief executive officer, a director and owner of Equilibria, and may be deemed to be the indirect beneficial owner of the shares of Common Stock owned by Equilibria. Mr. López disclaims such beneficial ownership, except to the extent of his pecuniary interest in such shares.
(4)	Dr. Torre’s employment was terminated by mutual agreement effective April 27, 2018. Pursuant to the Company’s 2017 Equity Incentive Plan (the “Plan”) and notwithstanding anything to the contrary in the Plan and the stock option grant, if Dr. Torre fully complies with his obligations under the mutually agreed upon separation agreement, then any unvested options granted under the Plan shall accelerate and shall be considered vested and exercisable in full as of the separation date. Dr. Torre’s rights to exercise his options as to any vested shares will be as set forth in the Plan.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF COMMON STOCK AND WARRANTS

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock and the pre-funded warrants and the acquisition, ownership, exercise, expiration or disposition of the common warrants, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, estate or gift tax, the 3.8% Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to a holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or government organizations;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock;

•	certain U.S. expatriates, citizens or former long-term residents of the United States;

•	persons who hold our common stock, pre-funded warrants or common warrants as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, other integrated investment, or other risk reduction transaction;

•	persons who do not hold our common stock, pre-funded warrants and common warrants as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

•	persons deemed to sell our common stock, pre-funded warrants and common warrants under the constructive sale provisions of the Code;

•	pension plans;

•	partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or investors in any such entities;

•	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

•	integral parts or controlled entities of foreign sovereigns;

•	controlled foreign corporations;

•	passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; or

•	persons that acquire our common stock, pre-funded warrants or common warrants as compensation for services.

In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our common stock, pre-funded warrants or common warrants, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock, pre-funded warrants or common warrants, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our common stock, pre-funded warrants or common warrants.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock, pre-funded warrants or common warrants arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Definition of a U.S. Holder

For purposes of this summary, a “U.S. Holder” is any beneficial owner of our common stock, pre-funded warrants or common warrants that is a “U.S. person,” and is not a partnership, or an entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our common stock, pre-funded warrants or common warrants that is not a U.S. Holder or a partnership, or other entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes.

Treatment of Pre-funded Warrants

Although it is not entirely free from doubt, a pre-funded warrant should be treated as a share of our common stock for U.S. federal income tax purposes and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the share of common stock received. Similarly, the tax basis of the pre-funded warrant should carry over to the share of common stock received upon exercise, increased by the exercise price of $0.0001. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Allocation of Purchase Price

For U.S. federal income tax purposes, each share of our common stock and the associated common warrant and each pre-funded warrant and the associated common warrant should be treated for U.S. federal income tax purposes as an investment unit consisting of one share of common stock and one common warrant. Each holder must allocate the purchase price of such unit between each share of common stock or pre-funded warrant, as applicable, and the common warrant based on the relative fair market value of each at the time of issuance. The price allocated to each share of common stock, pre-funded warrant and common warrant generally will be the holder’s tax basis in such share or warrant, as the case may be.

Tax Consequences to U.S. Holders

Distributions on Common Stock

As discussed above under “Market Price and Dividend Information – Dividend Policy,” we do not currently expect to make distributions on our common stock. In the event that we do make distributions of cash or other property, distributions paid on common stock, other than certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

Constructive Dividends on Common Warrants

If we were to pay a taxable dividend to our shareholders and, in accordance with the anti-dilution provisions of the common warrants, the exercise price of the common warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a U.S. Holder of the common warrants to the extent of our current or accumulated earnings and profits, notwithstanding the fact that the U.S. Holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make adjustments), that adjustment may also result in the deemed payment of a taxable dividend to a U.S. Holder. U.S. Holders should consult their tax advisers regarding the proper treatment of any adjustments to the common warrants.

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of common stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Sale or Other Disposition, Exercise or Expiration of Common Warrants

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of a common warrant (other than by exercise) will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the warrant for more than one year at the time of the sale or other disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common warrant disposed of and the amount realized on the disposition.

In general, a U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a common warrant by payment of the exercise price, except to the extent of cash paid in lieu of a fractional share. A U.S.

Holder’s tax basis in a share of common stock received upon exercise will be equal to the sum of (1) the U.S. Holder’s tax basis in the common warrant and (2) the exercise price of the common warrant. A U.S. Holder’s holding period in the stock received upon exercise will commence on the day or the day after such U.S. Holder exercises the common warrant. No discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a common warrant on a cashless basis, and U.S. Holders are urged to consult their tax advisors as to the exercise of a common warrant on a cashless basis.

If a common warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in the common warrant. This loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in the common warrant is more than one year. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

Distributions

As discussed in the section entitled “Market Price and Dividend Information—Dividend Policy,” we do not anticipate paying any dividends on our common stock in the foreseeable future. If we make distributions on our common stock or constructive dividends on our common warrants (as described above under “Constructive Dividends on Common Warrants”), those payments will constitute dividends for U.S. federal income tax purposes to the extent we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our common stock or common warrants, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under the “—Gain on Sale or Other Disposition of Common Stock or Common Warrants” section. Any such distributions would be subject to the discussions below regarding back-up withholding and Foreign Account Tax Compliance Act, or FATCA.

Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with an IRS Form W-8BEN (generally including a U.S. taxpayer identification number), IRS Form W-8 BEN-E or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and that are not eligible for relief from U.S. (net basis) income tax under an applicable income tax treaty, generally are exempt from the (gross basis) withholding tax described above. To obtain this exemption from withholding tax, the Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8ECI or successor form or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, if not eligible for relief under a tax treaty, would not be subject to a withholding tax, but would be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits and if, in addition, the Non-U.S. Holder is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

In the case of any constructive dividend (as described above under “—Tax Consequences to U.S. Holders—Constructive Dividends on Common Warrants”), it is possible that the U.S. federal tax on the constructive dividend would be withheld from shares of common stock, sales proceeds subsequently paid or credited, or other amounts payable or distributable to a Non-U.S. Holder. Non-U.S. Holders who are subject to withholding tax under such circumstances should consult their tax advisers as to whether it can obtain a refund for all or a portion of the withholding tax.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts withheld if you timely file an appropriate claim for refund with the IRS.

Exercise or Expiration of Common Warrants

In general, a Non-U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a common warrant by payment of the exercise price, except to the extent of cash paid in lieu of a fractional share. However, no discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a common warrant on a cashless basis, and Non-U.S. Holders are urged to consult their tax advisors as to the exercise of a common warrant on a cashless basis.

If a common warrant expires without being exercised, a Non-U.S. Holder that is engaged in a U.S. trade or business to which any income from the common warrant would be effectively connected or who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the expiration occurs (and certain other conditions are met) will recognize a capital loss in an amount equal to such Non-U.S. Holder’s tax basis in the common warrant.

Gain on Sale or Other Disposition of Common Stock or Common Warrants

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock or common warrants unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and not eligible for relief under an applicable income tax treaty, in which case the Non-U.S. Holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a Non-U.S. Holder that is a corporation, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items;

•	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) (subject to applicable income tax or other treaties); or

•

we are a “U.S. real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our common stock or common warrants. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to United States federal income tax if (A) in the case of our common stock, (a) shares of our common stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, and (b) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the shares of our common stock throughout the five-year period ending on the date of the sale or exchange; and (B) in the case of our common warrants, either (a)(i) shares of our common stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, (ii) our common warrants are not considered regularly traded on an established securities market and (iii) the Non-U.S. Holder does not own, actually or constructively, common warrants with a fair market value greater than the fair market value of 5% of the shares of our common stock, determined as of the date that such Non-U.S. Holder acquired its common warrants, or (b)(i) our common warrants are considered regularly traded on an established securities market, and (ii) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of our common warrants throughout the five-year period ending on the date of the sale or exchange. Our common warrants are not expected to be regularly traded on an established securities market. If the foregoing exception does not apply, such Non-U.S. Holder’s proceeds received on the disposition of shares will generally be subject to withholding at a rate of 15% and such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with distributions on common stock or constructive dividends on common warrants, and the proceeds of a sale or other disposition of common stock or common warrants. A non-exempt U.S. Holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person (within the meaning of the Code). The certification requirements generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on the applicable IRS Form (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. Person. Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of distributions on common stock or constructive dividends on common warrants paid to a Non-U.S. Holder, and the amount of any U.S. federal tax withheld therefrom, must be reported annually to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Payment of the proceeds of the sale or other disposition of common stock or common warrants to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of common stock or common warrants to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

FATCA imposes withholding tax on certain types of payments made to foreign financial institutions and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or, on or after January 1, 2019, gross proceeds from the sale or other disposition of, our common stock or common warrants paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Department of the Treasury. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock or common warrants, and the possible impact of these rules on the entities through which they hold our common stock or common warrants, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock or common warrants, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Underwriting

Cantor Fitzgerald & Co. and Oppenheimer & Co. Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally and not jointly agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of our common stock and pre-funded warrants and accompanying common warrants set forth opposite the underwriter’s name.

Underwriter	Number of Shares	Number of Pre-funded Warrants	Number of Accompanying Common Warrants
Cantor Fitzgerald & Co.	3,251,375	2,220,625	5,472,000
Oppenheimer & Co. Inc.	3,251,375	2,220,625	5,472,000
Maxim Group, LLC	342,250	233,750	576,000

Total	6,845,000	4,675,000	11,520,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of our common stock and pre-funded warrants and accompanying common warrants included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares of our common stock and pre-funded warrants and accompanying common warrants if they purchase any of the shares of our common stock and pre-funded warrants and accompanying common warrants.

Shares of our common stock and pre-funded warrants and the accompanying common warrants sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares of our common stock and pre-funded warrants and accompanying common warrants sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $0.0882 per share. If all the shares of our common stock and pre-funded warrants and accompanying common warrants are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

Underwriting discounts and commissions

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

Paid by the Company
Per share	$0.1463
Per pre-funded warrant	$0.1463
Per warrant	$0.0007
Total per share and accompanying common warrant	$0.1470
Total per pre-funded warrant and accompanying common warrant	$0.1470

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Lock-Ups

We, our officers and directors, certain entities affiliated with Equilibria Capital Management, our largest stockholder, and certain of our other significant stockholders have agreed that, subject to certain exceptions, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of the Representatives, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. The Representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Nasdaq Capital Market Listing

The shares are listed on the Nasdaq Capital Market under the symbol “SLS.” There is no established public trading market for the pre-funded warrants or the common warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the pre-funded warrants or the common warrants on any national securities exchange.

Expenses and Reimbursements

We estimate that our portion of the total expenses of this offering will be $850,000. We have agreed to reimburse the underwriters up to $200,000 for certain fees and expenses of the underwriters’ counsel.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, and stabilizing purchases.

•	“Naked” short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	Covering transactions involve purchases of shares in the open market in order to cover short positions.

•	To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the shares on the Nasdaq Capital Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus supplement or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of common stock may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The underwriters may arrange to sell the common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of our common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our common shares may be made at any time under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common shares to be offered so as to enable an investor to decide to purchase our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended), including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Cooley LLP. Gibson Dunn & Crutcher LLP, New York, New York is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of SELLAS Life Sciences Group, Inc. as of December 31, 2017, and for the year then ended, the adjustments to apply the effects of the retrospective change resulting from the reverse merger and the stock split in the 2016 consolidated financial statements described in note 1, and the presentation of the total and net loss per share information in the 2016 consolidated financial statements described in note 3, included in the Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The audit report of Moss Adams LLP contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has a net capital deficiency that raise substantial doubt about the Company’s ability to continue as a going concern. The December 31, 2017 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The consolidated financial statements of SELLAS Life Sciences Group Inc. as of December 31, 2016 and for the year then ended, incorporated by reference herein, include the effects of retrospective changes resulting from the merger described in Note 1 to the consolidated financial statements, and the addition of net loss per share information as described in Note 3 to the consolidated financial statements. KPMG Audit Limited, an independent registered public accounting firm, audited the consolidated financial statements of SELLAS Life Sciences Group Ltd as of December 31, 2016 and for the year then ended, before the effects of the retrospective changes and the addition of net loss per share information, which financial statements are not incorporated by reference herein. Moss Adams LLP, an independent registered public accounting firm, audited such retrospective changes and the net loss per share information. The consolidated financial statements of SELLAS Life Sciences Group Inc. as of December 31, 2016 and for the year then ended, have been incorporated by reference herein in reliance upon the report of (1) KPMG Audit Limited, solely with respect to the consolidated financial statements of SELLAS Life Sciences Group Ltd before the effects of the retrospective changes resulting from the merger and the addition of net loss per share information, and (2) Moss Adams LLP, solely with respect to the retrospective changes and the net loss per share information, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The audit report of KPMG Audit Limited covering the December 31, 2016 consolidated financial statements of SELLAS Life Sciences Group Ltd and subsidiaries contains an explanatory paragraph that states the Company has suffered recurring losses since its inception that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SELLAS Life Sciences Group, Inc. has agreed to indemnify and hold KPMG Audit Limited harmless from and against any and all legal costs and expenses incurred by KPMG Audit Limited in successful defense of any legal action or proceeding that arises as a result of KPMG Audit Limited’s consent to the inclusion (or incorporation by reference) of its audit report on the SELLAS Life Sciences Group Ltd.’s financial statements as of December 31, 2016 and for the year then ended included (or incorporated by reference) in this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the offer and sale of our securities under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities offered under this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including SELLAS Life Sciences Group, Inc. The SEC’s Internet site can be found at www.sec.gov. We maintain a website at www.sellaslife.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-33958):

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 13, 2018;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017 from our definitive proxy statement relating to our 2018 Annual Meeting of Stockholders, filed with the SEC on April 30, 2018;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2018, filed with the SEC on May 15, 2018;

•	our Current Reports on Form 8-K, filed with the SEC on January 5, 2018 (as amended on January 11, 2018) (but excluding exhibits 99.4 and 99.5 thereto), January 18, 2018, February 12, 2018, February 20, 2018, February 27, 2018, March 12, 2018 (as amended April 2, 2018 and further amended April 13, 2018), March 19, 2018, April 10, 2018, April 20, 2018, April 24, 2018, April 26, 2018, May 2, 2018, May 24, 2018, June 1, 2018 and June 13, 2018; and

•	the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on February 8, 2008, as amended on February 12, 2008, including any further amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to SELLAS Life Sciences Group, Inc., Attention: Corporate Secretary, 315 Madison Avenue, 4th Floor, New York, New York 10017. Our phone number is (917) 438-4353.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

6,845,000 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 4,675,000 Shares of Common Stock

Warrants to Purchase up to 11,520,000 Shares of Common Stock

P R O S P E C T U S

Joint Book-Running Managers

CANTOR	OPPENHEIMER & CO.

Lead Manager

MAXIM GROUP LLC

July 12, 2018